Exhibit 10.1
Execution Version

SHARE PURCHASE AGREEMENT
with respect to the acquisition of all the shares in the capital of
QUAZE TECHNOLOGIES INC.

Dated as of March 30, 2026

TABLE OF CONTENTS
Page
1.1    Definitions    2
1.2    Accounting Principles    2
1.3    Actions on Non-Business Days    2
1.4    Currency and Payment Obligations    2
1.5    Calculation of Time    2
1.6    Knowledge    3
1.7    Construction    3
1.8    Additional Rules of Interpretation    3
1.9    Disclosure Schedules and Disclosure    4
1.10    Annex, Schedules and Exhibits    4
ARTICLE 2 PURCHASE OF TARGET SHARES    5
2.1    Purchase and Sale    5
2.2    Amount of Purchase Price    5
2.3    Holdback Amount    5
2.4    Closing Certificate    6
2.5    Satisfaction of Estimated Closing Consideration Amount and Related Amounts    6
2.6    Preparation of Closing Statement    7
2.7    Closing Statement Dispute Settlement    7
2.8    Payment on Adjustment Date    9
2.9    Earnout Payment.    10
2.10    Withholding    15
2.11    Pre-Closing Reorganization; Termination of Options    15
2.12    Fractional Shares    16
2.13    Lock-Up and Restrictions on Red Cat Stock    16
2.14    Stock Consideration Requirements and Maximum    16
2.15    Replacement Target Shares    17
ARTICLE 3 REPRESENTATIONS AND WARRANTIES    17
3.1    Representations and Warranties of the Vendors    17
3.2    Representations and Warranties of the Purchaser and Red Cat    50
3.3    No Waiver    52
ARTICLE 4 CLOSING ARRANGEMENTS    52
4.1    Closing    52
4.2    Vendors’ Closing Deliveries    52

    - ii -
4.3    Purchaser’s Closing Deliveries    54
ARTICLE 5 CONDITIONS OF CLOSING    55
5.1    Condition to Obligations of All Parties    55
5.2    Condition to Obligations of the Purchaser    55
5.3    Condition to Obligations of the Vendors    56
5.4    Waiver of Conditions    57
ARTICLE 6 CERTAIN COVENANTS    57
6.1    Conduct of Business Prior to the Closing    57
6.2    Notification of Certain Matters    58
6.3    Access    59
6.4    Conduct of Business Prior to the Closing    59
6.5    Director and Officer Liability and Indemnification    59
6.6    Public Announcements    60
6.7    Regulatory Approvals    60
6.8    Transaction Personal Information    61
6.9    Earnout Period Covenants    61
6.10    Compliance    62
ARTICLE 7 TERMINATION    62
7.1    Termination    62
7.2    Effect of Termination    63
ARTICLE 8 INDEMNIFICATION    63
8.1    Survival of Representations, Warranties, Covenants and Agreements    63
8.2    Indemnification by the Vendor Parties    64
8.3    Indemnification by the Purchaser and Red Cat    66
8.4    Limitations on Indemnification    66
8.5    Procedures for Third-Party Claims    67
8.6    Procedures for Inter-Party Claims    68
8.7    Payment of Losses    69
8.8    Indemnity Holdback Release and Issuances    70
8.9    Knowledge of Purchaser Indemnified Parties    71
8.10    No Circular Recovery    71
8.11    Treatment of Indemnity Payments    72
8.12    Mitigation    72
8.13    Agency for Non-Parties    72
8.14    Net of Recoveries; No Double Recovery.    72

    - iii -
ARTICLE 9 TAX MATTERS    73
9.1    Preparation of Tax Returns    73
9.2    Tax Indemnification Events    74
9.3    Elections and Covenants    75
ARTICLE 10 VENDORS’ REPRESENTATIVE    77
10.1    Appointment of Vendors’ Representative    77
10.2    Authority    77
10.3    Reliance    78
10.4    Actions by Vendors    78
10.5    Indemnification of Vendors’ Representative    78
10.6    Replacement    78
10.7    Survival    79
ARTICLE 11 GENERAL    79
11.1    Expenses    79
11.2    Notices    79
11.3    Time of Essence    80
11.4    Further Assurances    80
11.5    Entire Agreement    80
11.6    Amendment    81
11.7    Waiver    81
11.8    Severability    81
11.9    Remedies    81
11.10    Attornment    81
11.11    Governing Law    81
11.12    Successors and Assigns; Assignment    82
11.13    Third-Party Beneficiaries    82
11.14    Counterparts    82
11.15    Language    82
ANNEX A DEFINITIONS    88
EXHIBIT A EXAMPLE OF NET WORKING CAPITAL CALCULATION    112
EXHIBIT B VENDORS’ RELEASE    113
EXHIBIT C RESTRICTIVE COVENANTS AGREEMENTS    114
EXHIBIT D LOCK-UP AGREEMENT    115
EXHIBIT E PRE-CLOSING REORGANIZATION    116

    - iv -

SHARE PURCHASE AGREEMENT
This Share Purchase Agreement dated as of March 30, 2026 is made
BY AND AMONG:    each Person listed on the signature page hereto as an “Initial Holder”;
AND:    each Person listed on the signature hereto as a “Principal”;
AND:    each Person listed on the signature page hereto as an “Option Holder”;
AND:    PHILIPPE BOULANGER, an individual domiciled and residing in 202-445, rue René-Boileau, St-Jean-sur-Richelieu, QC J3B 0H2, in his capacity as the Vendors’ Representative (as defined below);
AND:    9563-4747 QUÉBEC INC., a corporation formed under the Laws of the Province of Quebec (the “Purchaser”);
AND:    RED CAT HOLDINGS, INC., a corporation existing under the Laws of the State of Nevada (“Red Cat”).
RECITALS
WHEREAS the Initial Holders are the registered and beneficial owners of all of the issued and outstanding shares in the capital of Quaze Technologies Inc. (the “Target”) as of the date of this Agreement;
WHEREAS the Option Holders are the sole holders of Options as of the date of this Agreement and shall acquire shares in the capital of the Target upon exercise of such Options on or before the Closing Date in accordance with the Pre-Closing Reorganization;
WHEREAS at the Closing, the Initial Holders, the Option Holders and each Person who shall become a Vendor in accordance with Section 2.11(2) (collectively, the “Vendors”) shall be the registered and beneficial owners of all of the issued and outstanding shares in the capital of the Target at the Closing (the “Target Shares”);
WHEREAS as conditions and material inducements to the execution of this Agreement by Purchaser, each Key Employee has agreed to enter into an employment agreement with the Target (each, a “Key Employment Agreement”) and each Vendor and such Vendor’s Principal (if applicable) has agreed to enter into a restrictive covenants agreement with the Purchaser substantially in the form of Exhibit C hereto (each, a “Restrictive Covenants Agreement”) at the Closing; and
WHEREAS the Purchaser is willing to purchase, and the Vendors are willing to sell, the Target Shares on, and subject to, the terms and conditions contained in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each Party (as defined below), the Parties hereby agree as follows:
Annex A
INTERPRETATION
1.1Definitions
In this Agreement, capitalized terms shall have the respective meanings ascribed thereto in Annex A.
1.2Accounting Principles
Whenever in this Agreement reference is made to “Applicable Accounting Standard”, such reference shall be deemed to be GAAP applicable as at the date on which a calculation is made or an action is taken, applied in a manner consistent with those standards used in the preparation of the Annual Financial Statements for the year ended July 31, 2025.
1.3Actions on Non-Business Days
If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.
1.4Currency and Payment Obligations
Except as otherwise expressly provided in this Agreement:
(1)all references to “dollars” or “$” in this Agreement are to the lawful currency of the United States;
(2)all references to “Canadian dollars” or “C$” in this Agreement are to the lawful currency of Canada;
(3)for purposes of translating an amount denominated in a currency other than United States dollars into United States dollars as of a specified date, such amount shall be determined using the average closing mid-point rate for exchanges between such currency and United States dollars quoted by Bloomberg, L.P. (or its equivalent successor if such service is not available) for the trading day immediately preceding such date; and
(4)any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, by cash, by certified cheque or by any other method that provides immediately available funds.
1.5Calculation of Time
In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Eastern Time) on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. (Eastern Time) on the next succeeding Business Day.

1.6Knowledge
Where any representation, warranty or other statement in this Agreement is expressed to be made by the Vendors to their knowledge or is otherwise expressed to be limited in scope to facts or matters known to any of the Vendors or of which any of the Vendors is aware with respect to the Target, it shall mean the actual knowledge of Xavier Bidaut, Philippe Boulanger and Francis Roy after conducting a reasonably comprehensive investigation regarding the matter in question, including inquiry of the Persons having primary responsibility such matters and review of the relevant Books and Records.
1.7Construction
The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit, or restrict in any manner the construction of the general statement to which it relates. The fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which a Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, covenant or agreement.
1.8Additional Rules of Interpretation
(1)Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.
(2)Headings and Table of Contents. The inclusion in this Agreement of headings of articles and sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.
(3)Section References. Unless the context requires otherwise, references in this Agreement to articles, sections, schedules, annexes or exhibits are to articles or sections of, and schedules, annexes or exhibits to, this Agreement.
(4)Words of Inclusion. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.
(5)References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular section or portion of it.
(6)Statute References. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.
(7)Document References. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules, annexes and exhibits attached thereto.
1.9Disclosure Schedules and Disclosure
The information set forth in each section or subsection of the disclosure schedules (the “Disclosure Schedules”) shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Parties set forth in the corresponding section or subsection of this Agreement and any other section or subsection, but only to the extent that it is expressly stated in the disclosure that it applies to such other section or subsection. Any reference to documents or agreements having been disclosed, delivered to or made available to the Purchaser shall mean that such documents or agreements were posted to the “Project Quick” online data room hosted by DropBox (the “Data Room”) as of 5:00 p.m. (Eastern Time) at least three (3) Business Days prior to the date of this Agreement.
1.10Annex, Schedules and Exhibits
The following are the annex, schedules and exhibits attached to and incorporated in this Agreement by reference and deemed to be a part hereof:
ANNEX

Annex A	Definitions
EXHIBITS

Exhibit A	Example of Net Working Capital Calculation
Exhibit B Exhibit C	Vendors’ Release Restrictive Covenants Agreement
Exhibit D	Lock-Up Agreement
Exhibit E	Pre-Closing Reorganization
SCHEDULES

Schedule 3.1(2)	Residence of the Vendors
Schedule 3.1(5)	Ownership of Target Shares; Capitalization
Schedule 3.1(6)	Organization and Authorization of the Target
Schedule 3.1(11) Schedule 3.1(13)	Financial Statements Title to and Sufficiency of Assets
Schedule 3.1(14)	Privacy Laws
Schedule 3.1(15)	Movable Property
Schedule 3.1(16)	Leased Premises

Schedule 3.1(17)	Movable Property Leases
Schedule 3.1(18)	Contracts
Schedule 3.1(19)	Receivables
Schedule 3.1(20)	Inventories
Schedule 3.1(21)	Intellectual Property
Schedule 3.1(22)	Computer Systems
Schedule 3.1(23)	Licences and Compliance with Applicable Law
Schedule 3.1(25)	Small Business Status
Schedule 3.1(26)	Undisclosed Liabilities
Schedule 3.1(28)	Banking Information
Schedule 3.1(29)	Regulatory Approvals
Schedule 3.1(31)	Legal Proceedings and Orders
Schedule 3.1(32)(f)	Environmental Matters
Schedule 3.1(33)	Employment Matters
Schedule 3.1(34)	Employee Benefit Plans
Schedule 3.1(35)	Customers and Suppliers
Schedule 3.1(36)	Transactions with Affiliates et Al
Schedule 3.1(37)	Products and Services
Schedule 3.1(38)	Insurance
Schedule 3.1(39)	Tax Matters
Schedule 3.1(41)	Absence of Certain Changes or Events
Schedule 3.1(43)	Commissions
Schedule 3.1(44)	Guarantees, Performance Bonds and Liabilities
Schedule 3.1(45)(a)	Accredited Investor/U.S. Persons

Schedule 3.1(46)	Government Contracts and Bids
Schedule 4.2(b)	Required Approvals and Notices
Schedule 4.2(h)	Prepayment or Repayment of All Indebtedness

Unless the context otherwise requires, words and expressions defined in this Agreement shall have the same respective meanings in the Schedules and the interpretation provisions set out in this Agreement apply to the Schedules. Unless the context otherwise requires, or a contrary intention appears, references in the Schedules to a designated article, section or other subdivision refer to the article, section or other subdivision, respectively, of this Agreement.
Annex B
PURCHASE OF TARGET SHARES
1.1Purchase and Sale
At the Closing Time, on and subject to the terms and conditions of this Agreement, the Vendors shall sell to the Purchaser, and the Purchaser shall purchase from the Vendors, all of the Target Shares respectively owned by such Vendors.
1.2Amount of Purchase Price
Subject to adjustment pursuant to this Article 2, the aggregate purchase price payable by the Purchaser to the Vendors for the Target Shares (the “Purchase Price”) shall be equal to (a) the Adjusted Closing Consideration Amount plus (b) any Earnout Payment.
1.3Holdback Amount
The Vendors hereby authorize and instruct the Purchaser to hold back from the consideration otherwise payable to the Vendors at the Closing the Adjustment Holdback Amount and the Indemnity Holdback Amount in order to support the Vendors’ payment obligations under Section 2.8 and indemnification obligations under Article 8, respectively, and to defer the issuance by Red Cat, and the delivery by Purchaser, of a number of shares of Red Cat Stock equal to the quotient of the Holdback Amount divided by the Red Cat Stock Closing Share Value, the issuance and the delivery of such shares being contingent upon the conditions set forth in Section 2.8 and Article 8.
1.4Closing Certificate
No later than five (5) Business Days prior to the Closing Date, the Vendors’ Representative shall deliver to the Purchaser a certificate in form and substance reasonably acceptable to the Purchaser (the “Closing Certificate”), setting forth (i) the Vendors’ good faith estimates of (A) the estimated balance sheet of the Target as of the Measurement Time prepared in accordance with the Applicable Accounting Standard, (B) the Closing Cash (the “Estimated Closing Cash”), (C) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (D) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (E) the aggregate amount of Transaction Expenses unpaid as of immediately prior to the Closing (the “Estimated Closing Transaction Expenses”) and (F) the resulting Estimated Closing Consideration Amount, (ii) the name, email address and physical address of each Vendor, (iii) the number, class and series of shares of Target Shares held by each Vendor,

(iv) the Pro Rata Percentage, the Adjusted Pro Rata Percentage and the Indemnity Pro Rata Percentage for each Vendor, and (v) the portion of the Estimated Closing Consideration Amount (if any) each Vendor shall receive at the Closing (the immediately preceding clauses (ii) through (v) collectively, the “Target Waterfall”), and (vii) wire transfer instructions for (x) the account of the Vendors to which the Purchaser shall, subject to the terms and conditions of this Agreement, deliver cash in lieu of shares of Red Cat Stock payable to the Vendors at the Closing pursuant to Section 2.12, and (y) the accounts of any payees of Transaction Expenses or Indebtedness and the applicable payoff amount for each payee. The Parties acknowledge that the amounts set forth in the Closing Certificate under clause (i) are estimates only prepared in good faith and are subject to adjustment in accordance with Section 2.8, and no inaccuracy in such estimates, in and of itself, shall constitute a breach of any representation or warranty. Concurrently with delivery of the Closing Certificate, the Vendors’ Representative shall also deliver to the Purchaser, in such detail as is reasonably acceptable to the Purchaser, all information reasonably available to the Target on which the calculations reflected in the Closing Certificate are based. The Parties agree that the Purchaser shall be entitled to rely on the Closing Certificate in making payments at the Closing and the Purchaser shall not be responsible for the calculations or the determinations regarding such calculations in the Closing Certificate.
1.5Satisfaction of Estimated Closing Consideration Amount and Related Amounts
The Purchaser shall satisfy the Estimated Closing Consideration Amount and make other payments on the Closing Date set forth in this Section 2.5.
(1)Cash Payments. The Purchaser shall pay:
(i)to the Target, as a non-interest bearing loan to Target, an amount equal to the Estimated Closing Transaction Expenses, for distribution, on behalf of the Target, to those Persons and in those amounts identified in the Closing Certificate; provided that any amounts properly treated as compensation for Tax purposes shall be paid through the Target’s payroll solely for the purpose of funding the payments described herein;
(ii)to the Target, as a non-interest bearing loan to Target, an amount equal to the Estimated Closing Indebtedness, for distribution, on behalf of the Target, to those Persons and in those amounts set forth in the payoff letters delivered to the Purchaser pursuant to Section 4.2(h) solely for the purpose of funding the payments described herein; and
(iii)to the Vendor’s Representative (for distribution to the applicable Vendors), an amount equal to the aggregate amount of cash payable pursuant to Section 2.12 to the applicable Vendors in lieu of fractional shares with respect to the shares described in Section 2.5(3).
(2)Amounts paid pursuant to Sections 2.5(1)(a) and 2.5(1)(b) shall be treated as having been taken into account in the determination of the Estimated Closing Consideration Amount and shall not give rise to any further payment obligation except as may result from the final determination under Section 2.8.
(3)Share Consideration. The Purchaser shall cause Red Cat to, and Red Cat shall, issue and deliver or cause to be delivered to each Vendor, a certificate or copy of book entries reflecting the issuance to such Vendor of a number of shares of Red Cat Stock equal to such

Vendors’ Pro Rata Percentage of the Estimated Closing Consideration, rounded down to the nearest whole share, with any fractional shares addressed in accordance with Section 2.12.
1.6Preparation of Closing Statement
(1)Closing Statement. Within one hundred and twenty (120) days after the Closing Date, the Purchaser shall prepare or cause to be prepared and deliver to the Vendors’ Representative a closing statement (the “Closing Statement”) setting forth a copy of the Closing Date Balance Sheet and the Purchaser’s determination of the following items (collectively, the “Closing Items”): (i) the Transaction Expenses, (ii) the Closing Indebtedness, (iii) the Closing Cash, (iv) the Closing Net Working Capital and (v) the resulting calculation of what the Adjusted Closing Consideration Amount would be using the Closing Items in the Closing Statement, in each case determined in accordance with Applicable Accounting Standard and, to the extent applicable, Exhibit A.
(2)Access to Records, etc. During the period from the date of delivery of the Closing Statement until the date no later than 30 days after delivery of the Closing Statement, the Purchaser shall give to the Vendors’ Representative and its Representatives such assistance and access to the working papers of the Purchaser and the Target in connection with the preparation of the Closing Statement as the Vendors’ Representative may reasonably request in order to enable it and its Representatives to reasonably assess the Closing Statement, during normal business hours, upon reasonable notice, in a manner that does not unreasonably interfere with the business and subject to customary confidentiality obligations.
1.7Closing Statement Dispute Settlement
If the Vendors’ Representative in good faith disagrees with Purchaser’s determination of any Closing Item, the Vendors’ Representative may, within thirty (30) days after delivery by Purchaser of the Closing Statement, deliver a written notice (the “Notice of Disagreement”) to the Purchaser setting forth in reasonable detail, (i) each item of dispute (each, an “Item of Dispute”), (ii) the dollar amount and the basis for each such Item of Dispute and (iii) the Vendors’ Representative’s calculation of each such Item of Dispute. If Purchaser does not receive a Notice of Disagreement within thirty (30) days after delivery by Purchaser of the Closing Statement, the Closing Items, as set forth in the Closing Statement, shall be conclusive and binding upon each of the Parties. If Purchaser receives a Notice of Disagreement from the Vendors’ Representative within thirty (30) days after delivery by Purchaser of the Closing Statement, the Purchaser and the Vendors’ Representative shall attempt in good faith to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Statement and Notice of Disagreement shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the thirtieth (30th) day after timely delivery by the Vendors’ Representative of the Notice of Disagreement, the Purchaser and the Vendors’ Representative shall (within five (5) Business Days following the end of such thirty (30)-day period) jointly retain an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any Party, or any Affiliate of either, and has not done so within the three (3) year-period prior thereto (the “Independent Accountants”) to resolve such remaining disagreement, it being understood that any item not included as an Item of Dispute in the Notice of Disagreement in the form delivered to the Independent Accountants shall be conclusive and binding upon each of the Parties as set forth on the Closing Statement. The Purchaser and the Vendors’ Representative shall request that the Independent Accountants render a determination as to each unresolved Item of Dispute as soon as practicable after their retention, and, in any event, within forty-five (45) days after their retention, and each of Purchaser, the Vendors’ Representative and each of their respective Representatives shall cooperate with the Independent Accountants, and shall provide the

Independent Accountants with reasonable access to their respective books, records, personnel and Representatives and such other information as the Independent Accountants may reasonably request, so as to enable them to make such determination as quickly and accurately as practicable. The Parties shall be entitled to provide written submissions to the Independent Accountants and to respond to the other Party’s submissions in accordance with procedures established by the Independent Accountants. The Independent Accountants shall consider only those items and amounts that were set forth in the Closing Statement and the Notice of Disagreement and that remain unresolved by Purchaser and the Vendors’ Representative, and in resolving any such unresolved Item of Dispute, the Independent Accountants may not assign a value to any such item greater than the greatest value for such item claimed by either Party nor less than the smallest value for such item claimed by either Party. In addition to the foregoing, any disputes regarding the dispute resolution process contemplated under this Section 2.7 shall also be submitted to the Independent Accountants. The Independent Accountants shall act as an expert, not as an arbitrator, in determining the Items of Dispute in the Notice of Disagreement. In making their determination(s), the Independent Accountants shall apply Applicable Accounting Standard and, to the extent applicable, Exhibit A. The Independent Accountants’ determination(s) shall be based upon the definitions of Transaction Expenses, Closing Indebtedness, Closing Cash and Closing Net Working Capital (as applicable) included herein. The Independent Accountants’ determination of each remaining Item of Dispute submitted to them shall be in writing, shall conform with this Section 2.7 and, absent manifest error, shall be conclusive and binding upon each of the Parties, and the Closing Statement shall be modified to the extent necessary to reflect such determination(s). The Independent Accountants shall allocate their fees, costs and expenses between Purchaser on the one hand, and the Vendors’ Representative, on behalf of the Vendors, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Person bears to the amount actually contested by such Person. Closing Indebtedness, Closing Transaction Expenses, Closing Cash, Closing Net Working Capital, in each case, as finally determined pursuant to this Section 2.7 are referred to herein as “Final Closing Indebtedness,” “Final Closing Transaction Expenses,” “Final Closing Cash,” “Final Closing Net Working Capital,” respectively.
1.8Payment on Adjustment Date
(1)Payments to the Purchaser.
(i)If the Adjusted Closing Consideration Amount is less than the Estimated Closing Consideration Amount (such shortfall amount, the “Shortfall Amount”), then no later than on Adjustment Date:
(i)the Purchaser shall promptly reduce the Adjustment Holdback Amount by an amount equal to the lesser of (x) the Adjustment Holdback Amount and (y) the Shortfall Amount; and
(ii)if the Adjustment Holdback Amount exceeds the Shortfall Amount, the Purchaser shall cause Red Cat to, and Red Cat shall, issue and deliver or cause to be delivered to each Vendor a certificate or copy of book entries reflecting the issuance to such Vendor of a number of shares of Red Cat Stock having a deemed value equal to such Vendors’ Adjusted Pro Rata Percentage of the remaining balance of the Adjustment Holdback Amount after reducing the Adjustment Holdback Amount as contemplated by Section 2.8(1)(a)(i), such number of shares of Red Cat Stock being equal to the quotient of (x) such Vendor’s Adjusted Pro Rata Percentage of the remaining balance of the Adjustment Holdback Amount, divided by (y) the Red Cat Stock Closing Share Value.
(ii)To the extent that the Adjustment Holdback Amount is not sufficient to satisfy such payment obligation contemplated by Section 2.8(1)(a), the Adjustment Holdback Amount shall promptly and automatically, without further action by any Party, be reduced to zero dollars ($0), and the remaining amount so owed (if any) shall be satisfied by either of the following, or any combination thereof, as elected by the Purchaser in its sole discretion: (A) reduction of the Indemnity Holdback Amount or (B) payment of cash directly from the Vendors (in accordance with their respective Indemnity Pro Rata Percentages), by wire transfer of immediately available funds to an account or accounts designated by the Purchaser.
(2)Payments to Vendors. If the Adjusted Closing Consideration Amount is greater than the Estimated Closing Consideration Amount (such excess amount, if any, the “Excess Amount”), then no later than on Adjustment Date:
(i)the Purchaser shall cause Red Cat to, and Red Cat shall, issue and deliver or cause to be delivered to each Vendor a certificate or copy of book entries reflecting the issuance to such Vendor of a number of shares of Red Cat Stock having a deemed value equal to such Vendors’ Adjusted Pro Rata Percentage of the sum of the Excess Amount plus the Adjustment Holdback Amount, such number of shares of Red Cat Stock being equal to the quotient of (i) such Vendor’s Adjusted Pro Rata Percentage of the sum of the Excess Amount plus the Adjustment Holdback Amount, divided by (ii) the Red Cat Stock Closing Share Value; and
(ii)the Purchaser shall pay to the Vendor’s Representative (for distribution to the applicable Vendors) an amount equal to the aggregate amount of cash payable pursuant to Section 2.12 to the applicable Vendors in lieu of fractional shares with respect to the shares described in Section 2.8(2)(a).
1.9Earnout Payment.
(i)Subject to the terms and conditions of this Section 2.9 and to reduction and set-off as set forth in Section 8.7, the Purchaser shall pay, or cause to be paid to the Vendors, an additional contingent amount as an earn-out (the “Earnout Payment”) determined as follows:
(i)Integration and Technology Maturity Milestone.
(A)An amount equal to $2,500,000 shall be payable by the Purchaser to the Vendor (the “Integration and Technology Earnout Payment”) if, during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, Red Cat achieves Successful Integration of a full production version of the Target’s mat charging technology (the “Quaze Mat”) into the production version of Red Cat’s Black Widow drone battery, as determined in good faith by Red Cat (the “Integration and Technology Maturity Milestone”).
(B)For greater certainty, the Purchaser’s obligation to pay or cause to be paid the Integration and Technology Earnout Payment is contingent on the achievement of all of the Integration and Technology Maturity Milestone during the Earnout Period. If the Integration and Technology Maturity Milestone is partially achieved during the Earnout Period, no Integration and Technology Earnout Payment will be payable to the Vendors; provided, however, that if the failure to achieve the Integration and Technology Maturity

Milestone is due to the Black Widow drone’s capability to meet the Specified Charging Rate, meaning that there is a compatibility conflict between the technology the Target builds under section 2.9(a)(iv)e) and a component on the drone itself that prevents the drone from charging on a standard charger, then the Integration and Technology Maturity Milestone shall be deemed achieved and the Integration and Technology Earnout Payment shall be payable.
(ii)Quaze Product Revenue Milestone.
(A)An amount calculated as set forth below shall be payable by the Purchaser to the Vendor (the “Quaze Product Revenue Earnout Payment”) upon achievement of the following (the “Quaze Product Revenue Milestone”):
a)if Quaze Product Revenue achieved is less than $5,000,000, then the Quaze Product Revenue Earnout Payment shall be $0;
b)if Quaze Product Revenue achieved is equal to or more than $8,000,000 then the Quaze Product Revenue Earnout Payment shall be $1,250,000; and
c)if Quaze Product Revenue achieved is equal to or greater than $5,000,000 but less than $8,000,000, then the Quaze Product Revenue Earnout Payment shall be an amount calculated in accordance with the following formula:
d)Quaze Product Revenue Earnout Payment = $1,250,000 x (Quaze Product Revenue achieved - $5,000,000) / ($8,000,000 - $5,000,000)
e)For illustrative purposes only, if Quaze Product Revenue achieved is $6,500,000, then the Quaze Product Revenue Earnout Payment shall be $625,000.
f)For greater certainty, the maximum Quaze Product Revenue Earnout Payment shall be $1,250,000.
(iii)Gross Margin Milestone.
(A)An amount calculated as set forth below shall be payable by the Purchaser to the Vendor (the “Gross Margin Earnout Payment”) upon achievement of the following (the “Gross Margin Revenue Milestone”):
a)if Gross Margin Eligible Revenue achieved is less than $3,500,000, then the Gross Margin Earnout Payment shall be $0;
b)if Gross Margin Eligible Revenue achieved is equal to or more than $5,600,000 then the Gross Margin Earnout Payment shall be $1,250,000; and

c)if Gross Margin Eligible Revenue achieved is equal to or greater than $3,500,000 but less than $5,600,000, then the Gross Margin Earnout Payment shall be an amount calculated in accordance with the following formula:
d)Gross Margin Earnout Payment = $1,250,000 x (Gross Margin Eligible Revenue achieved - $3,500,000) / ($5,600,000-$3,500,000)
e)For illustrative purposes only, if Gross Margin Eligible Revenue achieved is $4,500,000, then the Gross Margin Earnout Payment shall be $595,238.
f)For greater certainty, the maximum Gross Margin Earnout Payment shall be $1,250,000.
(iv)For purposes of this Section 2.9:
a)“Gross Margin” means the amount by which Quaze Product Revenue exceeds the direct costs attributable to producing and delivering Quaze specific products (Cost of Goods Sold or “COGS”), expressed for purposes of this Agreement, as a dollar amount.
b)“Gross Margin Eligible Revenue” means Quaze Product Revenue with a Gross Margin of at least 70%.
c)“Product Revenue” means the total amount of consideration earned by Red Cat or a subsidiary thereof (direct or indirect) from the sale of its tangible goods or products to customers during a specified period, net of returns, refunds, rebates, discounts, credits, chargebacks, and sales taxes or other taxes collected on behalf of governmental authorities.
d)“Quaze Product Revenue” means Product Revenue within any consecutive 12-month period during the Earnout Period from Quaze products standing on their own and/or any Quaze product at its own value that is sold in conjunction with any Red Cat drone product; and
e)“Successful Integration” means, (i) integration of a Quaze Mat capable of charging the Black Widow drone battery at a rate of 125 watts per hour or better, while the Black Widow drone battery is connected to the Black Widow drone and the Black Widow drone is landed directly on the Quaze Mat, and (ii) development by the Target of a receiver that will be integrated in the battery module of the Black Widow drone and is capable of achieving the foregoing and that has a weight load of 100 g or less.
(v)For greater certainty, the total Earnout Payment (if any) payable to the Vendors in accordance with this Section 2.9:
(A)shall be in an amount equal to the sum of (i) the Integration and Technology Earnout Payment (if any), (ii) the Quaze Product Revenue Earnout Payment (if any), and (iii) the Gross Margin Earnout Payment (if any); and
(B)shall not under any circumstance, notwithstanding anything to the contrary herein, exceed $5,000,000.
(ii)Within sixty (60) days of the earlier of (i) the date on which each of the Integration and Technology Maturity Milestone, the Quaze Product Revenue Milestone and the Gross Margin Revenue Milestone (collectively, the “Milestones” and each, a “Milestone”) are achieved, and (ii) the last day of the Earnout Period, Red Cat shall prepare and deliver to the Vendors’ Representative a written statement (the “Milestone Statement”) setting out in reasonable detail whether the Milestones were achieved and Red Cat’s calculation of the Earnout Payment, the Quaze Product Revenue Earnout Payment and the Gross Margin Earnout Payment, together with reasonable supporting documentation.
(iii)If the Vendors’ Representative in good faith disagrees with Red Cat’s determination of whether a Milestone has been achieved or Red Cat’s calculation of the Earnout Payment, the Quaze Product Revenue Earnout Payment or the Gross Margin Earnout Payment, the Vendors’ Representative may, within thirty (30) days after delivery by Red Cat of the Milestone Statement, deliver a written notice (the “Notice of Milestone Disagreement”) to the Purchaser and Red Cat setting forth in reasonable detail, (i) each Milestone in dispute (each, a “Disputed Milestone”), (ii) the basis for each such Disputed Milestone and (iii) the Vendors’ Representative’s determination of each such Disputed Milestone. If Red Cat does not receive a Notice of Milestone Disagreement within thirty (30) days after delivery by Red Cat of the Milestone Statement, Red Cat’s determination of Milestone achievement and Red Cat’s calculation of the Earnout Payment, the Quaze Product Revenue Earnout Payment and the Gross Margin Earnout Payment, as set forth in the Milestone Statement, shall be conclusive and binding upon each of the Parties. If Red Cat and Purchaser receive a Notice of Milestone Disagreement from the Vendors’ Representative within thirty (30) days after delivery by Red Cat of the Milestone Statement, Red Cat and the Vendors’ Representative shall attempt in good faith to resolve each Disputed Milestone, and, if any Disputed Milestone is so resolved, the Milestone Statement and Notice of Milestone Disagreement shall be modified to the extent necessary to reflect such resolution. In the event Red Cat and Purchaser receive a Notice of Milestone Disagreement from the Vendors’ Representative, the Purchaser shall not be required to satisfy, or cause to be satisfied, any portion of the Earnout Payment pending resolution of the dispute. If any Disputed Milestone remains unresolved as of the thirtieth (30th) day after timely delivery by the Vendors’ Representative of the Notice of Milestone Disagreement, Red Cat and the Vendors’ Representative shall (within five (5) Business Days following the end of such thirty (30)-day period) jointly retain:
(i)if the Disputed Milestone is the Integration and Technology Maturity Milestone, an independent technical expert to resolve such remaining disagreement; or
(ii)if the Disputed Milestone is the Quaze Product Revenue Milestone or the Gross Margin Revenue Milestone, an Independent Accountant to resolve such remaining disagreement;

in each case, it being understood that any item not included as a Disputed Milestone in the Notice of Milestone Disagreement in the form delivered to the independent technical expert or the Independent Accountant, as applicable (the “Milestone Expert”) shall be conclusive and binding upon each of the Parties as set forth on the Milestone Statement. Red Cat and the Vendors’ Representative shall request that the Milestone Expert render a determination as to each unresolved Disputed Milestone as soon as practicable after their retention, and, in any event, within forty-five (45) days after their retention, and each of Red Cat, the Vendors’ Representative and each of their respective Representatives shall cooperate with the Milestone Expert, and shall provide the Milestone Expert with reasonable access to their respective books, records, personnel and Representatives and such other information as the Milestone Expert may reasonably request, so as to enable them to make such determination as quickly and accurately as practicable. The Parties shall be entitled to provide written submissions to the Milestone Expert and to respond to the other Party’s submissions in accordance with procedures established by the Milestone Expert. The Milestone Expert shall consider only those facts, items and amounts that were set forth in the Milestone Statement and the Notice of Milestone Disagreement and that remain unresolved by Red Cat and the Vendors’ Representative, and in resolving any such unresolved Disputed Milestone, the Milestone Expert may not assign a value to any such item greater than the greatest value for such item claimed by either Party nor less than the smallest value for such item claimed by either Party. In addition to the foregoing, any disputes regarding the dispute resolution process contemplated under this Section 2.9(c) shall also be submitted to the Milestone Expert. The Milestone Expert shall act as an expert, not as an arbitrator, in determining the items of dispute in the Notice of Milestone Disagreement. In making their determination(s), the Independent Accountants shall apply Applicable Accounting Standard. The Milestone Expert’s determination of each Disputed Milestone submitted to them shall be in writing, shall conform with this Section 2.9(c) and, absent manifest error, shall be conclusive and binding upon each of the Parties. The Milestone Expert shall allocate their fees, costs and expenses to the Purchaser on the one hand, if the Earnout Payment is determined to be payable, or the Vendors’ Representative, on behalf of the Vendors, if the Earnout Payment is determined not to be payable.
(iv)On the fifth (5th) Business Day after the full amount of the Earnout Payment is finally determined in accordance with Section 2.9(c) (the “Earnout Date”), the Purchaser shall satisfy, or shall cause to be satisfied, the Earnout Payment by either of the following, or any combination thereof, as elected by the Purchaser in its sole discretion: (A) in cash by wire transfer of immediately available funds into an account designated in writing by the Vendors’ Representative (for further distribution to the Vendors in accordance with their respective Adjusted Pro Rata Percentages), (B) issuance and delivery to each Vendor of a certificate or copy of book entries reflecting the issuance to such Vendor of a number of shares of Red Cat Stock having a deemed value equal to such Vendors’ Adjusted Pro Rata Percentage of the Earnout Payment, such number of shares of Red Cat Stock being equal to the quotient of (i) such Vendor’s Adjusted Pro Rata Percentage of the Earnout Payment, divided by (ii) the Red Cat Stock Earnout Date Share Value, or (C) set off against any amounts then due and payable by the Vendors to the Purchaser under this Agreement, including under the indemnification provisions as set forth in Section 8.7.

(v)Purchaser shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to Section 2.9 any amounts to which any Purchaser Indemnified Party may be entitled under Article 8; provided, that Purchaser may not withhold or set off any such amounts unless and until such amounts have been finally determined to be owed to a Purchaser Indemnified Party pursuant to the terms of this Agreement; provided, further that, at the time that an Earnout Payment is determined to be owed, Purchaser may delay payment of only the portion of such Earnout Payment that corresponds to an outstanding and unresolved claim for an indemnity obligation that a Purchaser Indemnified Party may be entitled under Article 8 with such portion of such Earnout Payment being delayed until such time as the outstanding claim for indemnification is resolved.
(vi)Any payments made pursuant to this Section 2.9 will be treated as an adjustment to the Purchase Price by the Parties, including for Tax purposes, unless otherwise required by Applicable Law.
1.10Withholding
The Purchaser shall deduct and withhold from any payments to be made hereunder any Taxes or other amounts required to be deducted and withheld, or that it reasonably believes to be required to be deducted and withheld, from such payments under Applicable Law. The Purchaser shall timely pay any withheld amounts to the proper Governmental Authority. To the extent that amounts are so deducted and withheld and remitted to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable recipient of payment in respect of which such deduction and withholding was made. The Purchaser shall inform the Vendors’ Representative promptly if it becomes aware of any required withholding or deduction in connection with a payment to be made under this Agreement. The Purchaser and the Vendors’ Representative (on behalf of the Vendors) shall cooperate in good faith and take commercially reasonable steps to minimize any such deduction and withholding (including by providing, as applicable, any forms, certificates or other documentation reasonably requested to support a reduction or exemption from withholding under Applicable Law). The Vendors shall, and shall cause their respective Affiliates to, indemnify and hold harmless the Purchaser or any of its Affiliates for any failure by the Purchaser or any of its Affiliates to deduct, withhold or to remit any withholding taxes relating to any amounts paid or payable (or deemed paid or payable) under this Agreement (a “Withholding Liability”), including any interest and penalties. The obligations (if any) of the Vendors under this Section 2.10 shall survive the Closing and continue in full force and effect for the benefit of the Purchaser and its Affiliates without limitation of time. The Parties agree that the Purchaser and its Affiliates shall be entitled to set off any amounts pertaining to a Withholding Liability of the Vendors against any amounts owed by the Purchaser or any of its Affiliates to any of the Vendors or their respective Affiliates. The Purchaser or Red Cat are hereby authorized to sell or otherwise dispose of such portion of the share consideration otherwise deliverable to a Vendor as is necessary to provide sufficient funds to the Purchaser or Red Cat as applicable, to enable it to make such deduction and withholding, and the Purchaser or Red Cat will remit the applicable portion of the net proceeds of such sale or disposition to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to the applicable Vendor.
1.11Pre-Closing Reorganization; Termination of Options
(1)The Vendors shall, and shall cause the Target to, implement the Pre-Closing Reorganization prior to the Closing. Without limiting the generality of the foregoing, each Option

Holder shall, without delay and concurrently with all other Option Holders, exercise such Option Holder’s Options in accordance with the Pre-Closing Reorganization. Upon completion of the Pre-Closing Reorganization, the Option Plan and any and all Options thereunder shall be terminated.
(2)Following the date of this Agreement, no equity interests in the capital of the Target may be issued or transferred to any Person other than in accordance with the Pre-Closing Reorganization. No shares of the Target may be issued or transferred pursuant to the Pre-Closing Reorganization unless such Person is (or becomes concurrently with such issuance or transfer) party to this Agreement (as a Vendor) and party to the Shareholders Agreement. Any and all shares of the Target issued pursuant to the Pre-Closing Reorganization shall be Target Shares to be purchased by the Purchaser, and sold by the applicable Vendor, in accordance with this Article 2.
(3)Any modification to the steps specified in the Pre-Closing Reorganization and to the implementation of the Pre-Closing Reorganization shall require the prior written consent of the Purchaser. The Vendors shall share with Red Cat all drafts of documentation that are prepared to implement the Pre-Closing Reorganization for Red Cat’s review and approval prior to such documentation being executed by the relevant parties.
1.12Fractional Shares
Notwithstanding anything to the contrary herein, no fractional shares of Red Cat Stock shall be issued hereunder. In lieu of the issuance of any fractional share, the Purchaser shall pay the Vendor’s Representative (for distribution to the applicable Vendors who otherwise would have been entitled to receive such fractional share) an amount in cash (rounded up to the nearest cent) determined by multiplying (a) the Red Cat Stock Closing Share Value by (b) the fraction (rounded to the nearest thousandth when expressed in decimal form) of a share of Red Cat Stock which such Vendors would otherwise be entitled to receive pursuant to this Article 2 or Section 8.8.
1.13Lock-Up and Restrictions on Red Cat Stock
Notwithstanding anything to the contrary herein and subject to Section 4.2(n), as a condition to the issuance to any Vendor of any Red Cat Stock hereunder, each such Vendor shall be required to execute and deliver an Accredited Investor Questionnaire (if such person is a U.S. person) and a lock-up agreement (a “Lock-Up Agreement”) in substantially the form set forth in Exhibit D (the restrictions set forth in the Lock-Up Agreement are referred to herein as the “Lock-up Restrictions”). The Lock-Up Period (as defined in the Lock-Up Agreement) with respect to the shares of Red Cat Stock received by each Vendor pursuant to this Agreement shall in respect of Xavier Bidaut, Francis Roy and Philippe Boulanger, lapse on the date that is twelve (12) months following the Closing Date and in respect of all other Vendors, lapse on the date that is six (6) months following the Closing Date. The electronic book-entry certificates representing the shares of Red Cat Stock issued as pursuant to this Agreement or other written notice(s) delivered in connection with shares of Red Cat Stock issued pursuant to this Agreement shall bear a legend or legends referencing the Lock-Up Restrictions applicable to such shares under applicable securities Law and under this Agreement. Any legend(s) referencing the Lock-Up Restrictions will be removed from the shares of Red Cat Stock as set forth in the Lock-Up Agreement. At any time after twelve (12) months following the Closing Date, upon the written request of a Vendor together with delivery of customary written representations from the Vendor (and, if applicable, the broker) reasonably satisfactory to Red Cat and its transfer agent regarding the Vendor’s compliance with the applicable requirements of Rule 144 of the Securities Act (“Rule 144”) or other available exemption from registration, if the shares of

Red Cat Stock issued on the Closing Date are eligible to be sold, transferred or otherwise disposed of without restriction under the Securities Act, including pursuant to Rule 144 (or any successor provision) promulgated thereunder, Red Cat will promptly cause its transfer agent to remove any legend(s) on such shares of Red Cat Stock that were placed on such shares in connection with the Securities Act. Red Cat will not require a legal opinion from a Vendor, who is not an affiliate of Red Cat, in connection with the sale of shares of Red Cat stock issued pursuant to this Agreement that are eligible for resale under Rule 144. If in connection with such sale in accordance with Rule 144 or another available exemption from registration, a legal opinion is requested by Red Cat’s transfer agent, such legal opinion shall be promptly provided by Red Cat, at its expense.
1.14Stock Consideration Requirements and Maximum
If the total number of shares of Red Cat Stock to be issued under this Agreement would exceed 19.99% of the total number of issued and outstanding shares of Red Cat Stock as of immediately prior to the Closing or the time of issuance of shares of Red Cat Stock pursuant to this Agreement (the “Red Cat Stock Maximum”), then the number of shares of Red Cat Stock to be issued shall be adjusted to the minimum extent necessary such that the aggregate number of shares of Red Cat Stock issuable hereunder does not exceed the Red Cat Stock Maximum and the Purchaser shall pay to the Vendors’ Representative (for further distribution to the Vendors in accordance with their respective Adjusted Pro Rata Percentages) an amount of cash, by wire transfer of immediately available funds into an account designated in writing by the Vendors’ Representative, an amount equal to the product of (A) (i) the number of shares of Red Cat Stock that would otherwise have been issued hereunder but for the application of this Section 2.14, less (ii) the number of shares of Red Cat Stock to be issued under this Section 2.14, and (B) the Red Cat Stock Closing Share Value (or in the case of an issuance of Red Cat Stock pursuant to Section 2.9(d), the Red Cat Stock Earnout Date Share Value or an issuance of Red Cat Stock pursuant to Section 8.8(1)(a) or 8.8(2)(a), the Red Cat Stock Release Date Share Value).
1.15Replacement Target Shares
Notwithstanding any other provision hereof, the consideration payable hereunder in consideration for the Replacement Target Shares shall be a fixed price equal to the Estimated Closing Consideration payable at Closing in respect of such shares and such consideration shall not be subject to any adjustment under any circumstances following the Closing. For the avoidance of any doubt, the Replacement Target Shares and the holders thereof shall not be entitled to any payment in connection with the Holdback Amount or any Earnout Payments.

Annex C
REPRESENTATIONS AND WARRANTIES
1.1Representations and Warranties of the Vendors
As a material inducement to the Purchaser and Red Cat entering into this Agreement and completing the Transactions and acknowledging that the Purchaser and Red Cat are entering into this Agreement in reliance upon the representations and warranties of the Vendors set out in this Section 3.1, (a) each Vendor represents and warrants severally (and not solidarily)

with respect to the Vendor-Specific Fundamental Representations solely as it relates to such Vendor, and (b) the Vendors represent and warrant severally (and not solidarily) as set out in this Section 3.1, in each case as of the date of this Agreement and as of the Closing (except where a particular date or time is otherwise specified):
(1)Capacity of the Vendors.
(i)Each Vendor that is an individual has the capacity to execute and deliver this Agreement and the other Transaction Documents to which they are a party or to be executed by them as contemplated herein and to perform their other obligations hereunder and under all such other agreements and instruments. No Vendor that is an individual is subject to an order of protective supervision.
(ii)Each Vendor that is a trust is a trust duly formed and existing under the Laws of its jurisdiction of formation. Pursuant to the applicable declaration of trust, each trustee has been appointed as a trustee and has the authority and capacity to execute and deliver this Agreement, the Transaction Documents to which the trust is a party, if any and to perform the trust’s other obligations hereunder and under all such other agreements and instruments.
(iii)Each Vendor that is a corporation or company with limited liability is duly incorporated, organized and subsisting in good standing under the Laws of its jurisdiction of formation. Each such Vendor has the corporate power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which they are a party or to be executed by them as contemplated herein and to perform their other obligations hereunder and under all such other agreements and instruments. No act or proceeding has been taken or authorized by or against any such Vendor by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of such Vendor or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, such Vendor and no such proceedings have, to the knowledge of the applicable Vendor, been threatened by any other Person.
(2)Residence. No Vendor is a non-resident of Canada for the purposes of the ITA, except as set out in Schedule 3.1(2).
(3)Authorization by the Vendors. The execution and delivery of this Agreement, the other Transaction Documents to which it is a party or to be executed by it as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Vendor.
(4)Enforceability of Vendors’ Obligations. This Agreement constitutes, and each of the other Transaction Documents to which each Vendor are a party shall, when executed, constitute, the valid and binding obligation of such Vendor enforceable against such Vendor in accordance with its terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. No Vendor is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or shall become an insolvent person as a result of the Closing. There is no Legal Proceeding in progress, pending or, to the knowledge of each Vendor, threatened against or affecting such Vendor or affecting the title of such Vendor to any of its Target Shares at Law or in equity. There are no grounds on which any such Legal Proceeding may reasonably likely be commenced and there is no Order outstanding against or affecting any Vendor which, in any such case, affects adversely or might affect adversely the ability of such Vendor to enter into this Agreement or to perform its obligations hereunder.
(5)Ownership of Target Shares; Capitalization.

(i)Each Vendor is as of the date of this Agreement, or will be upon exercise of such Vendor’s Option pursuant to the Pre-Closing Reorganization, the registered and beneficial holder of the Target Shares set forth opposite their name in Schedule 3.1(5) with good and marketable title thereto, free and clear of all Liens.
(ii)Each Vendor that is a corporation and that was formed primarily for the purpose of holding Target Shares is controlled by the Principal set forth opposite such Vendor’s name on Schedule 3.1(5).
(iii)The authorized, issued and outstanding equity interests in the capital of the Target as of the date of this Agreement and on Closing Date are set out in Schedule 3.1(5), and there are no other classes or series of authorized, issued or outstanding equity interests in the capital of the Target. The Vendors collectively directly or indirectly own as of the date of this Agreement, and will own immediately prior to the Closing, all of the issued and outstanding equity interests in the capital of the Target. No Person other than the Purchaser has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase or other acquisition from any Vendor of any of the Target Shares. There are no restrictions of any kind on the transfer of the Target Shares, except those set out in the articles of incorporation of the Target or the Shareholders Agreement. The Target Shares have been, or will be upon exercise of the Options in accordance with the Pre-Closing Reorganization, validly issued in compliance with Applicable Law and are, or will be, fully paid and non-assessable.
(6)Organization and Authorization of the Target. The information set out in Schedule 3.1(6) concerning the names and jurisdiction of incorporation and the authorized, issued and outstanding shares in the capital of the Target is true and complete. The Target is formed and subsisting under the Laws of its jurisdiction of incorporation. The Target has sent to the appropriate Person all annual returns and financial statements required to be sent under the Laws of its jurisdiction of incorporation. Except as disclosed in Schedule 3.1(6), the Target has never conducted the Business under any name other than its current name. Other than the Shareholders Agreement, there are no agreements governing the affairs of the Target or the relationship, rights and duties of its shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any equity interests of the Target. Other than the Options set forth on Schedule 3.1(6) at the date of this Agreement (which will be exercised and terminated in accordance with the Pre-Closing Reorganization), there are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any equity interests or other securities in the capital of the Target, including any securities convertible into or exchangeable or exercisable for equity interests or other securities in the capital of the Target. The Target has no, and has never had any, direct or indirect equity interest in any other Person.
(7)Private Issuer. The Target is a private issuer within the meaning of National Instrument 45-106 – Prospectus Exemption.
(8)Qualification to do Business. The Target has all necessary corporate power, authority and capacity to carry on the Business and to own or lease and operate its property and assets as now carried on and owned or leased and operated. Neither the character nor the location of the properties and assets owned by the Target nor the nature of the Business requires registration, licensing or other qualification under the Laws of any other jurisdiction.
(9)Corporate Records. The minute books of the Target have been maintained in all material respects in accordance with Applicable Law and contain true, correct and complete copies of their articles or other constituting document, their by-laws, the minutes of every material meeting of their board of directors or managers and every committee thereof and of their shareholders or equityholders and every written resolution of their directors and shareholders and equityholders. All material meetings of directors, managers, shareholders and equityholders of the Target have been duly called and held and all resolutions have been duly passed in accordance with Applicable Law at such meetings or by written resolution. The share certificate book, register of shareholders and equityholders, register of transfers and register of directors, managers and officers of the Target are complete and accurate.
(10)Bankruptcy, Insolvency and Reorganization. The Target is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and the Target has not made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Target has not initiated proceedings with respect to a compromise or arrangement with their creditors or for their winding up, liquidation or dissolution. No receiver has been appointed in respect of the Target or any of its property or assets and no execution or distress has been levied upon any of the property or assets of the Target. No act or proceeding has been taken or authorized by or against the Target with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to the Target nor have any such proceedings been authorized by any other Person.
(11)Financial Statements. The Financial Statements have been prepared in accordance with the Applicable Accounting Standard consistently applied throughout the periods to which they relate, provided that the Annual Financial Statements are Notice to Reader (compilation engagement) financial statements and have not been audited or reviewed, subject, in the case of the Interim Financial Statements, to usual year-end adjustments which are not material in the aggregate and the exclusion of footnotes. The balance sheets contained in the Financial Statements fairly present the financial position of the Target as of their effective date, and the statements of earnings, retained earnings and cash flows contained in the Financial Statements fairly present the revenues, earnings, cash flows and results of operations for the periods indicated. The Financial Statements are accurate and complete in all material respects and are based upon and are consistent with the Books and Records.
(12)Books and Records. The Vendors have made available to the Purchaser all Books and Records. The Books and Records accurately and fairly reflect the nature of the transactions and dispositions of the assets of the Target. All material financial transactions of the Target have been accurately recorded in the Financial Records in accordance with sound business and financial practice and the Financial Records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Target as of and to the Closing Date. All Books and Records are in the full possession and exclusive control of, and are owned exclusively by, the Target and are not dependent upon any computerized or other system, program or device that is not exclusively owned and controlled by the Target.
(13)Title to and Sufficiency of Assets. The Target has good and marketable legal and beneficial title to all of its property and assets, free and clear of any and all Liens, except for Permitted Liens. The property and assets owned and leased by the Target constitute all of the property and assets used or held for use in connection with the Business and are sufficient to permit the continued operation of the Business in substantially the same manner as conducted as of the Closing Date and during the year ended on the date of the most recent Annual Financial Statements. Schedule 3.1(13) sets out a complete and accurate list of all locations where the property and assets of the Target are situated, including a brief description of each property and each of the assets situated at each location. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Target of the Business or any part thereof or of any of the property or assets of the Target, other than the purchase of Inventories in the Ordinary Course of Business. The assets of the Target may be used outside of Canada.
(14)Privacy Laws. Except as set out in all material respects in Schedule 3.1(14):
(i)The Target has complied in all material respects with all Data Requirements in connection with the collection, use and disclosure of Personal Information by the Target; and all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates where such consent is required by Privacy Laws. All Personal Information has been used by the Target in a manner consistent with the purposes for which it was initially collected or as otherwise permitted or required under Privacy Laws.
(ii)The Target requires and takes all reasonable actions to ensure that all vendors and other service providers who have access to, receive or process Personal Information, from or on behalf of the Target, comply in all material respects with all Data Requirements (and, to the knowledge of the Vendors, no such vendor or service provider has materially violated any Data Requirement in a manner that would reasonably be expected to result in material liability to the Target).
(iii)The Target uses reasonable efforts, in a manner consistent in all material respects with the applicable Data Requirements, to protect the security, privacy, confidentiality and integrity of all Personal Information held by the Target.
(iv)The Target has not suffered any Security Incident. To the knowledge of the Vendors, no service provider (in the course of providing services for or on behalf of the Target) has suffered any Security Incident. The Target has not provided or been legally required to provide any notice to data owners or any Governmental Authority in connection with any Security Incident.
(v)The Target has not received any written communication from any Governmental Authority or other Person with respect to any actual or alleged noncompliance with any Data Requirement by the Target or any agent or subcontractor of the Target. There is no ongoing or, to the knowledge of the Vendors, threatened litigation or other dispute, investigation or enforcement proceeding by any Governmental Authority or individual with respect to any actual or alleged noncompliance with any Data Requirement by the Target. There is no Legal Proceeding against, or threatened against, the Target by any Person in respect of the collection, use or disclosure of Personal Information by any Person in connection with the Target or the Business.
(15)Movable Property. Schedule 3.1(15) lists each item of movable property owned by the Target which had a book value in the Financial Records of the Target at the date of the most recent Annual Financial Statements of more than $2,000 or is otherwise material to the Business. No movable property owned by the Target is in the possession of a third party and the Target has no assets on consignment. Each item of movable property is in good operating condition and repair, ordinary wear and tear excepted and is suitable and adequate for the purpose for which it is being used.
(16)Leased Premises.
(i)The Target does not own any real or immovable property and does not have any options to acquire any real property.
(ii)Schedule 3.1(16) lists all the Premises Leases and sets out, in respect of each Premises Lease: (i) the municipal address and applicable unit or premises leased; (ii) the date of such Premises Lease and any amendments to it; (iii) the original parties to such Premises Lease and any amendments to it; (iv) the area of the space subject to such Premises Lease; (v) the remaining term and any unexpired options to extend or renew such Premises Lease; (vi) the current basic rent and any adjustments thereto scheduled to occur in the 12 months immediately following the Closing Date; the current additional rent and any adjustments thereto scheduled to occur in the 12 months immediately following the Closing Date; the amount of any prepaid rent or deposit; and identification of any guarantee, indemnity or other security given in respect of such Premises Lease; and (vii) any current or future rent-free or reduced rent occupancy or other tenant inducement provided under such Premises Lease.

(iii)Each Premises Lease is valid and subsisting, in full force and effect, unamended by oral or written agreement except as expressly identified in Schedule 3.1(16), and the Target is entitled to the full benefit and advantage of each Premises Lease in accordance with its terms. Each Premises Lease is in good standing and there has not been any default by any party under any Premises Lease nor is there any dispute between the Target, on the one hand, and any landlord, tenant, subtenant or guarantor, on the other hand, under any Premises Lease. The Target has not received any notice of early termination from a landlord under a Premises Lease.
(iv)A true, correct and complete copy of each Premises Lease has been delivered to the Purchaser. There are no arrears of rent or other defaults under any Premises Lease nor are there any disputes between the parties thereto.
(v)None of the Premises Leases has been assigned by the Target.
(vi)The current uses of each property subject to a Premises Lease, and all of the improvements located within or associated with the Leased Premises, comply in all material respects with Applicable Law.
(vii)Except as set out in Schedule 3.1(16), each Leased Premises is in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Target), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business of the Target as conducted during the 12 months immediately preceding the Closing Date. All Improvements leased or otherwise utilized by the Target are in good condition and repair and are subject to no structural defects or defects affecting the plumbing, electrical, sewerage or heating, ventilating or air conditioning systems. There are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements, or any portion thereof, in the operation of the Target’s Business.
(viii)Each Leased Premises has permanent rights of access to dedicated public highways or roads. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from any Leased Premises from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. There is not any (i) claim of adverse possession or prescriptive rights involving any of the Leased Premises, (ii) structure located on any Leased Premises which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) structure of any other party which encroaches on or over the boundaries of any of such Leased Premises. No public improvements have been commenced, and, to the knowledge of the Vendors, none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Leased Premises. Except as set out in Schedule 3.1(16), the Vendors and the Target have no notice, and the Vendors have no knowledge of, any (A) planned or proposed increase in assessed valuations of any Leased Premises, (B) Order requiring repair, alteration or correction of any existing condition affecting any Leased Premises or the systems or improvements thereat, (C) condition or defect which could give rise to an Order of the sort referred to in the immediately preceding clause (B) or (D) underground storage tanks or any structural, mechanical or other defects of material significance affecting any Leased Premises or the systems or improvements thereat (including inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Leased Premises).
(17)Movable Property Leases. Schedule 3.1(17) lists all the movable property leases and identifies those which cannot be terminated by the Target without liability at any time upon less than 30 days’ notice or which involve payment by the Target in the future of more than $25,000. Each movable property lease is in full force and effect and has not been amended, and the Target is entitled to the full benefit and advantage of each movable property lease in accordance with its terms. Each movable property lease is in good standing and there has not been any default by any party under any movable property lease nor any dispute between the Target and any other party under any movable property lease.
(18)Contracts. Schedule 3.1(18) lists or identifies all Material Contracts. There are no ongoing contractual negotiations that if they were completed would result in a Target Material Adverse Effect. Except as disclosed in Schedule 3.1(18), the Target is not a party to any Contract with any current or former director, officer or Employee of the Target or with any Affiliate of the Target. None of Target, nor to the knowledge of the Vendors, any other party to any Contract, is in default under any Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would reasonably constitute a default under any Contract by the Target or any other party to any Contract. Each Contract is in full force and effect, unamended by written or oral agreement, and the Target is entitled to the full benefit and advantage of each Contract in accordance with its terms. The Target has not received any notice of a default by the Target or under any Contract or of a dispute between the Target and any other Person in respect of any Contract. Except as disclosed in Schedule 3.1(18), no Consent is required nor is any notice required to be given under any Contract by any party thereto or any other Person in connection with the completion of the Transactions in order to maintain all rights of the Target under such Contract. The completion of the Transactions shall not afford any party to any of the Contracts or any other Person the right to terminate any Contract nor shall the completion of such transactions result in any additional or more onerous obligation on the Target under any Contract. None of the Target and its Affiliates is debarred from bidding by any Governmental Authority.
(19)Receivables. All Receivables are recorded in the Financial Records of the Target and the Receivables are valid obligations which arose in the Ordinary Course of Business and, except as disclosed in Schedule 3.1(19), shall be collected in the Ordinary Course of Business, in the aggregate, at their full face value and are not subject to any set-off or counterclaim. Except as disclosed in Schedule 3.1(19), none of the Receivables is due from an Affiliate of the Target.
(20)Inventories. Schedule 3.1(20) sets forth a complete and correct list of all material inventory as of the Closing Date. The inventory of the Target shown on the most recent financial statements, net of the reserves applicable thereto, is (a) of a quantity and quality maintained by the Target in the ordinary course of business and necessary in order for the Target to conduct its Business as currently conducted, (b) not damaged or obsolete, except as otherwise specifically reserved for on the most recent financial statements, (c) merchantable and fit for its intended use in the ordinary course of business, and (d) not defective. The inventory of the Target is reflected on the most recent financial statements in a manner materially consistent with the Target’s customary historical practices for valuing inventory.
(21)Intellectual Property.
(i)The Target has properly and diligently protected the Owned Intellectual Property and the rights, titles, interests and benefits of the Target in the Owned Intellectual Property and the Owned Intellectual Property Rights, in accordance with reasonable business practices. Schedule 3.1(21)(a) lists all Owned Intellectual Property which is registered, filed, issued or granted under the authority of, with or by any Governmental Authority, including Owned Intellectual Property that is the subject of (i) registration, and all analogous protection of record in a Domain Names registrar or Intellectual Property Office and (ii) pending applications, registrations and all analogous protection of record in a Domain Names registrar or Intellectual Property Office; together with the particulars of the foregoing items in the case of both the immediately preceding clauses (i) and (ii), including the owner, applicable jurisdiction, the application or issue date, and the application or issue number thereof. Each such registration and application for registration (A) was timely filed and was or is diligently prosecuted, (B) is subsisting, in good standing and, to the knowledge of the Vendors, valid, (C) has been maintained or renewed as required, (D) is recorded only in the name of the Target in the applicable Intellectual Property Office, (E) has not expired or been finally rejected, withdrawn, opposed, cancelled, expunged, impeached, revoked, rectified, invalidated or had its term reduced and (F) except as set out in Schedule 3.1(31) is not the subject of any Legal Proceeding, in progress, pending or, to the knowledge of the Vendors, Threatened, including any opposition, non-use, cancellation, expungement, impeachment, revocation, rectification, invalidation, compulsory licence, notice of compliance proceeding or any proceeding analogous to any of the foregoing, or any domain name dispute resolution proceeding, anywhere in the world, nor is any Vendor aware of any fact, matter or circumstance which may reasonably result in any such Legal Proceeding or other proceeding. Except as disclosed in Schedule 3.1(21)(a), no government fee in respect of any Patent Right constituting Owned Intellectual Property Rights or Licensed-In Intellectual Property has been paid on the basis that the applicant or patentee qualified as a small entity under the Patent Act (Canada) or similar law.
(ii)Schedule 3.1(21)(b) lists all unregistered items or, in the case of Copyright works, the category of the items, of Owned Intellectual Property that are material to the Business, and for the Trademarks listed in Schedule 3.1(21)(b) the goods and services in association with which each Trademark is used in each applicable country.
(iii)Except as disclosed in Schedule 3.1(21)(c), the Target is the only owner of, and has good and marketable worldwide title to, all the Owned Intellectual Property and the Owned Intellectual Property Rights, and there is no ownership interest, agreement, covenant, option, Order, Applicable Law or other right, title, interest or benefit outstanding in favour of any Person for the purchase or licence from the Target of, or in favour of any other Person in, any of the Owned Intellectual Property or the Owned Intellectual Property Rights. The Owned Intellectual Property is not subject to any Lien, except for Permitted Liens. No shareholder, equityholder, officer, director, manager, partner or agent of the Vendors or the Target, no member of a joint venture with which the Target is associated, no Vendor, no Employee and no spouse, former spouse, parent, child, grandchild or other relative or Affiliate of any of the foregoing has any right, title or interest in any of the Intellectual Property or the Intellectual Property Rights.
(iv)Except as set out in Schedule 3.1(21)(d), the Owned Intellectual Property and the Licensed-In Intellectual Property constitute all of the Intellectual Property used and otherwise exploited by the Target in the Business. The Target has all necessary rights to use and otherwise exploit the Owned Intellectual Property and the Licensed-In Intellectual Property in connection with the operation of the Business. All of those rights shall survive without any additional restriction or other change after consummation of the Transactions. Except as set out in Schedule 3.1(21)(d), the consummation of the Transactions shall not constitute or result in (i) a breach or violation of, a default, termination or right of termination under, the creation or acceleration of any obligations under or the creation of any Lien on the Owned Intellectual Property, the Owned Intellectual Property Rights, the Licensed-In Intellectual Property pursuant to any Contract or (ii) any termination or other change in the rights, interests or obligations of any party under any Contract.
(v)Except as disclosed in Schedule 3.1(21)(e), the Target has the right to sell, transfer, assign and set over to another Person (i) all rights, titles, interests and benefits in and to the Owned Intellectual Property and the Owned Intellectual Property Rights and (ii) all of the rights, interests and benefits of the Target in and to the Licensed-In Intellectual Property.
(vi)Except as disclosed in Schedule 3.1(21)(c) and for off-the-shelf Software, the Target is entitled to the exclusive access, use, practice, enjoyment and exploitation of the Owned Intellectual Property and (ii) the Target is entitled to the exclusive exploitation and enforcement of the Owned Intellectual Property Rights; without any restriction or obligation to pay any royalty or other fees, in the case of both the immediately preceding clauses (i) and (ii), for all purposes related to the Business, including as necessary to continue the operation of the Business in substantially the same manner as conducted in the year ended on the date of the most recent Annual Financial Statements.
(vii)Schedule 3.1(18) and Schedule 3.1(21)(g) each lists or identifies all Contracts relating to (i) the Licensed-In Intellectual Property and (ii) the Licensed-Out Intellectual Property. The Target has exercised the degree of quality control required by Applicable Law and good industry practice in respect of each Trademark comprised within the Licensed-Out Intellectual Property used by another Person, including the Vendors and the Target.
(viii)Except as disclosed in Schedule 3.1(21)(h) and for off-the-shelf Software, (i) other than in respect of Licensed-In Intellectual Property that is Software, the Target is entitled to the right to enforce the rights in Licensed-In Intellectual Property for all purposes related to the Business, (ii) there is no Legal Proceeding, in progress, pending or, to the knowledge of the Vendors, Threatened, relating to the Licensed-In Intellectual Property, including any Legal Proceeding claiming the termination or restriction of the rights of the Target therein and (iii) the Target has no knowledge of any fact, matter or other circumstance that may result in the termination or restriction of the rights of the Target in the Licensed-In Intellectual Property prior to the termination of the term stated in any applicable Contract, covenant not to sue, Order or provision of Applicable Law.
(ix)Except as disclosed in Schedule 3.1(21)(i), each (i) Employee who is engaged in research, technology or engineering activities, (ii) consultant and Independent Contractor retained by the Target for such activities and (iii) subconsultant and independent subcontractor retained by such a consultant or Independent Contractor has (A) agreed in writing with the Target to maintain the confidentiality of the Licensed-In Intellectual Property, in respect of which the Target is subject to an obligation of confidentiality, and the Owned Intellectual Property of a confidential nature, including the Know-How, and except as disclosed in Schedule 3.1(21)(i), (B) where such Person is an individual, provided in writing an irrevocable, perpetual waiver in favour of the Target by which such Person was directly or indirectly employed or retained and its successors and assigns of the Moral Rights in all Works authored by him or her. Except as disclosed in Schedule 3.1(21)(i), each Employee, consultant and Independent Contractor retained by the Target for such activities, and each subconsultant and independent subcontractor retained by such a consultant or Independent Contractor, has also assigned in writing to the Target and its successors and assigns all his, her or its rights, titles, interests and benefits in all Intellectual Property and Intellectual Property Rights invented, authored, created or developed in the course of, and within the scope of the activities for which such Employee, consultant or Independent Contractor has been retained, or such subconsultant or independent subcontractor has been indirectly retained, by or for the Target.
(x)The Target has not used or employed any AI Systems to develop Owned Intellectual Property in a manner that would materially limit the Target’s ownership of, or otherwise materially impair the Target’s ability to use, commercialize, or otherwise exploit, the Owned Intellectual Property.
(xi)Except as disclosed in Schedule 3.1(21)(k), the Know-How is and remains confidential to the Target. The Target has taken all reasonable security precautions and steps to protect the Know-How from disclosure to, or access, use or modification by, unauthorized Persons. None of the Vendors nor the Target have knowledge of any confidentiality in the Know-How having been breached or any compromise in the security of the Know-How. Except as disclosed in Schedule 3.1(21)(k), the Target has obtained written confidentiality and non-disclosure agreements executed by all of their suppliers, contractors and customers having access to confidential Know-How, obliging them to acknowledge and protect the proprietary and confidential nature of the Know-How.
(xii)No Intellectual Property, of any Person has been, or is, infringed, misappropriated or otherwise violated by the (i) operation of the Business, (ii) the manufacture, advertisement or sale of goods by the Target, (iii) the advertisement or performance of services by the Target or (iv) the access, use, practice, enjoyment or exploitation of the Intellectual Property by the Target. Except as disclosed in Schedule 3.1(21)(l), there is no Legal Proceeding, in progress, pending or, to the knowledge of the Vendors, Threatened, alleging the infringement, misappropriation or other violation of any Intellectual Property Right of any other Person anywhere in the world by the Target, nor are any of the Vendors and the Target aware of any fact, matter or circumstance which may reasonably result in any such Legal Proceeding which could constitute a bona fide claim for any such infringement, misappropriation or other violation.
(xiii)The Target has made all commercially reasonable efforts to enforce each Intellectual Property Right comprised within the Owned Intellectual Property Right against all Persons who are or have been, to the knowledge of the Vendors, infringing, misappropriating or otherwise violating the Owned Intellectual Property or Owned Intellectual Property Rights. Except as disclosed in Schedule 3.1(21)(m), there is no Legal Proceeding in progress, pending or, to the knowledge of the Vendors, Threatened, alleging the infringement, misappropriation or other violation of any Owned Intellectual Property Right anywhere in the world and none of the Vendors nor the Target are aware of any fact, matter or circumstance which may reasonably result in any such Legal Proceeding which could constitute a claim for any such infringement, misappropriation or other violation.
(xiv)Except as disclosed in Schedule 3.1(21)(n), the consummation of the Transactions shall not result in any of the following pursuant to the terms and conditions of any Contract: (i) the grant or assignment to any Person of any right, title, interest or benefit in or to, or the creation of any Lien, on any Intellectual Property, whether owned by or licensed to, the Target, (ii) the Target, the Purchaser or any Affiliate of the Purchaser being bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restrictions on or modification of the operation or scope of its Business, which that Person was not bound by or subject to prior to the Closing or (iii) the Target, the Purchaser or any Affiliate of the Purchaser being obligated to pay any royalties, honoraria, fees or other payments to any Person in excess of those payable prior to the Closing or provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to that Person prior to the Closing.
(22)Computer Systems.
(i)The Computer Systems adequately meet the data processing and other computing needs of the Business as presently conducted. The Computer Systems function, operate, process and compute in all material respects in accordance with all Applicable Laws, industry standards and trade practices and in accordance with their documentation and functional specifications. The Computer Systems have not materially malfunctioned or failed within the five (5) years immediately preceding the Closing Date.
(ii)The Target’s information security program is aligned in all material respects with recognized industry standards applicable to its Business, including, where applicable, NIST 800‑171 or equivalent frameworks, to ensure that the Computer Systems contain appropriate virus protection and security measures to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data comprised by the Computer Systems. The data processing and data storage facilities used by the Target in connection with the operation of the Business are adequately and properly protected consistent with current industry standards and practices.
(iii)The Target has and maintains back-up systems and disaster recovery and business continuity plans consistent with current industry standards to adequately and properly ensure the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction of, any suspension or cessation in the operation of or other form of disaster affecting the Computer Systems. Back‑up systems include reasonable measures to protect against unauthorized alteration or encryption, including segregation or immutability consistent with industry practice.
(iv)The Target is in possession of the object code and user manuals for all application Software comprised by the Owned Intellectual Property which is used in the Business, and the source code and all documentation required for effective use thereof. The Software comprised by the Owned Intellectual Property does not contain any (i) code designed or intended to have or capable of disrupting, disabling, harming or providing unauthorised access to a Computer System or network or (ii) any bug, defect or error that adversely affects the use, functionality, or performance of such Software. Schedule 3.1(22)(d) sets forth a complete and accurate list of all source code escrow agreements to which the Target is a party pursuant to which: (A) any Software comprised by the Owned Intellectual Property has been deposited by the Target in favour of a third party; and (B) any Software comprised by the Licensed-In Intellectual Property has been deposited by a third party in favour of the Target.
(v)Schedule 3.1(22)(e) sets forth a complete and accurate list all of the AI Systems (i) owned and (ii) licensed by the Target. The Target has put in place reasonable and industry standard governance measures regarding the use of AI Systems and has complied at all times with licenses terms applicable to third party-provided AI Systems. The Target does not conduct any activities relating to the development or training of AI Systems.
(vi)Schedule 3.1(22)(f) set forth a complete and accurate list of all Software owned or purported to be owned by or licensed to the Target (other than off-the-shelf Software) that are material to the Business. All related contracts are in full force and effect and are unamended and there are no outstanding defaults or breaches under any of them on the part of the Target.
(vii)All Open Source Software contained in, combined or distributed in conjunction with, or used to develop or maintain the Software part of the Owned Intellectual Property is set forth in Section 3.1(22)(g). The Target complies with all provisions of all applicable Open Source Software license agreements, including all notice and attribution requirements, and has not distributed or used any Open Source Software in a manner that grants (or purports to grant) any rights or immunities to any third party or creates (or purports to create) any obligations or restrictions for the Target with respect to Owned Intellectual Property, including in a manner that: (A) requires the Target to disclose or distribute to any third party the source code of any of its owned Software, (B) requires the Target to distribute or make available any source code of any of its owned Software without charge, (C) requires that users have the right to decompile, disassemble or otherwise reverse engineer any of its owned Software, except, in each of the foregoing cases, other than with respect to the Open Source Software itself or (D) imposes any restriction on the Target from asserting its rights, or any other material limitation, restriction or condition on the right of the Target with respect to use or distribution of the Owned Intellectual Property.
(viii)To the knowledge of the Vendors, no Person has obtained unauthorized access to any Computer Systems or any data comprised thereby.

(ix)Off-the-shelf software licences are in a number sufficient for the current number of users of the Target.
(23)Licences and Compliance with Applicable Law. Schedule 3.1(23) lists all the Licences and identifies those that are not transferable by their terms or pursuant to Applicable Law. The Licences are the only Licences, permits, approvals or evidence of authority of any Governmental Authority required for the operation of the Business and are held by the Target free and clear of any and all Liens. The Business is being and has been conducted by the Target in accordance with all terms and conditions of the Licences and in all material respects in compliance with Applicable Law. All the Licences are valid and are in full force and effect, the Target is not in violation of any term or provision or requirement of any Licence and no Person has, to the knowledge of the Vendors, Threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licence.
(24)Compliance with Anti-Corruption Laws, Sanctions, Export Laws. The Target, to the knowledge of the Vendors, each of their respective Representatives or Affiliates, (a) have been and are in full compliance with the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 or any other applicable anti-corruption Laws of the U.S., Canada or any other jurisdiction in which the Business is conducted (collectively, the “Anti-Corruption Laws”); (b) have not, and no one acting on their behalf has, directly or indirectly, given, offered, promised, authorized, made, paid or received, or agreed to give, offer, or promise any bribes, contributions, gifts, loans, rewards, advantages, rebates, facilitation or influence payments, kickbacks, or anything of value or in connection with obtaining or retaining business, securing favorable treatment or special concessions, improperly influencing or inducing any act or decision, or securing any other improper advantage from any Person; (c) neither the Target, its Affiliates, nor any of their respective Representatives is, or has ever been (i) a Sanctioned Person, (ii) located, organized, or resident in a Sanctioned Country, (iii) engaged in any dealings or transactions with, involving, or for the benefit of any Sanctioned Person or in a Sanctioned Country, or (iv) otherwise in violation of applicable Sanctions Laws; (d) neither the Target, its Affiliates, nor any of their respective Representatives has been, or is currently, the subject of any investigation, inquiry, or proceeding, by any Governmental Authority, nor has received any notice from any Governmental Authority, regarding any actual or potential violation of the Anti Corruption Laws, Sanctions Laws, or any other applicable trade control Laws by the Target, its Affiliates, or any of their respective Representatives or other Person acting on any of their behalf. The Target, its Affiliates, and their Representatives have obtained, maintained, and are in compliance with all authorizations, permits, licenses, and registrations required under applicable trade controls Laws, including Canadian and the U.S. export controls Laws, controlled goods Laws, and customs Laws.
(25)Small Business Status. Except as set forth in Schedule 3.1(25), the Target is not, nor has been, a party to or bound by any Contract that was entered into based on any of the Target’s ability to qualify under 13 C.F.R. 121.201 or any similar provision under U.S. state Law or any jurisdiction (“Small Business Status”), whether or not such Contract was entered into with a Governmental Authority and whether or not such Contract was designated as a set aside for entities with Small Business Status.
(26)Undisclosed Liabilities. Except as set forth in Schedule 3.1(26), the Target has no liabilities (which includes Indebtedness) or obligations of any nature (whether known or unknown, liquidated or unliquidated, due or to become due and whether absolute, accrued, contingent or otherwise), except for liabilities and obligations disclosed or provided for in the most recent Annual Financial Statements and current liabilities incurred in the Ordinary Course of Business since the date of such Annual Financial Statements. Without limiting the foregoing, except as disclosed in Schedule 3.1(26), the Target has not assumed, guaranteed, endorsed, agreed to indemnify or otherwise become liable or contingently liable with respect to the obligations, Indebtedness or liabilities of any nature (whether accrued, absolute, contingent or otherwise) of any other Person.

(27)Target Waterfall. The Closing Certificate sets forth the Target Waterfall, including the proceeds each Vendor shall receive at Closing, which is accurate and complete in all respects and has been prepared in accordance with this Agreement and the Target’s constating documents.
(28)Banking Information. Schedule 3.1(28) sets forth (a) the name and location (including municipal address) of each bank, trust Target or other institution in which the Target has an account, money on deposit or a safety deposit box, (b) the number of each account held by the Target thereat, (c) the name of each Person authorized to draw thereon or to have access thereto and (d) the name of each Person holding a power of attorney from the Target and a summary of the terms thereof.
(29)Regulatory Approvals. Except as set forth in Schedule 3.1(29), no Regulatory Approval or filing with, notice to or waiver from any Governmental Authority is required to be obtained or made by and of the Vendors, and the Target: (a) in connection with the execution and delivery of, and performance by the Vendors of their obligations under, this Agreement or the consummation of the Transactions; (b) to avoid the loss of any Licence; or (c) to permit the Target to carry on the Business after the Closing as the Business is currently carried on by the Target.
(30)Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Vendors and the completion (with any Required Approvals and Notices) of the Transactions do not and shall not result in or constitute any of the following:
(i)a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles, by-laws, shareholders agreement, or other constituting documents of the Target or of any Contract or Licence;
(ii)an event which, pursuant to the terms of any Contract or Licence, would cause any right or interest of the Target to come to an end or be amended in any way that is detrimental to the Target or the Business or entitle any other Person to terminate or amend any such right or interest or relieve any other Person of its obligations thereunder;
(iii)the creation or imposition of any Lien on any property or asset of the Target; or
(iv)the violation of any Applicable Law.
(31)Legal Proceedings and Orders. Except as set forth and described in Schedule 3.1(31), there is, and during the five (5) years immediately prior to the Closing there has been, no Legal Proceeding in progress, pending or, to the knowledge of the Vendors, Threatened against or affecting the Target, or any of its Founders, officers, directors or managers in their capacity as such, or any of their properties or assets or title thereto, nor is there any factual or legal basis on which any such Legal Proceeding might be commenced with any reasonable likelihood of success. There is no Order outstanding against or affecting the Target or any of its properties or assets. Without limiting the generality of the foregoing, except as set forth and described in Schedule 3.1(31), there is no Legal Proceeding involving any product liability claim in progress, pending or, to the knowledge of the Vendors, Threatened against or affecting the Target alleging any defect in, or failure to warn concerning any risks or damages inherent in, the design or manufacture of or the materials used in any of the products manufactured or distributed by or for the Target. There are no internal investigations or inquiries being conducted by the Target or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(32)Environmental Matters.
(i)The Target, the Business, the Leased Premises and assets as carried on or used by the Target and its predecessors have been carried on and used and are currently carried on and used in all material respects in compliance with all Environmental Laws.
(ii)The Target and its predecessors have not used any of the Leased Premises, its property or assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process, and have not released, or permitted the release of, any Hazardous Substance except in compliance with all Environmental Laws. To the knowledge of the Vendors, there are no Hazardous Substances in, on, at, under or coming from the Leased Premises or other assets of the Target (i) other than in compliance with Environmental Laws or (ii) which exceeds an applicable soil, groundwater or other environmental, health or safety criterion or standard published or enacted by a Governmental Authority having jurisdiction over the Leased Premises or other assets of the Target.
(iii)There are no Legal Proceedings in progress, pending or, to the knowledge of the Vendors, Threatened to which the Target is subject (i) investigating or alleging the violation or possible violation of any Environmental Law, (ii) to determine whether any study or remedial action is required to respond to a release or the presence of a Hazardous Substance on the Leased Premises or its property or assets or (iii) requiring or alleging responsibility of the Target for remediation, clean-up or corrective action of any kind pursuant to any Environmental Law.
(iv)There are no Environmental Permits required for the operation of the Business, the Leased Premises or any of the property and assets used in the Business.
(v)The Target and its predecessors have maintained all environmental and operating documents and records in the manner and for the time periods required by any Environmental Law. The Vendor has provided to the Purchaser all environmental reports, audits, and other information materially bearing on environmental, health and safety matters associated with the current and former operations of the Target that are in its possession or control.
(vi)To the knowledge of the Vendors, there are no above-ground or underground storage tanks, pits, lagoons, waste disposal sites, or materials containing asbestos or polychlorinated biphenyls located at, on or under the Leased Premises, except as set forth and described in Schedule 3.1(32).
(vii)There are no pending or proposed changes to Environmental Laws which would render illegal or materially restrict the Business or the operations of the Target.
(viii)The Target and its predecessors have not, by contract or pursuant to Environmental Law, assumed or retained any liability or obligation pertaining to environmental matters as a result of the acquisition or disposition of any assets or real property.
(33)Employment Matters.
(i)Schedule 3.1(33)(a) contains a complete and accurate list, as of the date of this Agreement, of all the Employees (on a no-name basis) and the position, status, length of service, location of employment, full compensation, bonus, commission, allowance, vacation entitlement, accrued vacation or time off balance, sick leave entitlement and accrual, and Employee Benefit Plan participation, both statutory and voluntary, of each Employee. Schedule 3.1(33)(a) also lists any Employee on leave of absence together with the type of leave, the expected date of return to work (if known) and an indication of whether such Employee is in receipt of disability benefits or other benefits pursuant to Applicable Laws pertaining to workers’ compensation.

(ii)Schedule 3.1(33)(b) contains a complete and accurate list, as of the date of this Agreement, of all the Independent Contractors who are engaged by the Target, including their name, the start and end dates of their engagement, a brief description of the services provided, the compensation paid, whether or not a written service agreement exists, as well as any rights related to the termination of such agreement.
(iii)Except as set out in Schedule 3.1(33)(c), the Target is not a party to or bound by any Contract in respect of any Employee or former Employee, which provides such Employee or former Employee with termination, severance or any other entitlements in excess of those required by Applicable Law.
(iv)Except as disclosed in Schedule 3.1(33)(d), the Target is not a party to nor subject to any policies, methods, practices or programs, whether written or not, that describe working methods or conditions of employment or hiring. A true, accurate and complete copy of all documents listed in Schedule 3.1(33)(d) has been provided to Purchaser.
(v)The Target is not a party to or bound by any Contract in respect of any Employee or former Employee, Independent Contractor, director or officer containing change of control provisions or similar provisions, or which provides entitlement to any change of control payment, acceleration of payment or vesting of any equity interest, or other payment or benefits by the Target, as a result of or in connection with the execution, delivery or the performance of this Agreement nor with the consummation of the transactions contemplated by this Agreement.
(vi)The Target has provided Purchaser with a copy of all Contracts entered into with the Key Employees, as well as a copy of all templates of employment Contracts for non-executive Employees, and all Contracts with any Employee that differ significantly from these templates.
(vii)Except as disclosed in Schedule 3.1(33)(g), the Target (i) has not paid nor shall it be required to pay any retention, bonus, fee, distribution, remuneration or other compensation to any Person, other than salaries, wages or bonuses paid or payable in the Ordinary Course of Business in accordance with current compensation levels and practices as set out in Schedule 3.1(33)(g), (ii) has not forgiven nor shall it be required to forgive any Indebtedness of any Person or (iii) has increased nor shall it be required to increase any salary or benefits otherwise payable by the Target, in each case as a result of the Transactions.
(viii)None of the Employees or other Persons who are receiving remuneration for work or services provided to the Target in the year immediately prior to the Closing Date has indicated to the Target or any Vendor that they intend to resign, retire or terminate their employment or engagement with the Target as a result of the Transactions or otherwise.
(ix)To the knowledge of the Vendors, none of the Employees or other Persons who are receiving remuneration for work or services provided to the Target is in violation of any non-competition, non-solicitation, non-disclosure or any similar agreement with any third party.
(x)All of the Persons who are receiving remuneration for work or services provided to the Target who are not Employees are treated as Independent Contractors, are properly characterized as independent contractors and are not reasonably likely to be characterized by any Governmental Authority as Employees. There are no pending or, Threatened notices from any Governmental Authority or Person disputing the characterization of any Person receiving remuneration for work or services provided to the Target, including Independent Contractors and Subcontractors.
(xi)The Target is not engaged with any personnel agency nor a temporary foreign worker recruitment agency and there are no outstanding, pending or Threatened claims,

complaints, investigations or orders relating to the Target’s use of personnel agency employees nor Temporary Foreign Worker Recruitment Agencies.
(xii)Except as set out in Schedule 3.1(33)(l), the Target is and has been in compliance in all material respects with all Applicable Laws respecting employment, and labour standards, human rights, employment practices and standards, terms and conditions of employment, wages and hours of work, vacation pay, overtime pay, statutory holidays, termination notices, classification of workers, occupational health and safety, human rights, accessibility, labour relations, language of work, employment equity, pay equity, immigration, data protection, social security, voluntary retirement savings plan and workers’ compensation. To the knowledge of the Vendors, nothing has occurred which might lead to a proceeding or claim under Applicable Laws or Contract relating to Employees or former Employees.
(xiii)Target is currently, and has always been, in compliance with all applicable immigration Laws. For greater clarity, the Vendors confirm that all temporary foreign workers currently employed or previously employed by the Target hold, or have always held, and have continuously maintained throughout their employment with the Target, the necessary or required authorizations to occupy their position and to work legally in Canada.
(xiv)All amounts due and owing or accrued due but not yet owing for all salary, wages, overtime, vacation pay, sick days with pay, bonuses, commissions or other incentive payments, pension benefits or other benefits under the Employee Benefit Plans have been paid or, if accrued, are reflected in the Books and Records. The cumulative amounts indicated in the Books and Records are not understated.
(xv)Except as set out in Schedule 3.1(33)(o), the Target is not subject to any claim for wrongful dismissal, prohibited practice, constructive dismissal or any other Legal Proceeding relating to employment, discrimination, harassment, damages or termination of employment of any of its Employees or former Employees or relating to any failure to hire a candidate for employment.
(xvi)Except as set out in Schedule 3.1(33)(p), the Target is not party to any application, order, complaint or other Legal Proceeding under any Applicable Law relating to Employees or former Employees nor, to the knowledge of the Vendors, is there of any factual or legal basis on which any such Legal Proceeding may reasonably be commenced.
(xvii)The Target is not party to or bound by, either directly or by operation of Applicable Law, any collective agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting Employees. The Target is not, and never has been, subject to any union organization effort, or to the knowledge of the Vendors, any Threatened union organization effort.
(xviii)There is no strike, labour dispute, work slowdown or stoppage pending or Threatened against the Target nor has there been any such strike, labour dispute, work slowdown or stoppage within the ten (10) years immediately preceding the Closing Date. The Target is not currently engaged in any labour negotiation.
(xix)There is no grievance or arbitration proceeding arising out of or under any collective agreement which is pending or Threatened against the Target. There is no pending or, to the knowledge of the Vendors, Threatened complaint regarding any alleged unfair labour practice or other Legal Proceeding relating to Employees or former Employees.

(xx)All current and former assessments under Applicable Laws pertaining to workers’ compensation that relate to the Target have been paid or accrued, and the Target has not been subject to any specialty or penalty assessment under such legislation which has not been paid. No audit of the Target is currently being performed pursuant to any workers’ compensation legislation and there are no claims or potential claims which may affect the Target’s accident cost experience.
(xxi)There are no outstanding inspection orders made under Applicable Laws pertaining to occupational health and safety relating to the Target or the Business. The Target is and has been operating in all material respects in compliance with all Applicable Laws pertaining to occupational health and safety, including with Applicable Laws with respect to materials present in the Business exposure to which may result in an occupational disease as defined in Applicable Laws pertaining to occupational health and safety. Except as set out in Schedule 3.1(33)(u), there are no pending or Threatened charges against the Target under Applicable Laws pertaining to occupational health and safety. There have been no fatal or critical accidents or occupational diseases which have occurred in the course of the operation of the Business.
(34)Employee Benefit Plans.
(i)Schedule 3.1(34)(a) contains an accurate and complete list of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Target has provided Purchaser with true and complete copies of, where applicable, (i) the plan document (including written summaries of all Employee Benefit Plans that are not in writing), (ii) a copy of each Employee booklet and plan summary description (iii) for the most recent year, the annual information report, unaudited financial statements, actuarial valuations and any response to an auditor’s request for information, (iv) the most recent summary plan description or Employee booklet, and all subsequent summaries of material modifications, (v) all related trust agreements, insurance policies or other funding instruments and all custodial, administrative, recordkeeping, investment management and other service agreements, (vi) all other material documents pursuant to which such Employee Benefit Plan is maintained, funded and administered and (vi) all material correspondence with any Governmental Authority.
(ii)The Target has never maintained, sponsored, contributed to, or had any obligation to contribute to, or had any obligation or Liability under or with respect to any Employee Benefit Plan that (i) that provides for post-retirement or post-termination medical, life insurance or other similar benefits (other than continuation coverage required by minimum employment standards legislation), (ii) is subject to federal or provincial pension standards legislation in Canada, including any “registered pension plan” (as such term is defined in Section 248(1) of the ITA), (iii) is a “retirement compensation arrangement” (as such term is defined in subsection 248(1) of the ITA), (iv) is an “employee life and health trust” (as such term is defined in subsection 248(1) of the ITA), (v) is a “health and welfare trust” (within the meaning of Canada Revenue Agency Income Tax Folio S2-F1-C1), or (vi) is an “employees profit sharing plan” (as such term is defined in subsection 144(1) of the ITA). No Employee Benefit Plan is intended to be, or has been determined by a Governmental Authority to be, a “salary deferral arrangement” (as such term is defined in subsection 248(1) of the ITA). With respect to each Employee Benefit Plan, there has been no breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan. To the knowledge of the Vendors, no fact or circumstance exists with respect to any Employee Benefit Plan that could reasonably be expected to subject the Target or, with respect to any period on or after the Closing, the Purchaser or any of its Affiliates, to a civil action, penalty, or tax.
(iii)Each Employee Benefit Plan (and each related trust, insurance Contract or fund) has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with all Applicable Laws, including the ITA.

All payments, premiums, contributions, and reimbursements required to have been paid, deducted or remitted by the Target in respect of each Employee Benefit Plan have been paid, deducted or remitted in accordance with the terms of such Employee Benefit Plan and Applicable Law in all material respects.
(iv)Each Employee Benefit Plan that is intended to qualify for Tax-exempt or Tax-preferred treatment has been duly registered with the Canada Revenue Agency, if required, or otherwise meets the requirements for such treatment under the ITA. Nothing has occurred that could reasonably be expected to adversely affect the Tax-exempt or Tax-preferred status of any Employee Benefit Plan. The Target has, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for the Target as common law employees, leased employees or independent contractors of the Target. No individual employed or engaged by the Target has been improperly excluded from any Employee Benefit Plan. There are no participating employers that have any obligations or Liabilities with respect to any Employee Benefit Plan other than the Target and no Employee Benefit Plan provides benefits to, or allows participation by, any person that is not currently, or was not formerly, employed by the Target, or any spouse, dependent, survivor or beneficiary, thereof, or to any person who is an employee, former employee, director or officer of one of the Target and did not satisfy eligibility conditions for participation in the Employee Benefit Plans.
(v)The obligations of all Employee Benefit Plans that provide health, welfare or similar benefit coverage are fully insured by a licensed third-party carrier pursuant to an insurance Contract. None of the Employee Benefit Plans requires or permits a retroactive increase in premiums or payments or require additional premiums or payments on termination of the Employee Benefit Plan or any insurance contact relating thereto.
(vi)With respect to each Employee Benefit Plan, all payments, premiums, contributions, distributions, reimbursements and accruals for all periods ending on or prior to the Closing Date shall have been made or accrued on the latest balance sheet of the Target in the Interim Financial Statements in accordance with Applicable Accounting Standards, and there is no unfunded Liability with respect thereto which is not reflected on the latest balance sheet. No Legal Proceeding with respect to any Employee Benefit Plan (other than routine claims for benefits) is pending or threatened and no Employee Benefit Plan has been the subject of an examination or audit by a Governmental Authority. None of the assets of the Target nor any Employee Benefit Plan is subject to any Lien. No Employee Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider, except to provide third-party administrative or recordkeeping services to an Employee Benefit Plan sponsored by the Target.
(vii)Except as set out in Schedule 3.1(34)(g), neither the execution of any of the documents related to the transaction nor any of the transactions could (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, manager, member, partner, employee, independent contractor or consultant of the Target to severance pay or any other payment or benefit (whether in cash, property or the vesting of property); (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any current or former director, officer, manager, member, partners, employee, independent contractor or consultant of the Target, (iii) result in funding or the forfeiture of compensation or benefits due to, or result in the forgiveness of indebtedness of any current or former director, officer, manager, member, partner, employee, independent contractor or consultant of the Target, (iv) limit or restrict the right of the Target or any successor to merge, amend or terminate any Employee Benefit Plan, or (v) increase any Liability or the amount payable or result in any other material obligation under an Employee Benefit Plan or otherwise for any current or former director, officer, manager, member, partner, employee, independent contractor or consultant of the Target.

(viii)No promises, commitments or undertakings have been made to amend any Employee Benefit Plan or establish or adopt any arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement, or to provide increased benefits thereunder to any employees of the Target, except as required by Applicable Law.
(35)Customers and Suppliers. Schedule 3.1(35) sets forth a complete and correct list of (i) the twenty (20) largest customers of the Target in terms of aggregate revenue for each of the last two fiscal years and for the period ended on the date of the most recent Financial Statements (the “Material Customer”), and (ii) the ten (10) largest suppliers of the Target in terms of aggregate dollar amount of gross purchases for each of the last two fiscal years and for the period ended on the date of the most recent Financial Statements. Except as set out in Schedule 3.1(35), in the last twelve (12) months (the “Material Suppliers”), (i) no Material Customer has provided written or oral notice that it will, or intends or is considering to, cease being a customer of the Target or materially decrease the rate of, or materially adversely change the terms with respect to, buying products from the Target, and (ii) no Material Supplier has provided written or oral notice that it will, or intends or is considering to, cease doing business with the Target or materially decrease the rate of, or materially adversely change the terms with respect to, supplying materials, products, or services to the Target. There is no outstanding or, to the knowledge of the Vendors, threatened material dispute with any Material Customer or Material Supplier.
(36)Transactions with Affiliates et al. Except as set forth in Schedule 3.1(36), the Target is not liable in respect of Indebtedness or other obligations to or on behalf of any shareholder, equityholder, officer, director, manager, Employee or Affiliate of the Target, or associates or relatives of any of the foregoing, or any other Person with whom the Target does not deal at arm’s length. There are no intercompany services provided to the Target by any Vendor. No officer, director or manager of the Target owns any interest in any competitor, customer or supplier of the Target. Except as set forth in Schedule 3.1(36), no officer, director, employee or Affiliate of any of the Target and the Vendors, or any individual related by blood, marriage or adoption to any such Person (each, a “Related Party”): (a) is a party to any Contract, commitment or transaction with the Target; (b) has any interest in any property, whether tangible or intangible, used by the Target (including any Intellectual Property Rights); (c) has any claim or cause of Legal Proceeding against the Target; (d) owes any money to the Target or is owed money from the Target; or (e) provides services or resources to the Target or is dependent on services or resources provided by the Target. No Related Party (and no Affiliate of any Related Party) is engaged in any business which competes with the Business. Schedule 3.1(36) sets forth each individual employed by the Target who is related by blood, marriage or adoption to any officer, director or any Affiliate of the Target.
(37)Products and Services. Schedule 3.1(37) contains a correct and complete copy of standard warranty or warranties for products produced on behalf of or sold by the Target, and except as expressly set forth therein, there are no warranties (statutory or otherwise), deviations from standard warranties or commitments or obligations with respect to the return, repair, replacement or re-performance of such products under which the Target could have any liability. The products produced by the Target have been designed, manufactured and labelled in accordance with, and meet all requirements of, Applicable Law and meet the specifications in all Contracts with customers of the Target relating to the sale of such products. Schedule 3.1(37) sets forth the aggregate annual cost to the Business of performing warranty obligations for each of the previous 3 fiscal years of the Target and the current fiscal year of the Target through February 28, 2026. Without limiting the generality of Section 3.1(31), there are no claims against the Target pursuant to any product warranty or with respect to the production, distribution or sale of defective or inferior products or with respect to any warnings or instructions concerning such products. All goods and services provided by the Target to their customers have been provided in accordance with Applicable Law and the terms of all Contracts relating thereto. None of the products produced by the Target has been the subject of any replacement, field fix, retrofit, modification or recall campaign, and, to the knowledge of the Vendors, no facts or conditions exist that could reasonably be expected to result in such a recall campaign.

(38)Insurance.
(i)Except as set out in Schedule 3.1(38)(a), the Target maintains fire (with extended risk and casualty coverage), general liability, business interruption, product liability, use and occupancy and other forms of insurance with reputable and sound insurers covering their respective properties and assets and protecting the Business in such amounts and against such Losses and claims as are generally maintained for comparable businesses and properties. Schedule 3.1(38)(a) sets forth and describes all insurance policies currently maintained by the Target (the “Policies”), including a brief description of the type of insurance, the name of the insurer, policy number, coverage limits, amount of deductible, expiration date and annual premiums. Each of the Policies is valid and subsisting and in good standing, there is no default thereunder and the Target is entitled to all rights and benefits thereunder.
(ii)Schedule 3.1(38)(b) sets forth and describes all pending claims under any of the Policies and identifies the most recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets, copies of which have been made available to the Purchaser. The Target has not failed to give any notice or present any claim under any of the Policies in a due and timely fashion. To the knowledge of the Vendors, there are no circumstances which may reasonably entitle the Target to make a claim under any of the Policies or which may be reasonably required under any of the Policies to be notified to the insurers and no claim under any of the Policies has been made by the Target since the date of the most recent Annual Financial Statements.
(iii)No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of the Policies has been received by the Target or any Vendor. To the knowledge of the Vendors, there are no circumstances or occurrences which would or may reasonably form the basis of a material increase in premiums for the current insurance coverage maintained by the Target.
(39)Tax Matters.
(i)The Target has prepared and filed, or caused to be prepared and filed, when due with each relevant Governmental Authority all Tax Returns required to be filed by or on behalf of it in respect of any Taxes. All such Tax Returns are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect. No Governmental Authority has asserted that the Target is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not do so.
(ii)The Target has not had, and does not currently have, any requirement to file any returns, elections, or designations with any Governmental Authority located in a jurisdiction outside of Canada.
(iii)The Target has paid in full and when due all Taxes required to be paid by it, including any amount due on or before the Closing Date, including instalments or prepayments of Taxes, whether or not such Taxes are shown on a Tax Return or on any assessments or reassessments, and no deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against it by any Governmental Authority.
(iv)No assessments or reassessments of the Taxes of the Target are currently the subject of an objection or appeal, no audit by any Governmental Authority of the Target is currently ongoing, the Vendors have no knowledge of any threatened or potential assessment, reassessment or other proceedings, negotiations or investigations in respect of Taxes, against the Target, nor is there any matter under discussion with any Governmental Authority relating to Taxes. There are no outstanding issues which have been raised and communicated to the Target or any Vendor by any Governmental

Authority. The Target has not executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.
(v)The Target has deducted and withheld from each payment made to any Person, including any of its present or former Employees, officers and directors and all Persons who are or are deemed to be non-residents of Canada for purposes of the ITA all amounts required by Applicable Law to be deducted and withheld, and has remitted such deducted and withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Target has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable or required to be deducted and withheld and remitted by it in respect of the Employees to the appropriate Governmental Authority within the time required under Applicable Law. The Target has charged, collected and remitted on a timely basis all Taxes as required under Applicable Law on any sale, supply or delivery whatsoever made by them.
(vi)The Target has maintained and continues to maintain at their place of business in Canada all records and books of account required to be maintained under the ITA, the ETA and any comparable Law of any jurisdiction applicable to the Target, including Laws relating to sales and use Taxes.
(vii)The Target is duly registered with the Canada Revenue Agency under the ETA for the purposes of the GST/HST, and with Revenu Québec under An Act Respecting the Québec Sales Tax for purpose of the QST, and its registration numbers are 834027781RT0001 and 1221774031TQ0001, respectively. All input tax credits, rebates and refunds claimed by the Target for GST/HST and provincial sales tax purposes were calculated in accordance with Applicable Law. The Target has complied in all material respects with all registration, reporting, payment, collection and remittance requirements and obligations in respect of GST/HST and provincial sales tax legislation, and any comparable Applicable Law, including Laws relating to sales and use Taxes.
(viii)The Target has not claimed any reserves, credits or deductions for purposes of the ITA (or any analogous provision of any Applicable Law of any jurisdiction) that may give rise to Tax or an income inclusion in a taxation year or period that begins on or after the Closing Date or, with respect to a Straddle Period, the portion of such period beginning on or after the Closing Date.
(ix)The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Target and any Person that is not dealing at arm’s length with the Target, as the case may be, for purposes of the ITA, do not differ from those that would have been made between Persons dealing at arm’s length for purposes of the ITA.
(x)The Target has complied in all material respects with relevant transfer pricing Laws, including preparing contemporaneous documentation and other documents contemplated thereby, including, for greater certainty, section 247 of the ITA.
(xi)The Target is not a party to or bound by any tax sharing agreement, tax indemnity obligation in favour of any Person or similar agreement in favour of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority).
(xii)No facts, circumstances or events exist or have existed that have resulted in, or may result in, the application of any of sections 15, 17, 79 to 80.04 of the ITA (or any similar provision of an Applicable Law of any province or territory of Canada) to the Target.

(xiii)The Target has not incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the ITA) with the Target, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the ITA, be included in the Target’s income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the ITA or any analogous provision of any comparable Law of any Province or territory of Canada.
(xiv)The Target has not acquired property from a Person not dealing at arm’s length (for purposes of the ITA) with it in circumstances that would result in the Target becoming liable to pay Taxes of such Person under subsection 159(1) or 160(1) of the ITA or any analogous provision of any comparable Law of any Province or territory of Canada.
(xv)The Target has not engaged in any transaction that is or could be a “reportable transaction” as defined in subsection 237.3(1) of the ITA or a “notifiable transaction” as defined in subsection 237.4(1) of the ITA, or any similar or corresponding transaction under any Applicable Law of any province or territory of Canada. The Target has never had an obligation to file an information return pursuant to (A) subsection 237.3(2) of the ITA or (B) sections 1079.8.5 or 1079.8.6 of the Taxation Act (Quebec).
(xvi)All research and development investment tax credits (“ITCs”) claimed by the Target were claimed in accordance with the ITA and the relevant provincial legislation and with the assistance of professional tax advisors and the Target satisfied at all times the relevant criteria and conditions entitling them to such ITCs. All refunds of ITCs received or receivable by the Target in any taxation year were claimed in accordance with the ITA and the relevant provincial legislation and the Target satisfied at all times the relevant criteria and conditions entitling it to claim a refund or such ITCs.
(xvii)There are no actual, pending or to the Vendor’s knowledge, potential adjustments of any ITC’s claimed or refunds or ITCs received or receivable by the Target.
(xviii)All government subsidies and assistance (including, for greater certainty, any COVID-19 Relief or similar assistance of any jurisdiction), Tax credits and Tax refunds, claimed or received by the Target have been claimed and received in compliance with Applicable Laws of any jurisdiction. There is no reasonable grounds to believe that any of the Target will be required to repay any amounts related to any subsidies provided to it.
(xix)The Target has not filed a Tax election in respect of a taxation period of the Target in respect of which a Governmental Authority is entitled to assess or reassess Taxes.
(xx)The Target has not made an “excessive eligible dividend designation” (as that term is defined in subsection 89(1) of the ITA).
(xxi)The Target has not made an election under subsection 83(2) of the ITA in respect of any dividend paid, or deemed to have been paid, on any class of its share capital, the total of which exceeded the amount of the “capital dividend account” (as that term is defined in the ITA) of the Target immediately before the dividend became payable.
(xxii)All financing costs, including interest, discounts and premiums payable by the Target in respect of its loans and amounts payable by the Target in respect of its derivative contracts, are deductible by the Target in computing its profits, gains or losses for Tax purposes, to the extent such amounts have been so deducted in prior Tax Returns of the Target.
(xxiii)Except as provided for in Schedule 3.1(39)(w), since the Latest Balance Sheet Date, the Target has not incurred any liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any liability, whether actual or contingent, for Taxes or realized any income or gain for Tax purposes, except for transactions entered into the Ordinary Course of Business.
(xxiv)None of the Target Shares qualify as “taxable Canadian property” for purposes of the ITA.
(40)No Target Material Adverse Effect. Since July 31, 2025, there has been no Target Material Adverse Effect, and no event has occurred nor do any circumstances exist which could reasonably result in a Target Material Adverse Effect.
(41)Absence of Certain Changes or Events. Except as set out in Schedule 3.1(41), since July 31, 2025, the Target has carried on the Business in the Ordinary Course of Business, and, in particular, but without limitation, the Target has not:
(i)sold, leased, assigned, transferred, encumbered, securitized, granted any license or sublicense in, abandoned, cancelled, permitted to lapse or otherwise disposed of any material rights, assets or properties, real or personal, tangible or intangible, including any of the foregoing shown or reflected in its Annual Financial Statements or any Intellectual Property (including Intellectual Property Rights, other than Intellectual Property Registrations expiring at the end of their statutory terms), or disclosed any Know-How of the Target except pursuant to written and binding confidentiality and non-disclosure agreements;
(ii)voluntarily purchased, prepaid, cancelled, compromised, waived, discharged or released any rights, debts or claims (or series of related rights, debts or claims) of the Target owing to or held by it;
(iii)(i) increased the rate or terms of compensation (including bonuses and equity-based compensation, benefits, or severance) payable to any current or former employee, officer, director, independent contractor or other service provider of the Target, (ii) established terms for, entered into, adopted, amended or increased the coverage or benefits provided under any Employee Benefit Plan or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement, (iii) granted, awarded or paid any equity-based award, bonus, change in control payment, retention, deferred compensation or other payment or benefit to any current or former employee, officer, director, independent contractor or other service provider of the Target, (iv) taken any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to or to forgive the indebtedness of any current or former employee, officer, director, independent contractor or other service provider of the Target, (v) hired or terminated (other than for cause) the employment or engagement of any employee, officer, director, independent contractor or other service provider of the Target, (vi) waived, released or limited in any material respect any restrictive covenant obligation of any current or former employee, officer, director, independent contractor or other service provider of the Target, or (vii) entered into, modified, or extended any collective bargaining agreement or recognized any labor union, works council, labor organization or group of employees as the bargaining representative for employees of the Target;
(iv)issued any note, bond or other debt security or created, incurred, assumed or guaranteed any Indebtedness, or become subject to any other Liability (except current Liabilities incurred in the Ordinary Course of Business);
(v)made any loans or advances to, or guarantees for the benefit of, or otherwise become liable for the Indebtedness or other legal obligation of, any Person, or made any investments in or acquisition of any assets or Equity Interests of any Person;
(vi)made any capital expenditures or commitments therefor in the aggregate in excess of $250,000;

(vii)adopted or changed (or made a request to any Governmental Authority to change) any policy or practice of accounting or annual accounting period, other than as required by Applicable Accounting Standards or Applicable Law, including not having changed cash management customs and practices (including with respect to maintenance of working capital balances or any reserves, collection of accounts or other amounts receivable, payment of accounts or other amounts payable, accrued Liabilities and other Liabilities and pricing and credit policies);
(viii)delayed or postponed the payment of accounts or other amounts payable or other Liabilities or accelerated the collection of any accounts or other amounts receivable outside the Ordinary Course of Business;
(ix)engaged in any promotional sales, customer rebates, discount or price reduction or other activity that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that otherwise would be expected to occur in post-Closing periods;
(x)instituted or permitted any material change in the conduct of the Business, or any change in its method of purchase, sale, lease, management, marketing, promotion or operation;
(xi)entered into any Contract that would constitute a Material Contract or Permit, or accelerated, amended, modified, cancelled, terminated or granted any waiver or given any consent or release with respect to any Material Contract or Permit;
(xii)become subject to any obligation that prohibits the Target from freely engaging in business anywhere in the world or that otherwise restricts any activities of the Target;
(xiii)experienced any material Loss (whether or not covered by insurance);
(xiv)made, changed or rescinded any of the Target’s Tax principles, methods, annual accounting period, policies or elections, adopted or changed (or made a request to any Governmental Authority to change) any method, policy or practice of accounting, filed any amended Tax Return or prepared or taken any position on any Tax Return in a manner inconsistent with past practice or that would have the effect of increasing the Tax liability or reducing any Tax asset of the Purchaser in respect of any Tax period (or portion of a Straddle Period) beginning after the Closing Date;
(xv)entered into any closing or settlement Contract relating to any Tax of the Target, settled or compromised any Legal Proceeding in respect of any Tax or Tax Return of the Target, entered into any Tax Sharing Agreement, consented to any extension or waiver of the limitations period applicable to any Legal Proceeding relating to any Tax of the Target, requested a ruling with respect to Taxes, surrendered any right to claim a refund, offset or other reduction in Tax liability or taken or omitted to take any other action that had or would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax benefit of the Target;
(xvi)failed to timely file with the appropriate Governmental Authority (including allowable extensions) any Tax Return, or pay or remit Taxes when they became due and payable;
(xvii)declared, set aside or paid any dividends or made any distributions on or in respect of any Equity Interest of the Target, or directly or indirectly redeemed, purchased or otherwise acquired any Equity Interests;
(xviii)imposed any Lien upon the Target’s properties or assets, tangible or intangible;

(xix)instituted a Legal Proceeding, or adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;
(xx)entered into any Contract (or series of related Contracts) either involving more than $250,000 or outside the Ordinary Course of Business;
(xxi)sold, securitized, factored or otherwise transferred any accounts receivable;
(xxii)entered into any transaction with or for the benefit of any Affiliate other than the Transactions;
(xxiii)authorized or effected any amendment or change in the Target’s constating documents, the Target’s bylaws or any other governing document of the Target;
(xxiv)authorized, issued, sold, granted or otherwise disposed of any Equity Interests of the Target, or modified or amended any right of any holder of any such Equity Interests;
(xxv)authorized or entered into any Contract to do any of the foregoing, or authorized, taken, agreed or committed to take (or failed to take) any action with respect to the foregoing; or
(xxvi)agreed, committed or entered into any understanding to take any actions enumerated in any of the immediately preceding paragraphs (a) to (y).
(42)Competition Act.
(i)The Target and its subsidiaries do not have assets in Canada that exceed $93,000,000, or gross revenues from sales in, from or into Canada, that exceed $93,000,000, as defined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder.
(43)Commissions. None of the Purchaser and the Target shall be liable for any brokerage commission, finder’s fee or other similar payment in connection with the Transactions (the “Commissions”) because of any action taken by, or agreement or understanding reached by any Vendor or the Target. The only Commissions payable by the Target or any Vendor are listed in Schedule 3.1(43), and the Vendors shall be solely responsible for payment of all fees and other amounts in connection therewith.
(44)Guarantees, Performance Bonds and Liabilities.
(i)Schedule 3.1(44)(a) sets forth an accurate list of the guarantees given by any Vendor in respect of the performance and payment obligations of the Target arising under letters of credit or any Contract (including any Premises Lease), as well as all other indemnities, bonds, comfort letters and similar financial or operational arrangements given by any Vendor in support of the Business.
(ii)Schedule 3.1(44)(b) sets forth a true, correct and complete list of all performance bonds, surety bonds or similar obligation of, or in respect of, the Target (i) currently in effect or (ii) that have expired, been terminated or otherwise lapsed during the 12 months immediately prior to the Closing. For each such bond or similar obligation, Schedule 3.1(44)(b) correctly sets forth, as applicable, the obliger, oblige, the amount, the underlying obligation, the issuance date, the renewal date and, if applicable, the termination/cancellation date.

(iii)The aggregate amount of all liabilities and other obligations of (i) the workers’ compensation program of the Target and (ii) the Vendors in connection with workers’ compensation with respect to the Employees is fully reflected in the Closing Net Working Capital.
(45)Regulation D and Regulation S Representations.
(i)Each Vendor is either an Accredited Investor or is not a U.S. Person, as specified in Schedule 3.1(45)(a).
(ii)If the Vendor is not an Accredited Investor, and is not a U.S. Person, the Vendor:
(i)was outside of the United States of America, its territories and possessions, any state of the United States, and the District of Columbia (the “United States”) when receiving and executing this Agreement; and
(ii)is not acquiring shares of Red Cat Stock pursuant to this Agreement (any such shares, the “Red Cat Shares”) as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the United States in respect of the Red Cat Shares, which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Red Cat Shares; provided, however, that the Vendor may sell or otherwise dispose of the Red Cat Shares pursuant to registration thereof under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements; and
(iii)acknowledges that the statutory and regulatory basis for the exemption from United States registration requirements claimed for the offer of the Red Cat Shares, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the Securities Act or any applicable state or provincial securities laws; and
(iv)acknowledges that (i) the issuance and sale of the Red Cat Shares is intended to be exempt from the registration requirements of the Securities Act, pursuant to the provisions of Regulation S; (ii) the Vendor is not acquiring the Red Cat Shares for the account or benefit of any U.S. Person or person known by such Vendor to be in the United States at the time of receiving and executing this Agreement and no discretionary or non‑discretionary account maintained by a dealer or fiduciary in the United States or for a U.S. Person or person known by such Vendor to be in the United States at the time of receiving and executing this Agreement is involved in the Vendor’s investment in the Red Cat Shares; and (iii) the offer and sale of the Red Cat Shares has not taken place, and it is not taking place, within the United States or its territories or possessions and is an “offshore transaction” as such term is defined in Regulation S; and
(v)acknowledges that, pursuant to the provisions of Regulation S, the Red Cat Shares cannot be sold, assigned, transferred, conveyed, pledged or otherwise disposed of to any U.S. Person or within the United States or its territories or possessions for a period of six months from and after the date of issuance of such Red Cat Shares, unless such Red Cat Shares are registered for resale in the United States pursuant to an effective registration statement under the Securities Act or another exemption from such registration is available, and the Vendor will send to each broker-dealer to which it sells Red Cat Shares in reliance on Regulation S during such six-month period, a confirmation or other notice detailing the restrictions on offers and sales of the Red Cat Shares within the United States or to, or for the account or benefit of, U.S. Persons; and
(vi)acknowledges any sale the after a period of six months from and after the date of issuance of such Red Cat Shares must be in compliance with an available exemption from the registration requirements of the Securities Act, such as Rule 144 promulgated under the Securities Act or pursuant to an effective registration statement under the Securities Act; and
(vii)acknowledges that it has not engaged in any, and will not engage in any, hedging transactions with regard to the Red Cat Shares, except in compliance with the Securities Act; and
(viii)is not a “distributor” of securities, as that term is defined in Regulation S, nor a dealer in securities; and
(ix)is purchasing the Red Cat Shares as the principal for its own account, for investment purposes only and not with an intent or view towards further sale or distribution (as such term is used in Section 2(11) of the Securities Act) thereof, and has not pre-arranged any sale with any other purchaser and has no plans to enter into any such agreement or arrangement; and
(x)is not an Affiliate of Red Cat, nor is any Affiliate of such Vendor an Affiliate of Red Cat. With respect to such Vendor, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Vendor will be deemed to be an Affiliate of such Vendor; and
(xi)acknowledges that the Red Cat Shares may only be sold offshore in compliance with Regulation S or pursuant to an effective registration statement under the Securities Act or another exemption from such registration, if available. In connection with any resale of the Red Cat Shares pursuant to Regulation S, any transfer not made in accordance with Regulation S, pursuant to an effective registration statement under the Securities Act or in accordance with another exemption from the Securities Act, will not be registered by Red Cat; and
(xii)represents that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with the offering of the Red Cat Shares, including: (a) the legal requirements within its jurisdiction for the purchase of the Red Cat Shares; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Red Cat Shares. Such Vendor’s subscription and payment for, and its continued beneficial ownership of the Red Cat Shares, will not violate any applicable securities or other laws of the jurisdiction of its residence; and
(xiii)acknowledges and understands that the Red Cat Shares will be notated with one or all of the following legends:
(xiv)THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S.

PERSONS EXCEPT IN CERTAIN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
(xv)EACH VENDOR HAS AGREED THAT, EXCEPT AS SET FORTH IN THE SHARE PURCHASE AGREEMENT DATED MARCH 30, 2026, IT WILL NOT OFFER, SELL OR DELIVER THE RED CAT SHARES (A) AS PART OF ITS DISTRIBUTION AT ANY TIME OR (B) OTHERWISE UNTIL SIX MONTHS AFTER THE DATE OF ISSUANCE OF SUCH RED CAT SHARES, WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS AND IT WILL HAVE SENT TO EACH BROKER-DEALER TO WHICH IT SELLS RED CAT SHARES IN RELIANCE ON REGULATION S DURING SUCH SIX-MONTH PERIOD, A CONFIRMATION OR OTHER NOTICE DETAILING THE RESTRICTIONS ON OFFERS AND SALES OF THE RED CAT SHARES WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS. TERMS USED IN THIS PARAGRAPH HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH U.S. SECURITIES LAWS.
(iii)If the Vendor is an Accredited Investor, the Vendor:
(i)did not learn of the investment in the Red Cat Shares as a result of any general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising;
(ii)is not acquiring the Red Cat Shares as a result of any form of “general solicitation or general advertising” (as those terms are used in Regulation D under the U.S. Securities Act), including, without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet, or broadcast over radio or television, or the Internet or other form of telecommunications, including electronic display, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;
(iii)is acquiring its Red Cat Shares for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act. Such Vendor presently does not have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Red Cat Shares (or any securities which are derivatives thereof) to or through any Person or entity. Neither such Vendor, nor any Affiliate of such Vendor, is a broker-dealer registered with the U.S. Securities and Exchange Commission or any successor thereto (the “SEC”) under the Securities Exchange Act of 1934 or an entity engaged in a business that would require it to be so registered;
(iv)understands that its acquisition of the Red Cat Shares pursuant to this Agreement involves substantial risks and acknowledges that it can bear the economic risk and complete loss of its investment in the Red Cat Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby;

(v)has had an opportunity to receive, review and understand all information related to the Red Cat Shares requested by it and to ask questions of and receive answers from Red Cat regarding Red Cat, its business and the terms and conditions of the offering of the Red Cat Shares, and has conducted and completed its own independent due diligence;
(vi)understands and acknowledges that the Red Cat Shares have not been and will not be registered under the Securities Act or the securities laws of any state, that the Red Cat Shares are being offered and sold to a limited number of Accredited Investors in reliance on the registration exemption provided by Rule 506(b) of Regulation D of the Securities Act and similar registration exemptions under applicable state securities or “blue sky” Laws and understands that the Red Cat Shares are characterized as “restricted securities” under the U.S. federal securities Laws inasmuch as they are being acquired from Red Cat in a transaction not involving a public offering and that under such Laws, such securities may be resold without registration under the Securities Act only in certain limited circumstances;
(vii)acknowledges that the Red Cat Shares (A) may not be sold, assigned, transferred, encumbered or disposed of unless they are registered under the Securities Act or unless an exemption from such registration is available and (B) are subject to transfer restrictions and will be notated with one or all of the following legends:
(viii)“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO RED CAT HOLDINGS, INC., (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND RED CAT HOLDINGS, INC. HAS, PRIOR TO SUCH SALE, RECEIVED AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO RED CAT HOLDINGS, INC.”
(46)Government Contracts and Bids. Except as set forth in Schedule 3.1(46), the Target is not a party to any Government Contract or Government Contract Bid. The Target is, and has at all times been, in compliance in all material respects with all terms and conditions of any Government Contract and all Applicable Laws relating to Government Contracts and Government Contract Bids. There are no pending or, to the knowledge of the Vendors, Threatened claims, audits, investigations, or Legal Proceedings by any Governmental Authority with respect to any Government Contract or Government Contract Bid. The consummation of the Transactions will not result in the termination, modification, or acceleration of any

Government Contract or Government Contract Bid. With respect to any Government Contracts or Government Contract Bids, the Target has complied in all material respects with all applicable data protection, cybersecurity, and information security requirements imposed by such contracts or by Applicable Law, including any requirements relating to controlled information, secure systems, access controls, personnel screening, or incident reporting.
(47)No Solicitation; No Trading. Neither the Vendors nor the Target nor any of its directors, officers, employees, or agents has engaged in any “general solicitation” or “general advertising” (as such terms are used in Regulation D under the Securities Act) in connection with the offer or issuance of any securities of Red Cat or any of its Affiliates in connection with the Transactions. The Target has not, and to the knowledge of the Vendors, none of its directors, officers, employees, or agents has, purchased or sold, or made arrangements, granted options or otherwise contracted to purchase or sell, directly or indirectly, any securities of Red Cat or any of its Affiliates in connection with the Transactions.
(48)Responses to Due Diligence. With respect to all due diligence requests made by Purchaser and its Representatives, the Vendors (a) have complied in good faith with each such request, (b) have not withheld from the Purchaser or its Representatives any documents, materials or other information responsive or relevant to any of such requests, (c) have provided documents, materials and other information in response to such requests that were either (i) regularly prepared in the ordinary course of business, or (ii) if specially prepared in response to such request, prepared in good faith from documents, materials and/or other information prepared on a basis consistent with the Vendors’ past practices.
(49)Full Disclosure. None of the foregoing representations and warranties in this Agreement (as qualified by the Disclosure Schedules) contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading. To the knowledge of the Vendors, there are no facts not disclosed in this Agreement or the Disclosure Schedules which would reasonably be expected to result in a Target Material Adverse Effect.
1.2Representations and Warranties of the Purchaser and Red Cat
As a material inducement to the Vendors entering into this Agreement and completing the Transactions and acknowledging that the Vendors are entering into this Agreement in reliance upon the representations and warranties of the Purchaser and Red Cat set out in this Section 3.2, each of the Purchaser and Red Cat represents and warrants to the Vendors as follows, as of the date of this Agreement and as of the Closing (except where a particular date or time is otherwise specified):
(1)Organization and Authorization of the Purchaser and Red Cat. The Purchaser is a corporation incorporated under the Laws of Province of Quebec. Red Cat is a corporation incorporated under the Laws of state of Nevada. Each of the Purchaser and Red Cat has the corporate power, authority and capacity to execute and deliver this Agreement and other Transaction Documents to which it is a party or to be executed by it as contemplated herein and to perform its obligations thereunder. The execution and delivery of this Agreement and other Transaction Documents to which the Purchaser and Red Cat are parties or to be executed by it as contemplated herein and the completion of the Transactions and all such other agreements and instruments have been duly authorized by all necessary action on the part of the Purchaser and Red Cat, as applicable.
(2)Red Cat Stock. Red Cat has taken all corporate action necessary to authorize the issuance and delivery of the shares of Red Cat Stock in accordance with the terms of this Agreement. The shares of Red Cat Stock, when issued and delivered to the Vendors in accordance with this Agreement, will be (i) duly authorized, (ii) validly issued, (iii) fully paid and non‑assessable, and (iv) free and clear of any and all Liens (other than any restrictions under applicable securities Laws and any Liens created by or through the Vendors). The issuance and delivery of the shares of Red Cat Stock in accordance with this Agreement (A) will not violate the constating documents of the Red Cat, and (B) do not and will not require any approval of the holders of securities of Red Cat, other than those approvals that have been duly obtained prior to Closing.
(3)Public Trading of Red Cat Stock. The Red Cat Stock are registered pursuant to Section 12(b) of the Securities Act, and are listed for trading on the Relevant Stock Exchange. Red Cat is in compliance in all material respects with the rules and regulations of the United States Securities and Exchange Commission and the Relevant Stock Exchange with respect to the Red Cat Stock. No notice of delisting, suspension, or termination of trading of the Red Cat Stock has been received by Red Cat, and, to the knowledge of Red Cat, no facts or circumstances exist that would reasonably be expected to result in any such delisting, suspension, or termination.
(4)Enforceability of the Purchaser’s and Red Cat’s Obligations. This Agreement constitutes, and each of the Transaction Document to which each of the Purchaser and Red Cat is a party shall, when executed, constitute, a valid and binding obligation of the Purchaser and Red Cat enforceable against the Purchaser and Red Cat, applicable, in accordance with its terms.
(5)Legal Proceedings. There is no Legal Proceeding in progress, pending, or, to the knowledge of the Purchaser and Red Cat, Threatened against or affecting the Purchaser or Red Cat, and there are no grounds on which any such Legal Proceeding might be commenced and there is no Order outstanding against or affecting the Purchaser or Red Cat which, in any such case, affects adversely or might affect adversely the ability of the Purchaser and Red Cat to enter into this Agreement or to perform their respective obligations hereunder.
(6)Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement and the Transaction Documents by the Purchaser and by Red Cat does not and will not result in any breach, violation or default under the Purchaser’s constating documents or Red Cat’s constating documents, as the case may be, any contract or license to which the Purchaser or Red Cat is a party, or any Applicable Law.
(7)Regulatory Approvals. Except as otherwise expressly provided in this Agreement, neither the Purchaser nor Red Cat nor any of their respective Affiliates is required to obtain any Regulatory Approval or submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of any Transaction Document to which it is a party, or the consummation of the Transactions. No consent, approval or authorization of any Governmental Authority is required to be obtained by the Purchaser or Red Cat or any of their respective Affiliates in connection with the execution and delivery of any Transaction Document to which they are a party or the consummation of the Transactions.
(8)Commissions. The Vendors shall not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the Transactions as a result of any action taken by, or agreement or understanding reached by, the Purchaser or any of its Affiliates, or any Representative retained by, or acting for or on behalf of, the Purchaser or any of its Affiliates. The Purchaser shall be solely responsible for, and shall indemnify and hold harmless the Vendors from and against, any and all such fees, commissions or payments arising out of any such arrangements.
(9)Investment Canada Act. The Purchaser is not a “state-owned enterprise” within the meaning of the ICA, and is a “trade agreement investor” or a “WTO investor” within the meaning of the ICA.

1.3No Waiver
No investigations, inspections, surveys or tests made by or on behalf of the Purchaser or Red Cat at any time shall, or shall be deemed to, (a) affect, mitigate, modify, waive, diminish the scope of or otherwise affect any representation or warranty made by the Vendors in or pursuant to this Agreement, (b) amend or supplement any of the Schedules hereto or (c) limit or otherwise affect any remedies available to the Purchaser or to Red Cat, unless in each case agreed to by the Purchaser and Red Cat in writing.
Annex D
CLOSING ARRANGEMENTS
1.1Closing
The Closing shall take place (a) no later than three (3) Business Days after the last of the conditions set forth in Article 5 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) or (b) such other date as the Purchaser and the Vendors’ Representative may mutually agree upon in writing. The Closing shall take place at 10:00 a.m. (Eastern Time) on the Closing Date remotely by the electronic exchange of documents and signatures or at such other time on the Closing Date as may be agreed orally or in writing by the Vendors’ Representative and the Purchaser.
1.2Vendors’ Closing Deliveries
At the Closing, the Vendors’ Representative shall deliver or cause to be delivered to the Purchaser the following documents:
(i)share certificates representing the Target Shares, accompanied by irrevocable securities transfer powers of attorney duly executed, in each case, by the holders of record;
(ii)evidence in form satisfactory to the Purchaser that all Consents, Regulatory Approvals and any notices required under any Material Contracts or pursuant to Applicable Law listed in Schedule 4.2(b), in each case, on terms and conditions satisfactory to the Purchaser have been obtained, made or sent (collectively, the “Required Approvals and Notices”);
(iii)letters of resignation and release, effective as of the Closing, in form and substance satisfactory to the Purchaser, from each director and officer, and each other Person holding any comparable position, of the Target;
(iv)copies of termination instruments, in form and substance satisfactory to the Purchaser, evidencing the termination of all Related Party Transactions prior to Closing (including prepayment or repayment any shareholder loans owing by the Target to any shareholders) and the agreements and documents set forth on Schedule 3.1(36), in each case with no further obligation of the Target, and otherwise on terms and in form satisfactory to the Purchaser;
(v)a certificate executed and delivered by the Secretary or other officer of the Target certifying as to (i) the constating documents of the Target or the applicable Vendor, in effect as of immediately prior to the Closing and (ii) all resolutions of the board of directors or the shareholders of the Target with respect to the Transactions;

(vi)a certificate of status, compliance, good standing or like certificate with respect to each Vendor (other than any Vendor that is an individual) and the Target issued by appropriate government officials of their respective jurisdictions of existence, dated within three (3) Business Days of the Closing Date;
(vii)a certificate, dated the Closing Date and executed by the Vendors’ Representative for and on behalf of each Vendor, that each of the conditions set forth in Sections 5.2(1), 5.2(2), 5.2(4), 5.2(5) and 5.2(7) have been duly satisfied;
(viii)evidence in form satisfactory to the Purchaser, acting reasonably, of (i) prepayment or repayment, as the case may be, at or prior to Closing, of all of Indebtedness set forth in Schedule 4.2(h), including pay-out letters and termination statements, and (ii) the release of all Liens in connection therewith fully executed payoff letters, each on terms and in form and substance satisfactory to the Purchaser, from each holder of Indebtedness set forth on;
(ix)evidence, satisfactory to the Purchaser, that the Target has obtained a release of any and all Liens (other than Permitted Liens) on the assets and properties of the Target;
(x)evidence, reasonably satisfactory to the Purchaser, that the Target has obtained the D&O Tail Policy (as defined below);
(xi)the Books and Records of the Target;
(xii)a release of claims against the Target in the form of Exhibit B, duly executed by each Vendor;
(xiii)a Lock-Up Agreement in the form of Exhibit D duly executed by each Vendor;
(xiv)from each Vendor that is a U.S. Person, written evidence reasonably satisfactory to Red Cat that such Vendor is an Accredited Investor (including by delivery of an Accredited Investor Questionnaire completed in a manner satisfactory to Red Cat) unless each of the following conditions are met: (x) such Vendor is identified on the Closing Certificate as a non-Accredited Investor; (y) the aggregate number of non-Accredited Investors among all of the Vendors receiving Red Cat Stock pursuant to this Agreement does not, in any event, exceed thirty-five (35); and (z) delivery of Red Cat Stock to each such non-Accredited Investor would not otherwise violate or reasonably be expected to violate the Securities Act (including Regulation D promulgated thereunder) or any other Applicable Law;
(xv)executed copies of all documents implementing the Pre-Closing Reorganization (including the termination of Option Plan and any and all Options thereunder), which shall be in form and substance satisfactory to the Purchaser, acting reasonably;
(xvi)duly executed Key Employment Agreements by each of the Key Employees, each on terms and in form and substance satisfactory to the Purchaser;
(xvii)duly executed Restrictive Covenants Agreements by each of the Vendor Parties;
(xviii)evidence of update of registration of trademarks TMA1056565 and TMA1057194 with the Canadian Intellectual Property Office to reflect the Target’s current business name;
(xix)a duly executed release of any right of Aeko Dronautique Inc. (“Aeko”) to receive options or other equity of the Target pursuant to the Contrat de Commission et d’Attribution d’Options dated February 27, 2025 between the Target and Aeko, on terms and in form and substance satisfactory to the Purchaser;

(xx)all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchaser to complete the Transactions, all of which shall be in form and substance satisfactory to the Purchaser, acting reasonably.
1.3Purchaser’s Closing Deliveries
At the Closing, the Purchaser or Red Cat, as applicable, shall deliver or cause to be delivered to the Vendors’ Representative the following documents and payments:
(i)a certificate executed and delivered by the Secretary or other officer of the Purchaser certifying as to the resolutions of the board of the Purchaser approving, adopting and declaring advisable this Agreement and the Transactions and the due adoption thereof;
(ii)a certificate dated the Closing Date of an officer of the Purchaser certifying that the conditions set forth in Sections 5.3(1), 5.3(2) and 5.3(6) have been duly satisfied;
(iii)the payments and shares referred to in Section 2.5; and
(iv)all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendors’ Representative to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Vendors’ Representative, acting reasonably.
Annex E
CONDITIONS OF CLOSING
1.1Condition to Obligations of All Parties
The obligations of each Party to consummate the Transactions are subject to the satisfaction (or waiver of the Purchaser and the Vendors’ Representative in accordance with Section 5.4), at or prior to Closing, of each of the following conditions:
(1)The Regulatory Approvals listed in Schedule 4.2(b) will have been obtained or will have been waived in writing by the applicable Governmental Authority, and all conditions in respect thereof imposed by the applicable Governmental Authority that are required to be satisfied prior to the Closing will have been satisfied.
(2)No Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such Transactions or causing any of the Transactions to be rescinded following completion thereof.
1.2Condition to Obligations of the Purchaser
The obligation of the Purchaser to consummate the Transactions is subject to the satisfaction (or waiver by the Purchaser in accordance with Section 5.4), at or prior to Closing, of each of the following conditions:
(1)Other than the Vendor-Specific Fundamental Representations or the Target-Related Fundamental Representations, the representations and warranties of the Vendors set out in Section 3.1 and the Transaction Documents will be true and correct in all respects (in the case of any such representation or warranty qualified by materiality or Target Material Adverse Effect) or in all material respects (in the case of any such representation or warranty not qualified by materiality or Target Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such dates (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects). The Vendor-Specific Fundamental Representations and Target-Related Fundamental Representations will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such dates (except those Vendor-Specific Fundamental Representations and Target-Related Fundamental Representations that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).
(2)The Vendors will have duly performed and complied in all material respects with all obligations, agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them at or prior to Closing; provided that, with respect to obligations, agreements, covenants and conditions that are qualified by materiality, the Vendors shall have performed such obligations, agreements, covenants and conditions, as so qualified, in all respects.
(3)All Required Approvals and Notices will have been obtained or given on terms acceptable to the Purchaser, acting reasonably, and all such Required Approvals and Notices will be in full force and effect and will not have been modified or rescinded.
(4)No Legal Proceeding will be pending or Threatened to enjoin, restrict or prohibit (i) the completion of any of the Transactions or (ii) the right of the Target to conduct the Business.
(5)No Target Material Adverse Effect will have occurred during the Interim Period, nor will any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Target Material Adverse Effect.
(6)The Vendors will have delivered to the Purchaser duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 4.2.
(7)No Key Employee shall have terminated or materially changed the nature of, or provided notice to the Target of such Key Employee’s intention to terminate or materially change the nature of, their employment with the Target.
1.3Condition to Obligations of the Vendors
The obligation of the Vendors to consummate the Transactions is subject to the satisfaction (or waiver by the Vendors’ Representative in accordance with Section 5.4), at or prior to Closing, of each of the following conditions:
(1)Other than the Purchaser Fundamental Representations, the representations and warranties of the Purchaser and Red Cat set out in Section 3.2 and the Transaction Documents will be true and correct in all respects (in the case of any such representation or warranty qualified by materiality) or in all material respects (in the case of any such representation or warranty not qualified by materiality) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such dates (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects). The Purchaser Fundamental Representations will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such dates (except those Purchaser Fundamental Representations that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).
(2)The Purchaser and Red Cat will have duly performed or complied in all material respects with all obligations, agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them at or prior to Closing; provided that with respect to obligations, agreements, covenants and conditions that are qualified by materiality, the Purchaser and Red Cat shall have performed such obligations agreements, covenants and conditions, as so qualified, in all respects.
(3)The Purchaser and Red Cat will have delivered to the Vendors’ Representative duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 4.3.
(4)Red Cat Stock will be traded on the Relevant Stock Exchange.
(5)Red Cat will be subject to the reporting requirements under Section 13 or Section 15(d) of the U.S. Securities Exchange Act of 1934, and will have timely filed in all material respects all reports required thereunder.
(6)No Red Cat Material Adverse Effect will have occurred during the Interim Period, nor will any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Red Cat Material Adverse Effect.
1.4Waiver of Conditions
In the case of a condition set out in Section 5.1, the performance of such condition may only be waived (a) where permitted by Applicable Law and (b) upon the mutual agreement in writing of the Purchaser and Vendors’ Representative. The Purchaser, in the case of a condition set out in Section 5.2, and the Vendors’ Representative, in the case of a condition set out in Section 5.3, may in their sole discretion, waive in writing, in whole or in part, conditionally or unconditionally, to the extent permissible under Applicable Law, the performance or compliance of such condition without prejudice to any of their rights in the event of non-performance of or non-compliance with any other condition in whole or in part. Any such waiver will not constitute a waiver of any other conditions in favour of the waiving party. Such waiving party will retain the right to complete the Transactions and sue the other party in respect of any breach of the other party’s agreements, covenants, obligations or any inaccuracy, misrepresentation or breach of a representation or warranty of the other party that gave rise to the non-performance of or non-compliance with the condition so waived.
Annex F
CERTAIN COVENANTS
1.1Conduct of Business Prior to the Closing
During the Interim Period, except as otherwise provided in this Agreement or consented to in writing by Purchaser in its sole discretion, the Vendors will cause the Target to (a) conduct the Business in the Ordinary Course of Business consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact the current business organization and operations of the Target, including the Business, and to preserve the rights, franchises, goodwill and relationships of the employees, customers, lenders and vendors, regulators of, and others having relationships with, the Business or the Target, (c) use reasonable best effort to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law to satisfy the closing conditions set forth in Article 5 and consummate and make effective the Transactions as promptly as practicable, including obtaining, making or sending, as applicable, all Required Approvals and Notices and (d) not take any action that could reasonably be expected to delay, hinder or prevent the consummation of the Transactions. Without limiting the foregoing, during the Interim Period, the Vendors will cause the Target to:
(i)pay all debts, Taxes and other obligations of the Target when due;
(ii)preserve and maintain all Permits of the Target;
(iii)maintain the properties and assets of the Target in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(iv)continue in full force and effect without modification all insurance policies, except as required by Applicable Law;
(v)defend and protect the properties and assets of the Target from infringement or usurpation;
(vi)perform all of the obligations of the Target under all Contracts relating to or affecting the properties, assets or business (including the Business) of the Target;
(vii)maintain the Books and Records of the Target in accordance with past practice;
(viii)comply in all material respects with Applicable Law;
(ix)not (i) make, revoke, or change any Tax election, (ii) change (or request any Governmental Authority to change) any annual accounting period, (iii) adopt or change (or request any Governmental Authority to change) any method, policy or practice of accounting, (iv) file any amended Tax Return, (v) enter into any settlement or closing agreement relating to any Tax, (vi) settle any proceeding in respect of Taxes, (vii) settle any Tax claim or assessment, (viii) surrender any right to claim a Tax refund, offset or other reduction in Liability, (ix) prepare any Tax Return in a manner inconsistent with the past practices of the Target, (x) request a ruling with respect to Taxes, (xi) initiate any voluntary disclosure process or enter into a voluntary disclosure agreement or similar procedure with any Governmental Authority with respect to Taxes, or (xii) take any other action or fail to take any action that has or would have the effect of increasing the present or future Tax Liability of the Target;
(x)not take or permit any action that would cause any of the changes, events or conditions described in Section 3.1(41) to occur; and
(xi)not enter into any agreement, option, right or privilege for the purchase or other acquisition of any equity interest in the Target, other than pursuant to the Pre-Closing Reorganization and in accordance with Section 2.11.
1.2Notification of Certain Matters
During the Interim Period, the Vendors, on one hand, and the Purchaser, on the other hand, shall give the other prompt written notice of: (a) any event, change, or occurrence that (i) causes, or would reasonably be expected to cause, any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate in any material respect or (ii) causes, or would reasonably be expected to cause, such Party to fail to perform or comply with, in any material respect, any covenant or agreement of such Party in this Agreement; and (b) any Legal Proceeding commenced or, to Vendors’ knowledge or the Purchaser’s knowledge, as applicable, Threatened against or otherwise affecting such Party with respect to the Transactions. No such notification will affect any of the representations, warranties, covenants, agreements, rights, or remedies of the Parties contained in this Agreement.

1.3Access
During the Interim Period, the Vendors will, and will cause the Target to: (i) afford the Purchaser and its Representatives full and free access to, and the right to inspect, all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Target, and all of their respective personnel, customers and vendors, (ii) furnish the Purchaser and its Representatives with such financial, operating and other data and information related to the Target as the Purchaser or any of its Representatives may reasonably request, and (iii) instruct the Representatives of the Target to cooperate with Purchaser in its investigation of the Target. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Target in this Agreement or otherwise.
1.4Conduct of Business Prior to the Closing
(1)None of the Vendors shall, and each of the Vendors will ensure neither the Target nor any Representative of any Vendor or the Target shall, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (iii) enter into any Contracts (whether or not binding) regarding an Acquisition Proposal. The Vendors shall, and shall cause the Target and any Representatives or Affiliates of any Vendor or the Target to, immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.
(2)In addition to the other obligations under this Section 6.4, the Vendors shall, and shall cause the Target to, promptly (and in any event within two (2) Business Days after receipt thereof by any Vendor, the Target or any Affiliates or Representatives of any Vendor or the Target) advise the Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal or any inquiry with respect to, or which could reasonably be expected to result in, an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making such request, Acquisition Proposal or inquiry.
(3)The Target agrees that the rights and remedies for noncompliance with this Section 6.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser.
1.5Director and Officer Liability and Indemnification
Prior to the Closing, the Vendors shall cause the Target to obtain a directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance for the benefit of the Target and any successor thereof and covering the current and former directors and officers of the Target as of the date of this Agreement for a period of six (6) years after the Closing (the “D&O Tail Policy”) in respect of acts or omissions occurring prior to the Closing (including in connection with the Transactions), in each case, in an amount and in scope reasonably satisfactory to the Purchaser.
1.6Public Announcements
The Parties agree that none of the Target, the Vendors’ Representative and any Vendor and any Affiliates or Representatives of the foregoing may issue or make any press release or other public announcement (including in any trade journal or other publication or any announcement to any of the Target’s customers, vendors or employees), in each case, of or related to this Agreement or the Transactions without the prior written consent of the Purchaser. The Parties further agree that Purchaser and Red Cat may, in their respective sole discretion, issue or make any press release or other public announcement (including in any trade journal or other publication) of or related to this Agreement or the Transactions. Notwithstanding the foregoing, the Purchaser, Red Cat and their Affiliates shall be permitted to disclose the terms and provisions of this Agreement to their respective existing and prospective investors and lenders, provided they instruct such Persons not to issue or make any press release or public announcement of or related to the Transactions. The Parties further agree that Red Cat may, in its sole discretion, publicly file any Transaction Document and disclose such information with respect to the Transactions and each issuance of shares of Red Cat Stock provided for in this Agreement in any required or customarily made filings with the U.S. Securities Exchange Commission (the “SEC”). Without limiting the foregoing, Red Cat shall be permitted to submit a Nasdaq Listing of Additional Shares Notification in respect of the consideration payable in Red Cat Stock pursuant to this Agreement and any other notice or information as may be required by Applicable Law and the rules of the Relevant Stock Exchange. The Vendors shall be permitted to disclose the terms and provisions of this Agreement (i) to the Vendors’ tax, financial and other advisors who are subject to professional or contractual obligations of confidentiality, or (ii) if required by Applicable Law (in which case, the Vendors will use commercially reasonable efforts to obtain the approval of the Purchaser as to the form, nature and extent of the disclosure).
1.7Regulatory Approvals
(1)Each of the Purchaser and the Vendors will (and will cause the Target to) use commercially reasonable efforts to obtain the Regulatory Approvals as promptly as practicable and in any event so as to allow Closing to occur by no later than the Outside Date. Without limiting the generality of the foregoing, as soon as practicable after the date of this Agreement, the Purchaser will, and the Vendors will cause the Target to, make the filing prescribed under Section 12 of the Investment Canada Act.
(2)The Purchaser and the Vendors will, and will cause the Target and their respective Affiliates to, coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with the Regulatory Approvals, including (a) providing each other with advance copies of and a reasonable opportunity to comment on all notices, filings, requests, submissions and other information supplied to or filed with any Governmental Authority in connection with the Regulatory Approvals and considering in good faith any suggestions made by the other party with respect to such notices, filings, requests, submissions and other information; (b) promptly providing each other with final copies of all notices, filings, requests, submissions and other information supplied to or filed with any Governmental Authority and all notices, correspondence or other information received from any Governmental Authority in connection with the Regulatory Approvals; (c) keeping the other party and their respective counsel fully apprised of all substantive written (including email) and oral communications and all meetings with any Governmental Authority in connection with the Regulatory Approvals, and, unless participation by a party is prohibited by Applicable Law or by such Governmental Authority, neither party will engage in any such substantive communications or meetings with a Governmental Authority without first giving the other party or its external counsel a full and reasonable opportunity to participate; and (d) providing the other party, at a party’s reasonable request, with any information that is in the first party’s possession, or under its direction or control that may be required or useful in connection with the matters in this Section 6.7.

(3)The Purchaser, acting reasonably and diligently, and after consultation with the Vendors’ Representative, will determine and direct the efforts to obtain the Regulatory Approvals.
(4)For greater certainty, and notwithstanding anything to the contrary in this Agreement, in connection with obtaining the Regulatory Approvals, none of the Purchaser, Red Cat and their Affiliates will be required to: (A) offer, negotiate, effect or agree to (i) the sale, divestiture, licensing or other disposition of all or any part of the businesses or assets of the Purchaser, Red Cat, the Target or any of their respective Affiliates; (ii) the termination of any existing contractual rights, relationships and obligations or entry into, or amendment, of any licensing arrangements; (iii) the taking of any action that, after consummation of the Transactions, would limit the freedom of action of, or impose any other requirement on the Purchaser, Red Cat, the Target or any of their respective Affiliates with respect to the operation of one or more of the businesses or the assets of the Purchaser, Red Cat, the Target or any of their respective Affiliates; (iv) complete the Transactions into a hold separate arrangement; or (v) any other remedial action whatsoever; or (B) defend against any claim.
1.8Transaction Personal Information
The Target shall communicate to the Purchaser, without the consent of the individuals concerned, Transaction Personal Information only to the extent permitted under applicable Privacy Laws and solely for purposes of evaluating and completing the Transactions. The Purchaser shall:
(i)use such Transaction Personal Information solely for such purposes;
(ii)not communicate such information to any third party except as permitted by applicable Privacy Laws;
(iii)implement reasonable safeguards to protect such information; and
(iv)destroy or anonymize such information if the Transactions are not completed or if such information is no longer necessary for such purposes, within a commercially reasonable period and subject to any overarching retention requirements under Applicable Law. The destruction or anonymization of such information if the Transactions are not completed is further subject to any technical constraints imposed by routine back-up, archival or disaster recovery systems, provided that such retained information is not readily accessible in the ordinary course of business and remains subject to reasonable safeguards by the Purchaser.
1.9Earnout Period Covenants
From and after the Closing to and until the end of the Earnout Period, the Purchaser and Red Cat shall, and shall cause the Target to:
(i)keep appropriate records allowing for an identifiable calculation of the Earnout Payment; and
(ii)not take any actions outside the Ordinary Course of Business with the specific intent to prejudice the Vendors’ right to receive any Earnout Payment or that has the primary purpose of avoiding the Earnout Payment.
The Vendors acknowledge and agree that, any Earnout Payment depends upon the performance of the Target and Red Cat and market conditions and the Vendors will not have any claim against the Purchaser, Red Cat, the Target or any of their respective Affiliates as a result of the failure to achieve any Milestone provided that the Purchaser, Red Cat and the

Target have complied with the covenants in this Section 6.9; and neither the Purchaser, Red Cat nor any of their Affiliates are making any representations or warranties regarding the current or future performance of the Purchaser, Red Cat, the Target or their respective businesses, or the markets.
1.10Compliance
Red Cat shall use its commercially reasonable efforts to (a) remain in compliance in all material respects with the applicable rules and regulations of the United States Securities and Exchange Commission and (b) maintain the listing of the Red Cat Stock on the Relevant Stock Exchange, in each case for a period of at least two (2) years after the Closing Date; provided, however, that this obligation shall not restrict or prohibit Red Cat from consummating any merger, consolidation, business combination, or similar transaction, or any voluntary delisting undertaken in connection therewith or otherwise approved by the board of directors of Red Cat.
Annex G
TERMINATION
1.1Termination
(1)This Agreement may be terminated at any time prior to the Closing:
(i)by the mutual written consent of the Vendors’ Representative and the Purchaser;
(ii)by the Purchaser by written notice of the Purchaser to the Vendors’ Representative if:
(i)the Purchaser and Red Cat are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Vendors pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.1 or Section 5.2 and such breach, inaccuracy or failure has not been cured by the Vendors or waived by the Purchaser in accordance with Section 5.4 within thirty (30) days of receipt by the Vendors’ Representative of written notice of such breach from Purchaser; or
(ii)any of the conditions set forth in Section 5.1 or Section 5.2 have not been fulfilled by the Outside Date or it becomes reasonably apparent that it will be impossible to fulfill such conditions; unless such failure shall be due to the failure of the Purchaser or Red Cat to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or
(iii)by the Vendors by written notice of the Vendors’ Representative to the Purchaser if:
(i)the Vendors are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser or Red Cat pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.1 or Section 5.3 and such breach, inaccuracy or failure has not been cured by the Purchaser or Red Cat or waived by the Vendor’s Representative within fifteen (15) Business Days of the Purchaser’s receipt of written notice of such breach from the Vendors’ Representative; or

(ii)any of the conditions set forth in Section 5.1 or Section 5.3 have not been fulfilled by the Outside Date or it becomes reasonably apparent that it will be impossible to fulfill such conditions; unless such failure shall be due to the failure of the Vendors to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing.
1.2Effect of Termination
Each Party’s right of termination under Article 7 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Article 7, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 11.1 will survive; provided, however, that any such termination of the Agreement will not relieve a party from liability in respect of such party’s breach of a representation or warranty, covenant, agreement, obligation or other provision of this Agreement that occurred prior to termination, in which case the other party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.
Annex H
INDEMNIFICATION
1.1Survival of Representations, Warranties, Covenants and Agreements
All of the representations, warranties, covenants and agreements contained in this Agreement (including the obligations of the Vendor Parties to indemnify and hold harmless the Purchaser Indemnified Parties under Section 8.2) shall not merge on Closing and shall survive the Closing indefinitely and shall not terminate, except as set forth below:
(i)all of the covenants and agreements contained in this Agreement shall survive until fully performed or observed in accordance with their terms (to the extent possible);
(ii)all representations and warranties set forth in this Agreement (other than the Fundamental Representations and the Tax Representations) shall survive the Closing until the Indemnity Holdback Release Date;
(iii)the Tax Representations shall survive the Closing Date and continue for a period ending ninety (90) days following the expiration of all limitation periods pursuant to Applicable Laws, including all periods allowed for objecting to and appealing from the determination of any proceedings relating to any assessment or reassessment of the Target in respect of any taxation period to which such representations and warranties or indemnity extend (taking into account any waiver or similar document extending such period);
(iv)the Fundamental Representations shall survive the Closing until the date that is seven (7) years following the Closing Date; and
(v)the obligations under Section 8.2(b)(vii) shall survive the Closing until the Indemnity Holdback Release Date.
Notwithstanding the foregoing, (i) any representation, warranty or covenant that would otherwise terminate in accordance with the immediately preceding sentence shall, if a notice shall have been given under Section 8.5 or Section 8.6 (as applicable) on or prior to such termination date, survive until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article 8, and (ii) claims arising out of Fraud, intentional misrepresentation or willful misconduct shall survive indefinitely. This Section 8.1 shall not be construed to impose any time limit on (i) the Purchaser’s right to assert a claim to recover Losses under Sections 8.2(a)(ii) to 8.2(a)(iii) or Sections 8.2(b)(ii) to 8.2(b)(vi), whether or not the basis on which such a claim is asserted could also entitle the Purchaser to make a claim for Losses pursuant to Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.2(b)(vii), or (2) the Vendors’ right to assert a claim to recover Losses under Sections 8.3(b) or 8.3(c), whether or not the basis on which such a claim is asserted could also entitle the Vendors to make a claim for Losses pursuant to Section 8.3(a).
1.2Indemnification by the Vendor Parties
(i)Each Vendor and such Vendor’s Principal or Vendor Holdco (if applicable) shall solidarily (jointly and severally among themselves within a single group and not with any other Vendor) indemnify and hold harmless the Purchaser Indemnified Parties, against and in respect of any Losses arising out of, resulting from, or incurred in connection with:
(i)any inaccuracy or breach of any representation or warranty made with respect to such Vendor’s Vendor-Specific Fundamental Representations (in each case, the existence the Losses related thereto, to be determined without regard to any qualifications therein referencing the terms “materiality”, “Material Adverse Effect”, “in all material respects” or other terms of similar import or effect);
(ii)the breach of, or failure to perform or observe, any covenant or agreement to be performed by such Vendor or such Vendor’s Principal or Vendor Holdco (if applicable) hereunder or under any other Transaction Document; and
(iii)any Fraud or willful misconduct by such Vendor or such Vendor’s Principal or Vendor Holdco (if applicable) or by any of their respective Affiliates or any Representatives in connection with the Agreement.
For greater certainty, (i) with respect to any inaccuracy or breach of any Vendor-Specific Fundamental Representations with respect to any Vendor, such Vendor and such Vendor’s Principal or Vendor Holdco (if applicable) shall solidarily (jointly and severally) indemnify and hold harmless the Purchaser Indemnified Parties, against and in respect of any Losses arising out of, resulting from, or incurred in connection with, such inaccuracy or breach and no other Vendor Party shall have any liability in connection therewith, and (ii) with respect to any claim for Fraud under Section 8.2(a)(iii), only the Vendor committing such Fraud or willful misconduct and such Vendor’s Principal or Vendor Holdco (if any) will solidarily (jointly and severally) indemnify and hold harmless the Purchaser Indemnified Parties, against and in respect of any Losses arising out of, resulting from, or incurred in connection therewith and no other Vendor Party shall have any liability in connection therewith.
(ii)The Vendor Parties shall, in accordance with their respective Indemnity Pro Rata Percentages, severally (and not solidarily), except for the Vendors and their respective Principal or Vendor Holdco which shall amongst themselves be solidarily (jointly and severally), indemnify and hold harmless the Purchaser Indemnified Parties, against and in respect of any Losses arising out of, resulting from, or incurred in connection with:

(i)any inaccuracy or breach of any representation or warranty made by the Vendors or the Vendors’ Representative in this Agreement (other than the Vendor-Specific Fundamental Representations), in each case, other than with respect to the first sentence of Section 3.1(41), the existence of such Losses related thereto, to be determined without regard to any qualifications therein referencing the terms “materiality”, “Material Adverse Effect”, “in all material respects” or other terms of similar import or effect;
(ii)the breach of, or failure to perform or observe, any covenant or agreement to be performed by the Vendors’ Representative or (prior to the Closing) the Target hereunder or under any other Transaction Document;
(iii)any Indebtedness and any Transaction Expenses (to the extent such amounts were not taken into account in the determination of the Adjusted Closing Consideration Amount);
(iv)any Indemnified Taxes (to the extent such amounts were not taken into account in the determination of Adjusted Closing Consideration Amount); or
(v)any Legal Proceeding involving the Target at any time at or prior to Closing or any claim in which the Target becomes involved after Closing that arises out of or results from any facts or circumstances that existed at any time at or prior to the Closing;
(vi)the Pre-Closing Reorganization; and
(vii)any failure to implement and maintain a privacy governance framework where required by applicable Privacy Laws or any cross-border transfers or disclosures of Personal Information that have not been made in accordance with applicable Privacy law requirements.
1.3Indemnification by the Purchaser and Red Cat
The Purchaser and Red Cat shall solidarily indemnify and hold harmless each of the Vendor Indemnified Parties against and in respect of any and all Losses arising out of, resulting from, or incurred in connection with:
(i)any inaccuracy or breach of any representation or warranty made by the Purchaser in this Agreement, any of the other Transaction Documents or in any certificate delivered pursuant hereto or thereto;
(ii)any Fraud or willful misconduct of the Purchaser or any of its Affiliates; or
(iii)the breach of, or failure to perform, any covenant or agreement to be performed by Purchaser, Red Cat or their respective Affiliates hereunder or under any other Transaction Document.
1.4Limitations on Indemnification
(1)Deductible.
(i)Subject to Section 8.4(2), the Vendor Parties shall indemnify the Purchaser Indemnified Parties in respect of any Losses under Sections 8.2(b)(i) or 8.2(b)(vii) that exceed the Deductible; provided that this Section 8.4(1)(a) shall not apply to any Losses arising out of, resulting from or incurred in connection with (i) any inaccuracy or breach of any

Target-Related Fundamental Representation or Tax Representation, (ii) any inaccuracy or breach of representation or warranty made in Section 3.1(22); (iii) any claim based on Fraud or willful misconduct or (iv) for the avoidance of doubt, matters described in Section 8.2(b)(ii) through8.2(b)(vi). For greater certainty, the Vendor Parties shall only be liable for Losses in excess of the Deductible and not for the amount of the Deductible itself.
(ii)Subject to Section 8.4(2), the Purchaser and Red Cat shall indemnify the Vendor Indemnified Parties in respect of any Losses under Section 8.3(a) that exceed the Deductible; provided that this Section 8.4(1)(b) shall not apply to any Losses arising out of, resulting from or incurred in connection with (i) any inaccuracy or breach of any Purchaser Fundamental Representation, (ii) any claim based on Fraud or willful misconduct or (iii) for the avoidance of doubt, matters described in Section 8.3(c). For greater certainty, the Purchaser and Red Cat shall only be liable for Losses in excess of the Deductible and not for the amount of the Deductible itself.
(2)Cap.
(i)The maximum aggregate liability of a Vendor and such Vendor’s Principal or Vendor Holdco (if applicable) to the Purchaser Indemnified Parties with respect to any Losses arising out of, resulting from or incurred in connection with (i) any inaccuracy or breach of any Vendor-Specific Fundamental Representations or (ii) matters described in Section 8.2(a)(ii) shall not exceed the Fundamental Cap (except, in each case, with respect to any claim based on Fraud or willful misconduct).
(ii)The Vendor Parties’ maximum aggregate liability to the Purchaser Indemnified Parties with respect to any Losses arising out of, resulting from or incurred in connection with matters described in Sections 8.2(b)(i) or 8.2(b)(vii) shall not exceed the Cap; provided that the Cap shall not apply to any Losses to the extent such Losses arise out of, result from or are incurred in connection with (i) any inaccuracy or breach of any Target-Related Fundamental Representation or Tax Representation, (ii) any claim based on Fraud or willful misconduct or (iii) for the avoidance of doubt, matters described in Section 8.2(b)(ii) through Section 8.2(b)(vi).
(iii)The Vendor Parties’ maximum aggregate liability to the Purchaser Indemnified Parties with respect to any Losses arising out of, resulting from or incurred in connection with (i) any inaccuracy or breach of any Target-Related Fundamental Representation or Tax Representation or (ii) matters described in Section 8.2(b)(ii) through Section 8.2(b)(vi) shall not exceed the Fundamental Cap (except, in each case, with respect to any claim based on Fraud or willful misconduct).
(iv)The Purchaser’s and Red Cat’s maximum aggregate liability to the Vendor Indemnified Parties with respect to any Losses arising out of, resulting from or incurred in connection with matters described in Section 8.3(a) shall not exceed the Cap; provided that the Cap shall not apply to any Losses to the extent such Losses arise out of, result from or are incurred in connection with (i) any inaccuracy or breach of any Purchaser Fundamental Representation, (ii) any claim based on Fraud or willful misconduct or (iii) for the avoidance of doubt, matters described in Section 8.3(c).
(v)The Purchaser’s and Red Cat’s maximum aggregate liability to the Vendor Indemnified Parties with respect to any Losses arising out of, resulting from or incurred in connection with (i) any inaccuracy or breach of any Purchaser Fundamental Representation or (ii) matters described in Section 8.3(c), shall not exceed the Purchase Price actually paid by the Purchaser (except, in each case, with respect to any claim based on Fraud or willful misconduct).

1.5Procedures for Third-Party Claims
(1)In the case of any claim for indemnification arising from a claim of a third party (each, a “Third-Party Claim”), the Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand for which such Indemnified Party has knowledge and as to which it may request indemnification hereunder (provided that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party can demonstrate that the Indemnifying Party is actually prejudiced thereby). Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail and shall indicate the estimated amount of the Losses that has been or may be sustained by the Indemnified Party, in each case, to the extent reasonably practicable. For greater certainty, notice shall be deemed to be validly delivered (i) by the Purchaser and Red Cat to the Vendor Parties if it is delivered to the Vendors’ Representative, and (ii) by Vendor Parties if it is delivered to the Purchaser. Subject to the limitations set forth in this Section 8.5, the Indemnifying Party shall have the right to defend and to direct the defense against any such Third-Party Claim (including appointing reputable counsel reasonably acceptable to the Indemnified Party to lead counsel in connection with such defense) at the Indemnifying Party’s expense, if within twenty (20) days of the Indemnifying Party’s receipt of a notice of a Third-Party Claim, the Indemnifying Party certifies to the Indemnified Party in writing that such Indemnifying Party shall be responsible for all Losses (without a reservation of rights) relating to such Third-Party Claim, whether or not otherwise required hereunder. In any such event, the Indemnified Party shall cooperate in good faith in such defense. With respect to any claim in which the Indemnified Party is a Purchaser Indemnified Party, the Indemnifying Party shall not be entitled to assume or continue (as applicable) control of such defense (unless agreed to in writing by the Indemnified Party), and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if (i) the Third-Party Claim for indemnification relates to or arises in connection with any criminal or quasi-criminal Legal Proceeding or any Legal Proceeding involving a Governmental Authority, (ii) an adverse determination with respect to the Third-Party Claim giving rise to such claim for indemnification would reasonably be expected to have a material effect on any Purchaser Indemnified Party’s business relations or future business prospects, (iii) the Third-Party Claim is asserted directly or on behalf of a Person that is or has been a customer, supplier or subcontractor (or any subcon-tractor of a subcontractor) of any of the Purchaser Indemnified Parties, (iv) the Third-Party Claim seeks an injunction or equitable relief against any of the Purchaser Indemnified Parties, (v) the Indemnified Party has been advised by counsel that (A) a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party or (B) the Indemnified Party has one or more defenses not available to the Indemnifying Party, in each case, with respect to such Third-Party Claim, (vi) the Indemnifying Party fails to prosecute or defend such Third-Party Claim vigorously and diligently, (vii) the Indemnified Party reasonably believes that the Indemnifying Party lacks the financial resources to satisfy all Losses relating to the Third-Party Claim or (viii) such Third Party Claim concerns Taxes. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof; provided that the Indemnifying Party shall be responsible for fees and expenses incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of such defense.
(2)If the Indemnifying Party is not entitled to, or does not, assume control of such defense, or ceases control or its right to control any such defense, in each case, pursuant to this Section 8.5, the Indemnified Party shall have the right to control such defense without waiving any rights that the Indemnified Party may have against the Indemnifying Party under this Article 8 or otherwise. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party unless, pursuant to or as a result of such settlement or cessation, (i) neither injunctive or other equitable relief nor any other operational restrictions will be imposed against the Indemnified Party or any of its Affiliates, (ii) an unconditional term thereof is an express, unconditional and irrevocable release of the Indemnified Party from all Liabilities with respect to such Third-Party Claim with prejudice in form and substance reasonably acceptable to the Indemnified Party and (iii) there is no finding or admission of any violation of Applicable Law or wrongdoing by the Indemnified Party in connection therewith.
1.6Procedures for Inter-Party Claims
In the event that an Indemnified Party determines that it has a claim for Losses against an Indemnifying Party hereunder other than as a result of a Third-Party Claim, the Indemnified Party shall give reasonably prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim (to the extent then reasonably determinable by the Indemnified Party) and the basis of such claim in reasonable detail (provided that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party can demonstrate that the Indemnifying Party is actually prejudiced thereby). For greater certainty, notice shall be deemed to be validly delivered (i) by the Purchaser and Red Cat to the Vendor Parties if it is delivered to the Vendors’ Representative, and (ii) by Vendor Parties if it is delivered to the Purchaser. The Indemnifying Party shall notify the Indemnified Party within ten (10) Business Days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article 8. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article 8, and the Indemnifying Party shall pay the amount of such liability (in accordance with Section 8.7) to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) is finally determined by the Indemnified Party. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. If such dispute remains unresolved as of the fifteenth (15th) day after timely delivery by the Indemnifying Party of the notice that it disputes its liability with respect to such claim, the Indemnified Party shall have the right to seek any and all available remedies in respect thereof.
1.7Payment of Losses
(1)From and after the Closing, any Losses (as finally determined and net of any amounts to be credited pursuant to Section 8.14) arising out of, resulting from, or incurred in connection with the matters described in Sections 8.2(b)(i) or 8.2(b)(vii) (other than any inaccuracy in or breach of any Target-Related Fundamental Representation or Tax Representation or Fraud or willful misconduct) shall be satisfied in the following order: (i) first, by reduction of the Indemnity Holdback Amount and (ii) second, to the extent the aggregate amount of such Losses exceeds the then-remaining portion of the Indemnity Holdback Amount, by reduction and set-off against the Earnout Payment, if any.
(2)From and after the Closing, any Losses (as finally determined and net of any amounts to be credited pursuant to Section 8.14) arising out of, resulting from, or incurred in connection with any breach of, or inaccuracy in, the Target-Related Fundamental Representations or the Tax Representations or the matters described in Section 8.2(b)(ii) through Section 8.2(b)(vi), shall, in each case, be satisfied in the following order: (i) first, by reduction of the Indemnity Holdback Amount; (ii) second, to the extent the aggregate amount of such Losses exceeds the then-remaining portion of the Indemnity Holdback Amount, by reduction and set-off against the Earnout Payment, if any; and (iii) third, by payment of cash directly from the Vendor Parties (in accordance with their respective Indemnity Pro Rata Percentages), by wire transfer of immediately available funds to an account or accounts designated by the Purchaser.

(3)From and after the Closing, any Losses (as finally determined and net of any amounts to be credited pursuant to Section 8.14) arising out of, resulting from, or incurred in connection with any breach of, or inaccuracy in, the Vendor-Specific Fundamental Representations or the matters described in Section 8.2(a)(ii) and Section 8.2(a)(iii) shall, in each case, be satisfied in the following order: (i) first, by reduction of the Indemnity Holdback Amount; (ii) second, to the extent the aggregate amount of such Losses exceeds the then-remaining portion of the Indemnity Holdback Amount, by reduction and set-off against the Earnout Payment, if any; and (iii) third, by payment of cash directly from the applicable Vendor Parties, by wire transfer of immediately available funds to an account or accounts designated by the Purchaser.
(4)Promptly, and in any event within five (5) Business Days following the final determination of the amount of any Losses payable to a Vendor Indemnified Party pursuant to this Article 8, the Purchaser shall pay to the Vendors’ Representative (for distribution to the applicable Vendor Indemnified Parties) the amount of such Losses in cash to the account or accounts designated by the Vendors’ Representative.
1.8Indemnity Holdback Release and Issuances
(1)On the Indemnity Holdback Release Date:
(i)the Purchaser shall cause Red Cat to, and Red Cat shall, issue and deliver or cause to be delivered to each Vendor a certificate or copy of book entries reflecting the issuance to such Vendor of a number of shares of Red Cat Stock being equal to such Vendors’ Adjusted Pro Rata Percentage of the quotient of (A) the positive difference, if any, between (1) the then-remaining balance of the Indemnity Holdback Amount, minus (2) the amount of Losses for which any Purchaser Indemnified Party has made a claim for indemnification that has not then been finally determined and paid in accordance with this Article 8 divided by (B) the Red Cat Stock Release Date Share Value;
(ii)the Purchaser shall pay to the Vendor’s Representative (for distribution to the applicable Vendors) an amount equal to the aggregate amount of cash payable pursuant to Section 2.12 to such Vendors in lieu of fractional shares with respect to the shares described in Section 8.8(1)(a);
(iii)the Purchaser shall promptly release (in accordance with this Section 8.8) any portion of the Indemnity Holdback Amount that was withheld in respect of a pending claim to the extent the amount so withheld exceeds the amount of Losses that the Purchaser Indemnified Parties are reasonably likely to incur with respect to such claim, as updated from time to time in good faith (provided that any such release of the Indemnity Holdback Amount shall not be deemed to be a waiver of the Purchaser Indemnified Parties’ right to recovery for all Losses as finally determined);
(iv)any shares of Red Cat Stock issued pursuant to this Section 8.8 shall be duly authorized, validly issued, fully paid and non-assessable, and issued free and clear of any Liens (other than restrictions under applicable securities Laws).
(2)In the event any portion of the Indemnity Holdback Amount is not released on the Indemnity Holdback Release Date as a result of Section 8.8(1)(a), promptly, and in any event within five (5) days, following the final determination of the amount of such Losses and, as applicable, the release of all or a portion of the Indemnity Holdback Amount in respect thereof:
(i)the Purchaser shall cause Red Cat to, and Red Cat shall, issue and deliver or cause to be delivered to each Vendor a certificate or copy of book entries reflecting the issuance to such Vendor of a number of shares of Red Cat Stock being equal to such Vendors’ Adjusted Pro Rata Percentage of the quotient of (A) the then-remaining balance of the Indemnity Holdback Amount (or any portion thereof that relates to claims for indemnification that have then been finally determined) divided by (B) the Red Cat Stock Release Date Share Value; and
(ii)the Purchaser shall pay to the Vendor’s Representative (for distribution to the applicable Vendors), an amount equal to the aggregate amount of cash payable pursuant to Section 2.12 to such Vendors in lieu of fractional shares with respect to the shares described in Section 8.8(2)(a).
(3)The Parties agree and acknowledge that neither the Indemnity Holdback Amount, nor any release thereof, in whole or in part, pursuant to this Section 8.8, shall in any way limit the rights or remedies of any Purchaser Indemnified Party with respect to indemnification pursuant to this Article 8 or otherwise (including with respect to any claims in excess of the Indemnity Holdback Amount but otherwise subject to indemnification pursuant to this Article 8 or otherwise). In the event that the Indemnity Holdback Amount is depleted prior to the Indemnity Holdback Release Date, no payment of any amount or issuance of shares of Red Cat Stock reflecting any amount, in each case, that would otherwise be issued pursuant to this Section 8.8 shall be made, and no Vendor shall have the right to any future release of the Indemnity Holdback Amount (whether by issuance of shares of Red Cat Stock or otherwise).
1.9Knowledge of Purchaser Indemnified Parties
The right to indemnification of, and the payment of Losses to, any Purchaser Indemnified Party pursuant to this Article 8, or the availability of any other remedies contemplated hereby or otherwise available to the Purchaser Indemnified Parties at Law or in equity, based upon any representation, warranty, covenant, agreement or obligation of the Vendors, the Vendors’ Representative or the Target contained in or made pursuant to this Agreement or any other Transaction Document will not be affected by any investigation made by or on behalf of any Purchaser Indemnified Party or the knowledge of any such; Purchaser Indemnified Party’s equityholders, members, partners or Representatives, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, any such representation, warranty, covenant, agreement or obligation at any time prior to or following the date of this Agreement.
1.10No Circular Recovery
No Vendor Party, nor any of their respective Affiliates or Representatives, shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Target or any of its Affiliates following the Closing in connection with any indemnification obligation or any other Liability to which such Person may become subject under or in connection with the Transaction Documents or the Transactions. Each Vendor Party hereby agrees that no claim for indemnification (whether such claim is for Losses of any kind or otherwise, and whether such claim is pursuant to any Applicable Law, constating document, Contract or otherwise) will be made by or on behalf of such Vendor Party against the Purchaser, Red Cat or any Affiliate thereof with respect to any claim for indemnification brought by a Purchaser Indemnified Party against any Vendor Party relating to the Transaction Documents or the Transactions. With respect to any claim for indemnification brought by a Purchaser Indemnified Party against any Vendor Party relating to the Transaction Documents or the Transactions, the Vendor Parties expressly waive any right of subrogation, advancement, indemnification or other claim against the Target and its Affiliates with respect to any amounts owed by the Vendor Parties pursuant to this Article 8 or otherwise in connection with this Agreement.

1.11Treatment of Indemnity Payments
Any payment or issuance shares of Red Cat Stock made pursuant to this Article 8 shall be treated as an adjustment to the Purchase Price for Tax purposes and shall be treated as such by the Vendors and the Purchaser on their Tax Returns, except to the extent such treatment is not permitted by Applicable Law.
1.12Mitigation
The Purchaser Indemnified Parties shall have no obligation to (a) mitigate any Losses, provided that the Purchaser shall not take any action primarily intended to increase Losses or to materially impair the ability to obtain any recovery contemplated by Section 8.14, (b) delay (and the Vendor Parties shall have no right to delay payment of) any claim or recovery with respect to any Losses that may be subject to reduction under this Section 8.12 for any reason (including to determine what amount will actually be received by any Purchaser Indemnified Party); provided that any amounts actually received shall be applied in accordance with Section 8.14, or (c) make any insurance claim; provided that if the Purchaser elects to pursue insurance or third party recovery, the Vendors shall reasonably cooperate (at the Vendors’ expense) and any amounts actually received shall be applied in accordance with Section 8.14. The Vendor Parties shall have no liability under this Agreement to the extent the Losses arise solely from any Fraud or willful misconduct of any Purchaser Indemnified Parties.
1.13Agency for Non-Parties
Notwithstanding Section 11.13, each Party hereby accepts each indemnity in favour of each of its Indemnified Parties who are not Parties as mandatary and trustee of that Indemnified Party. Each Party may enforce an indemnity in favour of any of that Party’s Indemnified Parties on behalf of each such Indemnified Party.
1.14Net of Recoveries; No Double Recovery.
(1)The amount of any Losses for which indemnification is provided under this Article 8 shall be reduced dollar-for-dollar by the amount of any (a) insurance proceeds, (b) third party recoveries, or (c) other amounts actually received by the applicable Indemnified Party (or any of its Affiliates) that are directly attributable to the facts, circumstances or event giving rise to such Losses, in each case net of all reasonable out-of-pocket costs and expenses incurred in obtaining such amounts (including reasonable professional fees).
(2)Without duplication of the amounts described in Section 8.14(1), and notwithstanding anything contrary in this Agreement, the amount of any Loss for which indemnification is provided under this Article 8 will be increased (or decreased) to take account of any net Tax cost (or any net Tax benefit actually realized, as a reduction of cash Tax liability or as a cash Tax refund in the taxation year in which the Loss was realized, any preceding taxation year or the immediately subsequent taxation year) incurred (or enjoyed) by the Indemnified Party as a result of the matter giving rise to such Loss and the receipt of an indemnity payment hereunder, to the extent necessary to ensure that the Indemnified Party receives a net amount which is sufficient to fully compensate for the Loss. For greater certainty, any net Tax cost will include any further cost resulting from such increased payment.
(3)No Indemnified Party shall be entitled to recover under this Article 8 (or otherwise under this Agreement or any other Transaction Document) more than once in respect of the same Losses, and no Indemnified Party shall be entitled to recover for any Losses to the extent such Losses were taken into account in the determination of the Adjusted Closing Consideration Amount or otherwise reflected as an adjustment to the Purchase Price.
(4)If any Indemnified Party (or any of its Affiliates) receives any amount described in Section 8.14(1) after an indemnity payment has been made in respect of the same Losses, then the Indemnified Party shall, promptly and in any event within 30 days of receipt, pay to the Indemnifying Party an amount equal to such recovery (net of the items described in Section 8.14(1)), up to the amount of the indemnity payment previously made in respect of such Losses.
Annex I
TAX MATTERS
1.1Preparation of Tax Returns
(i)The Purchaser shall cause the Target to duly and timely prepare all Tax Returns required to be prepared by the Target and to duly and timely file all Tax Returns required to be filed by the Target for any Pre-Closing Tax Period for which Tax Returns have not been filed as of the Closing Date. Purchaser shall submit such Tax Return that is an income Tax Return in draft form to Vendors’ Representative at least 30 days (or ten (10) days with respect to a non-income Tax Return) before the date on which such Tax Return is required by Applicable Law to be filed with the relevant Governmental Authority. Vendors’ Representative shall have the right to review such draft and Purchaser shall consider any reasonable changes that are communicated in writing to Purchaser at least 10 days (or 5 days with respect to a non-income Tax Return) before the date on which such Tax Return is required to be filed with the relevant Governmental Authority. If, upon filing any Tax Returns, it is determined that, for each Tax, the amount of such Tax payable by the Target for any Pre-Closing Tax Period, calculated based on the same principles as those set out in item (xvii) of the definition of Indebtedness, exceeds the amount of such Taxes specifically taken into account in establishing the Adjusted Closing Consideration Amount, then the Vendors shall pay to the Purchaser an amount equal to such excess, as a downward adjustment to the Purchase Price. This payment shall first be satisfied by reducing the Adjustment Holdback Amount and, once that has been disbursed, by reducing the Indemnity Holdback Amount and, accordingly, the number of shares of Red Cat Stock otherwise issuable or deliverable to the Vendors and/or by set-off against any other amounts otherwise payable to the Vendors under this Agreement, with any remaining balance (if any) to be paid in cash by the Vendors to the Purchaser.
(ii)Except (A) as required by Applicable Law, (B) without the prior written consent of the Vendors’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), or (C) to amend or re-file any Tax Returns to reallocate any cost or expenses in accordance with the ITA (and any provincial equivalent) the Purchaser shall not, and shall cause the Target not to, (i) amend or re-file any Tax Return for a Pre-Closing Tax Period, (ii) make (other than in the Ordinary Course of Business), revoke or change any Tax election or designation that relates to a Pre-Closing Tax Period, or (iii) initiate or participate in any voluntary disclosure, settlement, compromise or closing agreement with any Governmental Authority with respect only to a Pre-Closing Tax Period, in each case of (i), (ii) and (iii), to the extent such action could reasonably be expected to materially affect the liability of the Vendors for Taxes of the Target for any Pre-Closing Tax Period.
(iii)In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending immediately prior to the Closing Date shall be:
(i)in the case of Taxes imposed on a periodic basis (such as real, immovable, personal or movable property Taxes), the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending immediately prior to the Closing Date, and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and
(ii)in the case of Taxes not described in the immediately preceding paragraph (i) (such as franchise Taxes, Taxes that are based upon or related to income or receipts or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of any such Taxes shall be determined based on the books and records as if such taxable period ended immediately prior to the Closing Date.
1.2Tax Indemnification Events
Notwithstanding any other provision of this Agreement, the following provisions shall apply in respect of any claims for Indemnified Taxes:
(i)Each Party shall provide reasonable cooperation to the other Parties and their respective counsel in respect of Tax matters arising under this Agreement, including:
(i)promptly providing notice to the other party in writing upon receipt of any written notice regarding any ongoing or threatened audit or assessment, any proposed adjustment, any deficiency, any proceeding, or any similar claim relating to Taxes (each, a “Tax Notice”) for which the Vendors may be liable under this Agreement;
(ii)making available to each other in a timely fashion such data, documents and other information as may reasonably be required for the preparation and filing of all Tax Returns or for the conduct of any Tax proceeding and preserving all such data, documents and information until the expiry of the limitation period under Applicable Law with respect to the taxation years or periods covered by such Tax Returns or until a Final Determination has been made in respect of such Tax proceeding, as the case may be; and
(iii)timely signing and delivering such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) Taxes or an exemption from (or an extension in respect of) an obligation to file Tax Returns.
(ii)Notwithstanding anything to the contrary in this Agreement, Section 8.5 shall not apply to the contest of any Tax Notice or to any submission, objection, or appeal relating to such Tax Notice.
(iii)In the case of a Tax Notice that is an assessment or reassessment, a notice of confirmation of an assessment or reassessment or a similar document for any Indemnified Taxes, the Vendors shall, within 15 days after receipt by the Vendors’ Representative of written notice of such claim, pay to the applicable Purchaser Indemnified Party an amount equal to the full amount of such Indemnified Taxes (the “Prepaid Amount”). Such Purchaser Indemnified Party shall remit such Prepaid Amount forthwith upon receipt to the relevant Governmental Authority on account of the relevant Indemnified Taxes and shall deliver to the Vendors’ Representative a copy of any receipt or other similar documentation provided to such Purchaser Indemnified Party evidencing the receipt of such amount by such Governmental Authority.
(iv)Upon the occurrence of a Tax Indemnification Event:

(i)to the extent that the Prepaid Amount is less than the final amount so determined to be the amount of the Indemnified Taxes, the Vendors shall forthwith (and, in any event, within 15 days after the time at which the applicable Purchaser Indemnified Party notifies the Vendors’ Representative of the occurrence of the Tax Indemnification Event) pay to the Purchaser Indemnified Party an amount equal to (i) the final amount of such Indemnified Taxes, less (ii) the Prepaid Amount.
(ii)to the extent that the Prepaid Amount exceeds the final amount so determined to be the amount of the Indemnified Taxes, Purchaser Indemnified Party shall promptly pay to Vendors an amount equal to (i) the Prepaid Amount and any interest received from the Governmental Authority thereon (net of any Taxes payable on such interest received), less (ii) the final amount of Indemnified Taxes due pursuant to such Tax Indemnification Event.
(v)The Parties agree that any payment made pursuant to this Section 9.2 will be treated as an adjustment to the Adjusted Closing Consideration Amount for Tax purposes.
1.3Elections and Covenants
(i)At the request of the Purchaser, the Target shall make an election pursuant to subsection 256(9) of the ITA in respect of its taxation year ending by reason of the Closing.
(ii)If it is determined that the Target made an “excessive eligible dividend designation” (as defined in subsection 89(1) of the ITA), at the request of the Purchaser, the Vendors hereby concur (and undertake to cause the recipient of the relevant dividend to concur) in the making of an election under subsection 185.1(2) of the ITA in respect of the full amount thereof, such that the Target will not have any liability under Part III.1 of the ITA in respect of the payment, or deemed payment, of any such dividend, and such election shall be made by the Target, as applicable, in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the ITA. Notwithstanding the foregoing, the Vendors shall be liable pursuant to the other provisions of this Agreement for all Taxes imposed under Part III.1 of the ITA with respect to any dividends that the Target has paid or been deemed to have paid on or prior to the date hereof, and, for greater certainty, the appropriate filing of the election referred to in the preceding sentence shall not relieve the Vendors from such liability to the extent any Taxes remain payable. In addition to this advance concurrence and undertaking, the Vendors covenant and agree to do all things necessary and execute any and all forms or other instruments as may be reasonably requested by the Purchaser in order to give effect to this Section 9.3(b).
(iii)If it is determined that the Target has made an election under subsection 83(2) of the ITA in respect of the full amount of any dividend paid, or deemed to have been paid, by the Target on or before Closing on shares of any class of its capital stock and the full amount of such dividend exceeded the amount of the Target’s “capital dividend account” (as defined in subsection 89(1) of the ITA) immediately before the dividend became payable, the Vendors hereby concur (and undertake to cause the recipient of the relevant dividend to concur) in the making of an election under subsection 184(3) of the ITA in respect of such dividend, such that the Target will not have any liability under Part III of the ITA in respect of the payment, or deemed payment, of any such dividend. Notwithstanding the foregoing, the Vendors shall be liable pursuant to the other provisions of this Agreement for all Taxes imposed under Part III of the ITA with respect to any dividends that the Target has paid or been deemed to have paid on or prior to the date hereof, and, for greater certainty, the appropriate filing of the election referred to in the preceding sentence shall not relieve the Vendors from such liability to the extent any Taxes remain payable. In addition to this advance concurrence and undertaking, the Vendors covenant and agree to do all things necessary and execute any and all forms or other instruments as may be reasonably requested by the Purchaser in order to give effect to this Section 9.3(c).
(iv)The Parties agree to cooperate in good faith to determine whether any transaction set out in this Agreement, or any transaction that may be considered to be part of the same series of transactions as any transaction set out in this Agreement, is a “reportable transaction” (as defined in section 237.3 of the ITA), is a “notifiable transaction” (as defined in section 237.4 of the ITA) or is otherwise required to be reported to any applicable Governmental Authority (including pursuant to subsection 237.3(2) of the ITA or sections 1079.8.5 or 1079.8.6 of the Taxation Act (Québec)) under any corresponding provision of any Applicable Law (the “Mandatory Disclosure Rules”) and, if any such transaction is mutually determined to be required to be so reported, to cooperate to make any such reporting on a timely basis. The Vendors and Purchaser agree to reasonably cooperate in good faith in the preparation of any such reporting and the information to be reported therein. Notwithstanding the foregoing, no Party shall be under any obligation not to report a transaction that it determines, acting reasonably, to be subject to a reporting requirement pursuant to the Mandatory Disclosure Rules. Each Party agrees to notify the other Party thirty (30) Business Days prior to the earliest deadline to file any information return pursuant to any applicable Mandatory Disclosure Rule if the Party intends to file any information return in connection with this Agreement pursuant to any Mandatory Disclosure Rule.
Annex J
VENDORS’ REPRESENTATIVE
1.1Appointment of Vendors’ Representative
The Vendors hereby irrevocably constitute Philippe Boulanger as the Vendors’ Representative and, as such, the Vendors’ respective attorney-in-fact and mandatary in connection with the execution and performance of this Agreement and any Transaction Documents. This power is irrevocable and shall not be affected by the death, incapacity, illness, dissolution or other incapacity to act of any Vendor. Notice or communications provided by the Vendors’ Representative shall be binding on all Vendors.
1.2Authority
Each Vendor hereby irrevocably grants the Vendors’ Representative full power and authority:
(i)to execute and deliver, on behalf of such Vendor, and to accept delivery of, on behalf of such Vendor, such documents as the Vendors’ Representative determines, in its sole discretion, to be appropriate to consummate this Agreement;
(ii)to acknowledge receipt of the Purchase Price for any Target Shares held by such Vendor as payment in full thereof, to designate the manner of payment of such Purchase Price and to certify, on behalf of such Vendor, as to the accuracy of the representations and warranties of the Vendors under, or pursuant to the terms of, this Agreement;
(iii)to receive any payments due to such Vendor, on behalf of such Vendor, for distribution to such Vendor in accordance with the terms of this Agreement;
(iv)to (i) dispute or refrain from disputing, on behalf of such Vendor, any claim made by the Purchaser under this Agreement, (ii) negotiate and compromise, on behalf of such Vendor, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and (iii) execute, on behalf of such Vendor, any settlement agreement, release or other document with respect to such dispute or remedy;
(v)to waive, on behalf of such Vendor, any closing deliverables to be received pursuant to Section 4.3 and to give or agree to, on behalf of such Vendor, any and all consents, waivers, amendments or modifications that the Vendors’ Representative determines, in its sole discretion acting reasonably and in good faith, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;
(vi)to enforce, on behalf of such Vendor, any claim against the Purchaser arising under this Agreement;
(vii)to engage attorneys, accountants and mandataries at the expense of the Vendors;
(viii)to amend this Agreement or any of the instruments to be delivered to the Purchaser by such Vendor pursuant to this Agreement provided that no such amendment shall (i) increase the obligations or liability of any Vendor, (ii) decrease the Purchase Price or Earnout Payment, or (iii) adversely affect any Vendor in a manner that is disproportionate to the other Vendors; and
(ix)to give such instructions and to take such action or refrain from taking such action, on behalf of such Vendor, as the Vendors’ Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement.
1.3Reliance
Each Vendor hereby agrees that:
(i)in all matters in which action by the Vendors’ Representative is required or permitted, notwithstanding any dispute or disagreement among the Vendors, or between any Vendor and the Vendors’ Representative, the Purchaser shall be entitled to rely on any and all action taken by the Vendors’ Representative under this Agreement without any liability to, or obligation to inquire of, any Vendor, regardless of whether the Purchaser has knowledge of any such dispute or disagreement;
(ii)notice to the Vendors’ Representative delivered in a manner provided herein shall be deemed to be notice to the Vendors for purposes of this Agreement; and
(iii)the power and authority of the Vendors’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Vendors under this Agreement shall have terminated, expired or been fully performed.
1.4Actions by Vendors
Notwithstanding the foregoing, each Vendor agrees, at the request of the Vendors’ Representative (a) to take all actions necessary or appropriate to consummate the transactions contemplated hereby (including delivery of such Vendor’s Target Shares and acceptance of the consideration therefor) individually on such Vendor’s own behalf and (b) to deliver, individually on such Vendor’s own behalf, any other documents required of such Vendor pursuant to this Agreement.
1.5Indemnification of Vendors’ Representative
Each Vendor shall severally (and not solidarily) indemnify and hold harmless the Vendors’ Representative from and against any Losses (except Losses caused by the Vendors’

Representative’s willful misconduct, gross negligence) that the Vendors’ Representative may suffer or incur in connection with any action or omission taken or omitted to be taken by him pursuant to this Article 10.
1.6Replacement
In the event the Vendors’ Representative becomes unable to perform his or her responsibilities hereunder, resigns from such position or is removed in the manner set forth in the following sentence, the Vendors (acting by a written instrument signed by Vendors holding, as of immediately prior to the Closing, a majority (by Pro Rata Percentage) of the Target Shares) shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Vendors’ Representative for all purposes of this Agreement. The Vendors’ Representative may only be removed upon delivery of written notice to the Purchaser signed by Vendors who, as of immediately prior to the Closing, held a majority (by Pro Rata Percentage) of the Target Shares.
1.7Survival
The provisions of this Article shall survive the termination of this Agreement.
Annex K
GENERAL
1.1Expenses
Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it or him (and, in the case of the Vendors, incurred by the Target) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Transactions (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers).
1.2Notices
(1)Mode of Giving Notice. Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail or (iii) sent by e-mail or other similar means of electronic communication, in each case to the applicable address set out below:
(i)if to any of the Vendors or the Vendors’ Representative, to:
641 boulevard St-Luc
St-Jean-sur-Richelieu, Québec, Canada J2W 2G6

Attention:    Philippe Boulanger
Email:        Philippe@quazetech.com

with a copy (which shall not constitute notice) to:
Lavery, de Billy, L.L.P.
1, Place Ville Marie, Suite 4000
Montreal, Quebec H3B 4M4

Attention:    Alexandre Hébert
Email:        Ahebert@lavery.ca
(ii)if to the Purchaser or Red Cat, to:
(iii)2800 S. West Temple Blvd. Ste 5
(iv)South Salt Lake City UT 84405

Attention:    General Counsel
Email:        legalteam@redcat.red
with a copy (which shall not constitute notice) to:
McCarthy Tétrault LLP
1000 De La Gauchetière Street West, Suite MZ400
Montreal, Quebec H3B 0A2

Attention:     Patrick M. Shea / Luke C. Carsley
Email:         pshea@mccarthy.ca / lcarsley@mccarthy.ca
(2)Deemed Delivery of Notice. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, e-mailed or sent before 4:30 p.m. (Eastern Time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the 5th Business Day following the mailing thereof; provided, however, that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.
(3)Change of Address. Any Party may from time to time change its address under this Section 11.2 by notice to the other Parties given in the manner provided by this Section 11.2.
1.3Time of Essence
Time shall be of the essence of this Agreement in all respects.
1.4Further Assurances
Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement as any other Party may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.
1.5Entire Agreement
This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, representations, warranties, obligations or other agreements among the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement.
1.6Amendment
No amendment of this Agreement shall be effective unless made in writing and signed by the Purchaser and the Vendors’ Representative.
1.7Waiver
A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver, and then only in the specific instance and for the specific purpose for which it has been given. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by any other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of such Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).
1.8Severability
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
1.9Remedies
The indemnification rights set forth in Article 8 shall be the sole and exclusive remedy for any claim arising out of this Agreement other than claims arising from Fraud or wilful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.
1.10Attornment
Each Party agrees (a) that any Legal Proceeding relating to this Agreement shall be brought in any court of competent jurisdiction located in Montreal, Quebec, and for such purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such court, (b) that it irrevocably waives any right to, and shall not, oppose any such Legal Proceeding in the Province of Quebec on any jurisdictional basis, including forum non conveniens, and (c) not to oppose the enforcement against it in any other jurisdiction of any Order duly obtained from a Quebec court as contemplated by this Section 11.10.
1.11Governing Law
This Agreement shall be governed by and construed in accordance with the Laws of the Province of Quebec and the Laws of Canada applicable in such province and this Agreement shall be treated, in all respects, as a Quebec contract.
1.12Successors and Assigns; Assignment
This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors, heirs, representatives and permitted assigns. No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that the Purchaser shall be entitled to assign or transfer all or any part of its rights or obligations under this Agreement to any of its Affiliates without the prior written consent of the other Parties.
1.13Third-Party Beneficiaries
This Agreement is for the sole benefit of the Parties, and except as specifically provided for in Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
1.14Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Parties by facsimile, e-mail in pdf format or by other electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Parties.
1.15Language
The Parties acknowledge that they have required that this Agreement and all related documents be drawn up in English. Les parties aux présentes reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
VENDORS:

/s/ Xavier Bidaut	/s/ Philippe Boulanger
Xavier Bidaut as Initial Holder	Philippe Boulanger as Initial Holder

9562-8392 QUÉBEC INC. as Initial Holder		9562-8293 QUÉBEC INC. as Initial Holder

By:	/s/ Xavier Bidaut	By:	/s/ Philippe Boulanger
Name:	Xavier Bidaut	Name:	Philippe Boulanger
Title:	Authorized Signatory	Title:	Authorized Signatory

/s/ Rahul Sood	/s/ Simon Lévesque
Rahul Sood as Initial Holder	Simon Lévesque as Initial Holder

/s/ Guillaume Caya	/s/ Mona Leclerc Boulanger
Guillaume Caya as Initial Holder	Mona Leclerc Boulanger as Initial Holder

/s/ Randell Eugene Holte	/s/ Mark Dennis Holte
Randell Eugene Holte as Initial Holder	Mark Dennis Holte as Initial Holder

MAINGEAR, INC. as Initial Holder		GALVION INC. as Initial Holder

By:	/s/ Wallace Santos	By:	/s/ Jonathan Blanshay
Name:	Wallace Santos	Name:	Jonathan Blanshay
Title:	Authorized Signatory	Title:	Authorized Signatory

GESTION SPRITA KORVO INC., as Initial Holder		OHANA NW SINAP LLC, as Initial Holder

By:	/s/ Bertrand Nepveu	By:	/s/ William Shihara
Name:	Bertrand Nepveu	Name:	William Shihara
Title:	Authorized Signatory	Title:	Authorized Signatory
ATOLLON HOLDINGS, as Initial Holder		MURDOCH FAMILY TRUST, as Initial Holder

By:	/s/ Emanuel Alexiou	By:	/s/ William Neil Murdoch
Name:	Emanuel Alexiou	Name:	William Neil Murdoch
Title:	Authorized Signatory	Title:	Authorized Signatory
9561188 CANADA INC., as Initial Holder		2842441 CANADA INC., as Initial Holder

By:	/s/ Jonathan Blanshay	By:	/s/ Earl Diamond
Name:	Jonathan Blanshay	Name:	Earl Diamond
Title:	Authorized Signatory	Title:	Authorized Signatory

NXT2 GMBH as Initial Holder		CLC-CREATIVE LEADERSHIP CAPITAL INC. as Initial Holder

By:	/s/ Thomas Bulirsch	By:	/s/ Claude Letourneau
Name:	Thomas Bulirsch	Name:	Claude Letourneau
Title:	Authorized Signatory	Title:	Authorized Signatory

/s/ Francis Roy	/s/ Jonathan Blanshay
Francis Roy as Option Holder	Jonathan Blanshay as Option Holder

/s/ Amanda Hébert	/s/ Gautier Acher
Amanda Hébert as Option Holder	Gautier Acher as Option Holder

/s/ Kevin Guimond	/s/ Sylvain Lizotte
Kevin Guimond as Option Holder	Sylvain Lizotte as Option Holder

/s/ Remi Turcotte	/s/ Daniel G. Beach
Remi Turcotte as Option Holder	Daniel G. Beach as Option Holder

/s/ Olivier Desjardins	/s/ Claudia Leblanc
Olivier Desjardins as Option Holder	Claudia Leblanc as Option Holder

/s/ Gabriell Paradis-Lamy	/s/ Marcus Morin
Gabriell Paradis-Lamy as Option Holder	Marcus Morin as Option Holder

PRINCIPALS:

/s/ Xavier Bidaut	/s/ Philippe Boulanger
Xavier Bidaut as Principal of 9562-8392 QUÉBEC INC.	Philippe Boulanger as Principal of 9562-8293 QUÉBEC INC.

VENDORS’ REPRESENTATIVE:

/s/ Philippe Boulanger
Philippe Boulanger, in his capacity as the Vendors’ Representative

PURCHASER:

9563-4747 QUÉBEC INC.

By:	/s/ Christian Ericson
Name:	Christian Ericson
Title:	Authorized Signatory

RED CAT:

RED CAT HOLDINGS, INC.

By:	/s/ Christian Ericson
Name:	Christian Ericson
Title:	Authorized Signatory

Annex A
DEFINITIONS
“Accredited Investor” means (i) an “accredited investor” within the meaning of Regulation 45-106 respecting Prospectus Exemptions, and (ii) an “accredited investor” as defined and determined pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act.
“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning (i) a merger, amalgamation, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Target, (ii) the issuance, transfer, acquisition or other disposition whatsoever of shares in the capital of, or other equity securities of, the Target or (iii) the sale, lease, exchange or other disposition of any significant portion of the Target’s properties or assets.
“Adjusted Closing Consideration Amount” means:
(i)the Enterprise Value;
(ii)plus the Final Closing Cash;
(iii)minus the Final Closing Indebtedness;
(iv)minus the Final Closing Transaction Expenses;
(v)plus the positive amount (if any) by which the Final Closing Net Working Capital exceeds the Net Working Capital Target; and
(vi)minus the positive amount (if any) by which the Net Working Capital Target exceeds the Final Closing Net Working Capital.
“Adjusted Pro Rata Percentage” means, with respect to a Vendor (collectively with its successors and permitted transferees), the quotient of (i) the number of Target Shares held by the applicable Vendor as of immediately prior to Closing, but excluding for each Vendor the Replacement Target Shares held by such Vendor divided by (ii) the total number of Target Shares issued and outstanding as of immediately prior to the Closing (after giving effect to the Pre-closing Reorganization), excluding the Replacement Target Shares.
“Adjustment Date” means the fifth (5th) Business Day after the Closing Net Working Capital is finally determined in accordance with Section 2.7.
“Adjustment Holdback Amount” means $150,000.
“Aeko” has the meaning set out in Section 4.2(s).
“Affiliate” means, with respect to any Person, any other Person who or which directly or indirectly controls, is controlled by or is under direct or indirect common control with such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Agreement” means this Share Purchase Agreement and all the exhibits, annexes and the schedules attached hereto.
“AI System” means machine-based systems that, for explicit or implicit objectives, infers autonomously or partly autonomously, from the input it receives, how to generate outputs such as predictions, content, recommendations, or decisions that can influence physical or virtual environments including, (i) language models, including both large or small language models and foundation models, (ii) generative AI models, tools or software, and (iii) agentic AI models, tools or software.
“Annual Financial Statements” means the annual unaudited (Notice to Reader) financial statements of the Target for the years ended July 31, 2025, July 31, 2024 and July 31, 2023, true and complete copies of which are attached as Schedule 3.1(11).
“Applicable Accounting Standard” has the meaning set out in Section 1.2 .
“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, decrees, rule, municipal by-law, Order or other requirement having the force of law and (ii) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively in the immediately preceding clauses (i) and (ii), “Law”), in each case relating or applicable to such Person, property, transaction, event or other matter, and also includes, where appropriate, any interpretation of Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.
“Books and Records” means the Financial Records and all other books, records, files and papers of a Person, including drawings, engineering information, manuals and data, sales and advertising materials, sales and purchase correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records and the minute and share certificate books of such Person, and includes all such records, data and information stored electronically, digitally or on computer-related media.
“Business” means the business carried on by the Target as currently conducted and as proposed to be conducted as of the Closing, being any business or activity that primarily develops, manufactures, markets, sells, licenses or otherwise commercializes wireless power transfer systems for use primarily by military, defense or government end users.
“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Montreal, Quebec and New York, New York.
“Cap” means an amount equal to the sum of (i) the aggregate value actually realized by the Vendors, in the aggregate, from the Red Cat Stock delivered as consideration of any Earnout Payment paid and the Indemnity Holdback Amount released, determined as of the date on which the applicable indemnification amount becomes finally determined in accordance with Article 8 (the “Cap Determination Date”), calculated as the sum of: (a) the lesser of: (1) the gross cash proceeds actually received by all of the Vendors, in the aggregate, from any sales of such Red Cat Stock completed on or prior to the Cap Determination Date (net of brokerage commissions and transaction fees), as evidenced by documentation provided to the Purchaser by the Vendor’s Representative in respect of each applicable Vendor; or (2) the sum of the number of Red Cat Stock sold that were issued to the Vendors as consideration of any Earnout Payment multiplied by the Red Cat Stock Earnout Date Share Value plus the number of Red Cat Stock sold that were issued to the Vendors as consideration of any Indemnity Holdback Amount multiplied by Red Cat Stock Release Date Share Value; and (b) in respect of any such Red Cat Stock that remains held by the Vendors as of the Cap Determination Date, the result of (A) the aggregate number of such shares of Red Cat Stock then held by the Vendors multiplied by (B) the lesser of: (1) the VWAP per share of Red Cat Stock over the twenty (20) trading day period ending on (and including) the trading day immediately preceding the Cap Determination Date or (2) the Red Cat Stock Earnout Date Share Value or Red Cat Stock Release Date Share Value each in respect of the applicable issued Red Cat Stock, provided that no unpaid, unearned or forfeited Earnout Payment shall be included in the Cap; and (ii) any cash payment paid to the Vendors with respect to the Earnout Payment and the Indemnity Holdback Amount.
“Cash” means the unrestricted cash and cash equivalents of the Target (excluding Restricted Cash), calculated in accordance with the Applicable Accounting Standard, net of the aggregate amount of all outstanding checks, pending wire transfers and drafts. For the avoidance of doubt, Cash may be a negative number.
“CEBA” means the emergency loan program established by the Government of Canada and administered by Export Development Canada to provide interest-free loans to eligible Canadian businesses and not-for-profit organizations during the COVID-19 pandemic.
“Closing” means the completion of the purchase and sale of the Target Shares in accordance with the provisions of this Agreement.
“Closing Cash” means the aggregate amount of Cash of the Target as of the Measurement Time.
“Closing Certificate” has the meaning set out in Section 2.4.
“Closing Date” means date of the Closing, as determined in accordance with Section 4.1.
“Closing Date Balance Sheet” means the balance sheet of the Target as at Measurement Time, prepared in accordance with the Applicable Accounting Standard, consistently applied with those principles and calculation methodologies used in the preparation of the Annual Financial Statements, as finally determined in accordance with the provisions of Section 2.6 or 2.7, as the case may be.
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Target as of immediately prior to the Closing.
“Closing Items” has the meaning set out in Section 2.6(1).
“Closing Net Working Capital” means the Net Working Capital as of the Measurement Time.
“Closing Statement” has the meaning set out in Section 2.6(1).
“Closing Time” means the time of Closing on the Closing Date provided for in Section 4.1.

“Closing Transaction Expenses” means the aggregate amount of Transaction Expenses unpaid as of immediately prior to the Closing.
“Commissions” has the meaning set out in Section 3.1(43).
“Competition Act” means the Competition Act (Canada).
“Computer Systems” means all computer hardware, peripheral equipment, AI Systems, Software and firmware, processed data, technology infrastructure and other computer systems and services that are used by or accessible to the Target to receive, store, process or transmit data, to carry on the Business or to carry on its day-to-day operations and affairs.
“Consent” means any consent, approval, authorization, permit, waiver, ruling, exemption or acknowledgement from any Person (other than the Target) which is provided for or required (i) in respect of or pursuant to the terms of any Contract or (ii) under any Applicable Law, in either case in connection with the sale of the Target Shares to the Purchaser on the terms contemplated in this Agreement, to permit the Target to carry on the Business after the Closing or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement, but does not include a Regulatory Approval.
“Contracts” means any contract, plan, undertaking, arrangement, concession, understanding, joint venture, commitment, agreement, agreement in principle, franchise, permit, award, purchase order, instrument, license, sublicense, lease, sublease, negotiable instrument, note, bond, indenture, deed of trust, mortgage, loan agreement, plan of reorganization or other plan from any bankruptcy proceeding, or Liability, in each case whether written or oral and whether express or implied, and together with any amendments, extensions, guaranties, restatements, supplements, waivers or other modifications thereto.
“Copyright” means all rights, titles, interests and benefits in and to (i) all copyright and neighbouring rights in the Works, (ii) all registrations for copyright and neighbouring rights, pending applications for registrations of copyright and neighbouring rights, and rights to file applications for registrations of copyright and neighbouring rights for the Works and (iii) all sui generis rights in the Databases.
“COVID-19 Relief” means any support payments, loans, benefits, Tax refunds, wage or other subsidies or incentives provided, in each case, as a result of the COVID-19 pandemic from any Governmental Authority or financial institution, including, for greater certainty, under section 125.7 and subsection 153(1.02) of the ITA.
“Data Room” has the meaning set forth in Section 1.9.
“Data Requirement” means, collectively, Privacy Laws, together with each of the following to the extent applicable to the privacy or security of Personal Information or information related to the Target’s Know-How: (i) industry standards to which the Target purports to comply (including PCI-DSS and NIST 800-171); (ii) the Target’s own written external or internal policies; and (iii) the requirements of any Contracts to which the Target is bound.
“Databases” has the meaning set out in the definition of Works.
“Deductible” means an amount equal to $100,000.

“Designs” means all industrial designs and other designs, used by the Target, including (i) all features of shape, configuration, pattern, molds or ornament and combinations thereof in articles and (ii) all derivatives, modifications and improvements of the foregoing.
“Domain Names” means all registered domain names used by the Target, including those registered on behalf of the Target in the name of an agent or proxy.
“Earnout Date” means the fifth (5th) Business Day after determination of Milestone achievement is finally determined in accordance with Section 2.9(c).
“Earnout Payment” has the meaning set forth in Section 2.9.
“Earnout Period” means the period beginning on the Closing Date and ending on the second anniversary of the Closing Date.
“Employee” means an individual who is employed by the Target, whether on a full-time, part-time, casual, temporary or seasonal basis, including those on leave, on work stoppage or absent due to disability (long-term or short-term), those receiving workers’ compensation, on maternity leave, parental leave, or any other leave provided by law or duly approved by any member of the Target.
“Employee Benefit Plan” means each employee benefit plan, policy, undertaking, practice, contract, program, agreement or arrangement, including any employment agreement, consulting agreement, independent contractor agreement, severance, termination, separation, salary continuation, bonus, incentive, retirement, supplemental retirement, saving, retiring allowance, excess benefit, pension, supplemental pension, profit sharing, deferred compensation, tax gross-up, employee loan, retention bonus, transaction bonus, sale bonus, change in control payment, profits interest, equity or equity-based incentive, savings, health and welfare benefits (including life insurance, short and long-term disability, accidental death and dismemberment, critical illness, medical, extended health, dental, vision, and hospitalization coverage), flex spending, adoption assistance, dependent assistance, employee assistance, education assistance, post-employment or post-retirement benefit, relocation allowance, expatriate benefit, vehicle allowance (including usage or reimbursement), housing allowance, mortgage insurance, vacation, paid-time-off, fringe benefit or other similar compensation or benefit plan, policy, undertaking, practice, contract, program, agreement or arrangement of any kind, in each case whether written or unwritten, insured or uninsured, registered or non-registered, funded or unfunded, (i) that is provided for the benefit of one or more current or former employees of the Target (or any spouse, dependent, beneficiary or survivor of such individual), (ii) that is maintained, sponsored, contributed to or required to be contributed to by the Target or (iii) with respect to which the Target has or could reasonably be expected to have any current, potential or contingent Liability, however, excluding any Statutory Plan.
“Enterprise Value” means $25,000,000.
“Environmental Law” means Applicable Law in respect of the protection of the natural environment or any species or organisms that make use of it, soil, air, including ambient air and the atmosphere, public or occupational health or safety, or the manufacture, importation, handling, transportation, storage, release, remediation, disposal and treatment of Hazardous Substances.

“Environmental Permit” means any Licence issued or required pursuant to any Environmental Law.
“Equity Interest” means, with respect to any Person, any share, capital stock, partnership interest, membership interest, trust interest, or other equity interest in such Person, or any option, warrant, profits interests, purchase rights, subscription rights, conversion rights, exchange rights or other similar right or security convertible, exchangeable or exercisable therefor, or any Contract that could require such Person to issue or sell, or otherwise cause to become outstanding, any of the foregoing.
“Estimated Closing Cash” has the meaning set out in Section 2.4.
“Estimated Closing Consideration” means a number of shares of Red Cat Stock equal to the quotient of (i) the difference of (A) the Estimated Closing Consideration Amount minus (B) the Holdback Amount divided by (ii) the Red Cat Stock Closing Share Value.
“Estimated Closing Consideration Amount” means:
(i)the Enterprise Value;
(ii)plus the Estimated Closing Cash;
(iii)minus the Estimated Closing Indebtedness;
(iv)minus the Estimated Closing Transaction Expenses;
(v)plus the positive amount (if any) by which the Estimated Closing Net Working Capital exceeds the Net Working Capital Target; and
(vi)minus the positive amount (if any) by which the Net Working Capital Target exceeds the Estimated Closing Net Working Capital.
“Estimated Closing Indebtedness” has the meaning set out in Section 2.4.
“Estimated Closing Transaction Expenses” has the meaning set out in Section 2.4.
“ETA” means the Excise Tax Act (Canada).
“Excess Amount” has the meaning set out in Section 2.8(2).
“Final Determination” means a determination made by a Governmental Authority (including pursuant to a settlement) where all rights to object to or appeal from the determination (including any right to obtain relief under a competent authority or similar process) have been exhausted or have expired.
“Financial Records” means all books of account and other financial data and information of a Person, and includes all such records, data and information stored electronically, digitally or on computer-related media.
“Financial Statements” means, collectively, the Annual Financial Statements and the Interim Financial Statements.

“Founders” means Xavier Bidaut and Philippe Boulanger, and each a “Founder”.
“Fraud” means with respect to a Party, the making of any representation or warranty set forth in this Agreement that consists of: (i) a false representation of fact made by the Party making such representation or warranty; (ii) with actual knowledge (as opposed to imputed or constructive knowledge) that, such representation or warranty is false when made or with willful blindness; (iii) reliance by the Party to whom the representation or warranty is made; (iv) causing the Party to whom such representation or warranty is made, in reliance upon such false representation or warranty and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing the Party to whom such representation or warranty is made to suffer Losses because of such reliance.
“Fundamental Cap” means an amount equal to the sum of (i) the aggregate value actually realized by the Vendors, from all Red Cat Stock delivered to the Vendors pursuant to this Agreement (including any shares of Red Cat Stock issued at Closing and any shares of Red Cat Stock issued in respect of any Earnout Payment and/or any Holdback Amount released), determined as of the date on which the applicable indemnification amount becomes finally determined in accordance with Article 8 (the “Fundamental Cap Determination Date”), calculated as the sum of: (a) the lesser of: (1) the gross cash proceeds actually received by all of the Vendors, in the aggregate, from any sales of such Red Cat Stock completed on or prior to the Fundamental Cap Determination Date (net of brokerage commissions and transaction fees), as evidenced by documentation provided to the Purchaser by the Vendor’s Representative in respect of each applicable Vendor or (2) the sum of the number of Red Cat Stock sold that were issued to the Vendors at Closing multiplied by the Red Cat Stock Closing Share Value plus the number of Red Cat Stock sold that were issued to the Vendors as consideration of any Earnout Payment multiplied by the Red Cat Stock Earnout Date Share Value plus the number of Red Cat Stock sold that were issued to the Vendors pursuant to the Indemnity Holdback Amount multiplied by the Red Cat Stock Release Date Share Value; and (b) in respect of any such Red Cat Stock that remains beneficially owned and held by the Vendors as of the Fundamental Cap Determination Date, the result of: (A) the aggregate number of shares of Red Cat Stock then held by the Vendors that were issued to the Vendors at Closing multiplied by the lesser of: (1) the VWAP per share of Red Cat Stock over the twenty (20) trading day period ending on (and including) the trading day immediately preceding the Fundamental Cap Determination Date or (2) the Red Cat Stock Closing Share Value; plus (B) the aggregate number of shares of Red Cat Stock then held by the Vendors that were issued as consideration of any Earnout Payment multiplied by the lesser of: (1) such VWAP or (2) the Red Cat Stock Earnout Date Share Value; plus (C) the aggregate number of shares of Red Cat Stock then held by the Vendors that were issued pursuant to Section 8.8 (Indemnity Holdback Release and Issuances) multiplied by the lesser of: (1) such VWAP or (2) the Red Cat Stock Release Date Share Value; provided that no unpaid, unearned or forfeited Earnout Payment shall be included in the Fundamental Cap; (ii) any cash consideration paid to the Vendors pursuant to this Agreement, (iii) any Closing Indebtedness, and (iv) Transaction Expenses.
“Fundamental Representation” means, as applicable, the Purchaser Fundamental Representations, the Target-Related Fundamental Representations and the Vendor-Specific Fundamental Representations.

“GAAP” means generally accepted accounting principles for private enterprises as defined by the Accounting Standards Board of the Chartered Professional Accountants of Canada in the CPA Canada Handbook as they exist from time to time.
“Government Contract” means any prime contract, subcontract, grant, cooperative agreement, subaward, other transaction agreement, basic ordering agreement, teaming agreement, blanket purchase agreement, letter contract, purchase order, task order or delivery order of any kind, including all attachments, amendments, modifications and options thereunder or relating thereto, awarded to the Target by any Governmental Authority or by a prime contractor or higher-tier subcontractor thereunder in connection with a Contract with a Governmental Authority. For purposes hereof, a task, purchase, delivery, change or work order under a Contract will not constitute a separate Contract but will be part of the Contract to which it relates.
“Government Contract Bid” means a bid or proposal issued by a contractor that, if accepted or awarded, would result in a Government Contract.
“Governmental Authority” means: (i) any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local or other political subdivision (whether administrative, legislative, executive or otherwise); (ii) any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government; (iii) any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and (iv) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association
“GST/HST” means all goods and services tax and harmonized sales tax imposed under the Excise Tax Act (Canada).
“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation, material or any combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual, and includes any contaminant, waste, substance, hazardous substance, toxic substance or material defined, prohibited, regulated or reportable pursuant to any Environmental Law, including petroleum and petroleum products, derivatives, asbestos and urea formaldehyde and polychlorinated biphenyls.
“Holdback Amount” means the Adjustment Holdback Amount and the Indemnity Holdback Amount, collectively.
“Improvements” means all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment, systems and appurtenances situate on, in, under, over, forming part of or servicing any real or immovable property.
“Indebtedness” means, without duplication, the sum of the following items for the Target:
(i)all obligations for borrowed money or with respect to deposits or advances of any kind (including any CEBA loans);

(ii)all obligations evidenced by bonds, debentures, notes, cheques or similar instruments;
(iii)all obligations upon which interest charges are customarily paid;
(iv)all obligations under instalment sale or other title retention agreements relating to property acquired by the Target;
(v)all obligations in respect of the deferred purchase price of property or services (excluding current accounts payable, accrued Liabilities and deferred rent incurred in the Ordinary Course of Business);
(vi)any severance obligations or post-employment benefit obligations owed or payable to any Employee, officer, director, Independent Contractor or other service provider whose employment or service has been terminated on or prior to the Closing;
(vii)any remuneration, salary, commission, bonus or similar payments unpaid or payable as of the Closing, whether or not accrued, including the pro rata portion of unpaid bonuses, commissions or other similar amounts relating to the Pre-Closing Tax Period; in each case accrued on a basis consistent with the determination and payment of such bonuses and commissions in years prior to the Closing;
(viii)any Liabilities and/or obligations of the Target for all vacation pay/time, holiday pay/time, short or long-term disability, reimbursement of expenses, tuition reimbursement, commissions, compensation for absences due to jury duty and funeral leave, paid time off, wages, salaries, bonuses, compensation, sick pay/time, extended sick leave, safe pay/time, personal time, insurance benefits, or other employee benefits or reimbursements, however categorized or referred to in the applicable policies and/or practices, with regard to any current or former employee, in each case, for all time periods through and including the Closing Date or which become due and payable following the Closing Date as a result of any action or omission of the Target prior to the Closing Date;
(ix)the employer portion of any employment, payroll, and similar Taxes or other statutorily required payments payable in respect of, or relating to, (a) any of the Liabilities outlined in the immediately preceding paragraphs (vi), (vii), (viii) above, or (b) the exercise, on or before the Closing Date (including pursuant to the Pre‑Closing Reorganization), of Options of the Target by their holders;
(x)an amount equal to any employment, payroll and similar Taxes or other statutorily required payments that become due and payable after the Closing Date as a result of the disposition by the Vendors of the Red Cat Shares received in exchange for the Target Shares issued upon the exercise of the Options;
(xi)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Target, whether or not the Indebtedness secured thereby has been assumed;
(xii)all guarantees of Indebtedness of others;
(xiii)all capital lease obligations;
(xiv)all obligations, contingent or otherwise, of the Target as an account party in respect of letters of credit (to the extent drawn upon) and letters of guarantee;
(xv)all obligations, contingent or otherwise, in respect of bankers’ acceptances;

(xvi)all mark-to-market value of any obligations under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance or other similar agreement or combination thereof;
(xvii)all obligations to purchase, redeem, retire or otherwise acquire for value (other than for other Target Shares) any Target Shares of the Target, valued, in the case of redeemable Target Shares, at the greater of voluntary or involuntary redemption price, plus accrued and unpaid dividends;
(xviii)the aggregate of the amount, none of which shall be less than zero (0), of all Taxes payable as of the Closing Date for any Pre-Closing Tax Period (with such Taxes for a Straddle Period allocated in accordance with Clause 9.1(b)) calculated (i) Tax by Tax and jurisdiction by jurisdiction (ii) in a manner consistent with past practice unless otherwise required by Applicable Law, (iii) without taking into account any deduction, reserve or any credit or refund claimed or received before Closing that could result in an income inclusion in a taxation year ending after the Closing and (iv) without taking into account any credit or refund to be received or applied against Taxes otherwise payable after the Closing and (v) without taking into account any deduction, credit or refund of, or in relation to, any Transaction Expenses, unless deductible by the Target in a Pre-Closing Tax Period on a “more likely than not” or higher standard of comfort, as determined by the Purchaser, acting reasonably;
(xix)all deferred rent as presented in the Financial Statements;
(xx)all performance bonds, bid bonds or other sureties of any kind or nature;
(xxi)all unpaid management fees payable by the Target (on behalf of any of itself, of any of the Vendors or of any of their respective Affiliates);
(xxii)all unpaid amounts payable by the Target (on behalf of any of itself, of any Vendor or of any of their respective Affiliates) to shareholders of the Target or other related parties of the Target;
(xxiii)all premiums, fees, interest or penalties related to any of the foregoing; and
(xxiv)any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Indebtedness of the types referred to in the immediately preceding paragraphs (i) through (xxiii).
For the avoidance of doubt, Indebtedness does not include any amounts which are included (or required to be included) in the determination of the Transaction Expenses or as current liabilities in the determination of the Closing Net Working Capital to the extent that such amounts are calculated as current liabilities for purposes thereof, in each case to avoid duplication.
“Indemnified Party” means a Person which any Vendor or the Purchaser, as the case may be, is required to indemnify under Article 8.
“Indemnified Taxes” means any and all Taxes of the Target in relation to any Pre-Closing Tax Periods.
“Indemnifying Party” means, in relation to an Indemnified Party, the Party that is required to indemnify such Indemnified Party under Article 8.
“Indemnity Holdback Amount” means an amount equal to $3,750,000.

“Indemnity Holdback Release Date” means the date that is twelve (12) months after the Closing Date.
“Indemnity Pro Rata Percentages” means, (i) with respect to each Founder and such Founder’s Vendor Holdco, one hundred percent (100%) (meaning, for the avoidance of doubt, the Founders and their Vendor Holdco shall be solidarily liable for any amounts payable or indemnifiable by the Vendors hereunder) and (ii) with respect to each other Vendor and such Vendor’s Principal or Vendor Holdco (if applicable), such Vendor’s Adjusted Pro Rata Percentage.
“Independent Accountant” has the meaning set forth in Section 2.7.
“Independent Contractor” means any Person who is engaged by the Target under a service agreement, whether in their personal capacity or through a legal entity, regardless of whether they are designated or act as a self-employed worker, service provider, consultant, or independent contractor for the purposes of providing their services to the Target.
“Initial Holder” has the meaning set out in the recitals hereto.
“Intellectual Property” means all intellectual property and industrial property used by the Target throughout the world, whether or not registrable, patentable or otherwise formally protectable and whether or not registered, patented, otherwise formally protected or the subject of a pending application for registration, patent or any other formal protection, including all Trademarks, Inventions, Works, Designs, Know-How, Telephone Numbers, Domain Names and Social Media Identities, as well as all goodwill of the Target.
“Intellectual Property Registrations” means all Intellectual Property Rights that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered Trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Intellectual Property Rights” means all rights, titles, interests and benefits in the Intellectual Property, including: (i) all rights, titles, interests and benefits in and to the Trademarks, including (A) all common law rights in the Trademarks, (B) all registrations, pending applications for registration and rights to file applications for the Trademarks and (C) all rights of priority and all extensions of the foregoing applications and registrations for the Trademarks; (ii) all rights, titles, interests and benefits in and to the Inventions, including the Patent Rights; (iii) all rights, titles, interests and benefits in and to the Works, including the Copyright; (iv) all rights, titles, interests and benefits in and to the Designs, including (A) all design patents, industrial design registrations, pending design patent applications, pending applications for industrial design registrations and rights to file applications for the Designs and (B) all rights of priority and all rights in provisionals, continuations, continuations-in-part, divisions, re-examinations, reissues, extensions, and other derivative applications, patents and registrations of the foregoing patents, registrations and applications for the Designs; (v) all rights, titles, interests and benefits in and to the Know-How; (vi) all rights, titles, interests and benefits in and to (A) the Telephone Numbers and the accounts therefor, (B) the Social Media Identities and the accounts therefor and (C) the Domain Names, the accounts therefor and the registrations thereof; (vii) all rights, titles, interests and benefits in and to all licences, consents, permissions, covenants not to sue and other contractual rights in respect of, or relating to, the Intellectual Property; (viii) all rights, titles, interests and benefits in and to revenues and proceeds in respect of the Intellectual Property and the rights, titles, interests and benefits set out in the immediately preceding paragraphs (i) through (vii); and (viii) all rights, titles, interests and benefits to enforce all rights and to obtain all remedies, including damages, accountings of profits, other compensation, and interim, temporary, interlocutory and permanent injunctions, for the infringement and other violations of the rights, titles, interests and benefits set out in the immediately preceding clauses (i) through (vi).
“Interim Financial Statements” means the unaudited financial statements of the Target for the period ended February 28, 2026, true and complete copies of which are attached as Schedule 3.1(11).
“Interim Period” means the period between the date of this Agreement and the Closing.
“Internally Used Shrinkwrap Software” means Software and other information technology tools (including SaaS) licensed to, subscribed to or otherwise used by the Target under generally available, non-negotiated standard form “shrinkwrap”, “clickwrap” or “browsewrap” end user licence terms, solely for internal business purposes (including general productivity, collaboration, finance, HR, email, calendaring, document management, and security tools), and not incorporated into any products or services of the Target that are licensed, sold, distributed or otherwise made available to customers or third parties.
“Inventions” means all inventions used by the Target, including (i) all arts, processes, machines, manufactures, compositions of matter and (ii) all improvements to the foregoing.
“Inventory” means all raw materials, work-in-process, finished goods, supplies and parts inventory of the Target.
“Investment Canada Act” means the Investment Canada Act (Canada).
“Investment Canada Act Clearance” means that (i) more than 45 days have elapsed from the date on which the notification with respect to the Transactions sent by the Purchaser to the Director of Investments is certified complete pursuant to paragraph 4(b)(iii)(A) of the National Security Review of Investments Regulations; and (ii) (1) no notice shall have been given under subsection 25.2(1) or subsection 25.3(2) of the Investment Canada Act within the prescribed period, or, (2) if notice has been given under subsection 25.2(1) or subsection 25.3(2) of the Investment Canada Act within the prescribed period, the Purchaser has subsequently received (i) a notice referred to in paragraph 25.2(2)(a) of the Investment Canada Act, (ii) a notice referred to in paragraph 25.2(2)(b) of the Investment Canada Act or (iii) a copy of an order under paragraph 25.4(1)(b) of the Investment Canada Act authorizing the Transaction.
“ITA” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supplement).
“Item of Dispute” has the meaning set forth in Section 2.7.
“Key Employees” means each of Xavier Bidaut, Philippe Boulanger and Francis Roy.
“Key Employment Agreement” has the meaning set out in the preamble hereto, and “Key Employment Agreements” means all of the Key Employment Agreements.

“Know-How” means trade secrets and other rights in confidential or proprietary information, including rights in technical information, marketing and business plans, databases, specifications, formulations, prototypes, sketches, models, drawings, specifications, customer/vendor lists, engineering information, samples, market forecasts, techniques, and other forms of know-how documented within the Business.
“Latest Balance Sheet Date” means the date of the most recent balance sheet of the Target included in the Financial Statements delivered to the Purchaser prior to the date of this Agreement (being the balance sheet included in the Interim Financial Statements, if any, and otherwise the balance sheet included in the most recent Annual Financial Statements).
“Law” has the meaning set out in the definition of Applicable Law.
“Leased Premises” means all real or immovable property that is leased, subleased, licensed or otherwise occupied or used by the Target, including all Improvements thereon, therein, thereunder or associated therewith.
“Legal Proceeding” means any litigation, action, application, suit, investigation, inquiry, hearing, claim, complaint, deemed complaint, grievance, civil, administrative, regulatory, criminal, arbitration or other similar proceeding before or by any court, tribunal, arbitrator or Governmental Authority or otherwise, and includes any appeal or review thereof and any application for leave for appeal or review.
“Liabilities” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on financial statements.
“Licence” means any licence, permit, authorization, certificate, declaration of compliance, attestation, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, the Target or the Business by any Governmental Authority.
“Licensed-In Intellectual Property” means all Intellectual Property licensed by the Target from any third party.
“Licensed-Out Intellectual Property” means all Intellectual Property licensed to third parties by the Target excluding (a) Internally Used Shrinkwrap Software, and (b) standard, commercially available computer hardware, peripherals and components and any embedded or bundled firmware or Software provided therewith under standard end‑user terms.
“Lien” means any lien, mortgage, charge, assessment, whether special or ordinary and whether now due or payable in installments, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.
“Lock-Up Agreement” has the meaning set forth in Section 2.13.
“Lock-Up Restrictions” has the meaning set forth in Section 2.13.

“Losses” means all losses, damages, Liabilities, obligations, Legal Proceedings, audits, charges, complaints, claims, demands, injunctions, Liens, Orders, Taxes, penalties, fines, assessments, adjustments, settlement payments, deficiencies, lost opportunities, diminutions of value, interest (including interest from the date of such Loss), the cost(s) of enforcing any right to indemnification hereunder, the cost of pursuing any insurance providers and all other costs and expenses (including costs of investigation and defense and reasonable attorney’s fees and disbursements of every kind, nature and description) whether incurred, paid, suffered or accrued directly or indirectly through an Affiliate or subsidiary; provided, however, that “Losses” shall be determined net of any amounts required to be credited pursuant to Section 8.14.
“Material Contract” means:
(i)any Contract relating to Indebtedness or to mortgaging, pledging, guaranteeing or otherwise placing a Lien on the Target’s assets;
(ii)any partnership, joint venture, collaboration, joint marketing, reseller, channel partners, revenue-share agreement, shareholders’ or other similar Contract;
(iii)all Premises Leases and any other lease, sublease, License or other similar Contract under which the Target is lessee or lessor of, or holds or operates or permits any third party to hold or operate, any property, real or personal;
(iv)any Contract or group of related Contracts (A) for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $250,000 per Contract or (B) any other Contracts or groups of related Contracts involving the payment or potential payment by or to the Target of more than $250,000 during any twelve (12)-month period;
(v)any Contract (A) containing any provision or covenant prohibiting or limiting the ability of the Target to engage in any business activity or compete with any Person or (B) containing any provision or covenant prohibiting or limiting the disclosure of confidential or proprietary information (other than confidentiality agreements entered into in the Ordinary Course of Business the terms of which do not impose material restrictions on the Target’s ability to operate the Business);
(vi)any Contract containing (A) any provision or covenant concerning the exclusive provision of goods or services by or to the Target or (B) a “most favored nation” or similar provision;
(vii)any Contract that includes minimum purchase requirements or commitments or take-or-pay obligations of the Target;
(viii)any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of the Target;
(ix)any letter of intent, memorandum of understanding, confidentiality agreement or definitive agreement relating to the acquisition or disposition of any business (whether by merger, sale of equity, sale of assets or otherwise);
(x)any profit sharing, profits interest, equity option, equity purchase, equity appreciation, deferred compensation, severance or other similar Contract for the benefit of the current or former directors, shareholders, members, officers or employees of the Target;
(xi)Contracts related to Intellectual Property or Computer Systems that, which, in each case, are either material to the Business or involve annual aggregate consideration in excess of $100,000, (excluding Contracts for non-customized, commercially available, off-the-shelf Software on generally standard terms and conditions involving annual aggregate consideration less than $25,000);
(xii)any Contract for the employment or engagement of any officer, individual employee, or other Person on a full-time, part-time, consulting, Independent Contractor or other basis providing for an annual compensation in excess of $100,000, the forms of which were made available to the Target, or any Contract providing severance or other termination payments or change of control or similar provisions or other special compensation arrangement, or benefits or relating to loans to officers, directors, employees or Affiliates;
(xiii)any Contract between the Target, on the one hand, and any shareholder of the Target or any of their Affiliates, as the case may be, on the other hand;
(xiv)any Government Contract;
(xv)any collective bargaining agreement or other Contract to or with any labor union or other employee Representative;
(xvi)any Contract involving the settlement or conciliation of any Legal Proceeding or threatened Legal Proceeding with respect to which any unpaid amount exceeds $50,000 or conditions precedent thereto have not been satisfied;
(xvii)any warranty Contract with respect to products sold or services rendered;
(xviii)any Contract relating to the marketing, advertising or promotion of the Target’s products or services;
(xix)any other Contract (or group of related Contracts) that are material to the Target or the operation of the Business; or
(xx)any written commitment by the Target to enter into any Contract of the type described in the immediately preceding paragraphs (i) through (xix).
“Material Customer” has the meaning set forth in Section 3.1(34).
“Material Supplier” has the meaning set forth in Section 3.1(34).
“Measurement Time” means 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date; provided that (a) with respect to any calculation made pursuant to this Agreement as of the Measurement Time, such calculation shall take into account any reduction, in each case following the Measurement Time and prior to the Closing, of any (i) Cash or (ii) other assets of the Target outside of the Ordinary Course of Business, including to the extent such Cash or assets are used to pay Indebtedness or Transaction Expenses, sold, liquidated, disposed of or otherwise used to pay any distributions or dividends to the Vendors or to repurchase any securities of the Target, and (b) with respect to any calculation in respect of Tax assets and liabilities, including in the calculation of Net Working Capital, such calculation shall be measured as of the end of the Closing Date.
“Moral Rights” means all rights, titles, interests and benefits in and to the moral rights, and other non-assignable rights, and all waivers of such rights in the Works.

“Net Working Capital” means an amount (which may be negative or positive) equal to (i) the total current assets of the Target minus (ii) the total current liabilities of the Target, in each case, determined in accordance with Applicable Accounting Standard and (to the extent consistent with the Applicable Accounting Standard) Exhibit A attached hereto (including the illustrative example set forth therein), in the event of any inconsistency between Applicable Accounting Standards and Exhibit A, Exhibit A shall govern for purposes of determining Net Working Capital; provided that (A) current assets shall not include Cash or Tax-related assets (as set out in Exhibit A) and (B) current liabilities shall not include Indebtedness, Transaction Expenses or Tax-related liabilities (as set out in Exhibit A). For greater certainty, no item shall be counted more than once in the determination of Net Working Capital.
“Net Working Capital Target” means $0.
“Notice of Disagreement” has the meaning set forth in Section 2.7.
“Open Source Software” means any Software that is licensed or distributed pursuant to any license that is a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, any other licenses that substantially conform to the Open Source Definition (www.opensource.org/osd) or any license to Software that is considered “free software” or “open source software” (as each term is defined by the Open Source Foundation or the Free Software Foundation), including the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Apache License, the MIT License, and the BSD license.
“Option Holder” has the meaning set out in the recitals hereto.
“Option Plan” means the stock option plan of the Target having an effective date of March 4, 2021, as such stock option plan may be amended or amended and restated pursuant to the Pre-Closing Reorganization.
“Options” means options or other rights granted by the Target to any Person pursuant to the Option Plan and, as the case may be, separate option or grant agreements related thereto.
“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business of the Target, consistent with past custom and practice (including with respect to quantity and frequency).
“Outside Date” means December 31, 2026.
“Owned Intellectual Property” means all Intellectual Property in which the Target owns, or purports to own, title.
“Owned Intellectual Property Rights” means all Intellectual Property Rights in the Owned Intellectual Property.
“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns, and “Parties” means every Party.

“Patent Rights” means all rights, titles, interests and benefits in and to the Inventions, including (i) all utility patents, pending utility patent applications and rights to file utility patent applications for the Inventions, (ii) all rights of priority and all rights in provisionals, continuations, continuations-in-part, divisions, re-examinations, reissues, extensions and other derivative applications and patents of the foregoing patents and patent applications for the Inventions and (iii) all inventors’ certificates, utility models, applications for utility models and rights to file utility models for the Inventions.
“Permits” means all licenses, permits, franchises, approvals, authorizations, qualifications, clearances, registrations, notifications, exemptions, waivers, certificates of need, accreditations, certifications, declarations, participation agreements, consents or orders of, or filings with, any Governmental Authority or any other Person held by the Target or necessary for the Target to carry on the Business.
“Permitted Liens” means Contracts consisting of (i) Liens for Taxes not yet due and delinquent or which the taxpayer is contesting in good faith and for which adequate reserves have been established in accordance with Applicable Accounting Standard on the Closing Date Balance Sheet; (ii) statutory Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory Lien or deposit relates to amounts not yet due and for which adequate reserves have been established in accordance with Applicable Accounting Standard and that have been sufficiently accrued against on the Closing Date Balance Sheet; (iii) easements or servitudes, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services and any registered restrictions or covenants that run with the land, provided that there has been compliance with the provisions thereof and that they do not materially and adversely affect the ability of the Target to carry on the Business as it has been carried on in the past; (iv) zoning bylaws, ordinances or other restrictions as to the use of real or immovable property and agreements with other Persons registered against title to the lands, provided that they are not violated by the current use or occupancy of such real or immovable property by the Target and that they do not adversely affect the ability of the Target to carry on the Business as it has been carried on in the past; and (v) the conventional hypothecs (without delivery) granted by the Target at the Register of Personal and Movable Real Rights (RPMRR) in favour of Investissement Québec (bearing registration nos. 25-1316367-0001 and 25-1316367-0002).
“Person” is to be broadly interpreted and includes an individual, a corporation, a company, a partnership, a trust, an unincorporated organization, a Governmental Authority and the executors, administrators or other legal representatives of an individual in such capacity.
“Personal Information” means information about an identified or identifiable individual and any other information that is regulated or protected by applicable Privacy Law.
“Policies” has the meaning set out in Section 3.1(38)(a).
“Pre-Closing Reorganization” means the transactions, steps and other actions set out in Exhibit E, and any reference to a “Step” of the Pre-Closing Reorganization shall refer to the relevant step included in Exhibit E.

“Pre-Closing Tax Period” means a taxation year or other fiscal period that ends on or before the Closing Time, and, for any Straddle Period, the portion of such Straddle Period ending immediately before the Closing Time.
“Premises Lease” means a Contract consisting of a lease, an agreement to lease, a sublease, an occupancy or other agreement under which the Target has the right, or has granted another Person the right, to use or occupy any Leased Premises.
“Prepaid Amount” has the meaning set out in Section 9.2(c).
“Principal” means, with respect to each Vendor that is a corporation and that was formed primarily for the purpose of holding Target Shares, the individual who controls such Vendor, as set forth in Schedule 3.1(5).
“Privacy Law” means all Laws that govern the privacy, security, confidentiality, or integrity of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada), any substantially similar provincial Laws, and any comparable Law of any other jurisdiction.
“Pro Rata Percentage” means, with respect to a Vendor (collectively with its successors and permitted transferees), the quotient of (i) the number of Target Shares held by the applicable Vendor as of immediately prior to Closing divided by (ii) the total number of Target Shares issued and outstanding as of immediately prior to the Closing (after giving effect to the Pre-closing Reorganization).
“Purchase Price” has the meaning set out in Section 2.2.
“Purchaser” has the meaning set out in the preamble hereto and for greater certainty, includes any successor by amalgamation to the Purchaser.
“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 3.2(1) (Organization and Authorization by Purchaser); Section 3.2(7) (Regulatory Approvals); and Section 3.2(8) (Commissions).
“Purchaser Indemnified Parties” means the Purchaser, Red Cat and their respective Affiliates (including, for the avoidance of doubt, the Target), and Representatives, and excluding, for the avoidance of doubt, the Vendors.
“QST” means the Taxes imposed under the Act Respecting the Québec Sales Tax (Québec).
“Receivables” means all accounts receivable, bills receivable, trade accounts and insurance claims of the Target together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.
“Red Cat” has the meaning set out in the preamble hereto.
“Red Cat Material Adverse Effect” means any effect, change, event, fact, or circumstance that, individually or together with any other effects, changes, events, or circumstances, is or could reasonably be expected to be materially adverse to (i) the business, assets and properties, customer, vendor or employee relationships, condition (financial or otherwise), operating results or operations of the Purchaser and Red Cat, taken as a whole, without regard to duration or persistence, whether actual or expected, of such effects, changes, events, or circumstances, or (ii) the ability of any of the Purchaser to consummate the Transactions; provided that none of the following shall be taken into account in determining whether a Red Cat Material Adverse Effect has occurred: (A) general economic, banking, currency, capital market, regulatory, political or environmental conditions (including acts of war, declared or undeclared, armed hostilities, terrorism or weather conditions), (B) conditions generally affecting the industries in which the Purchaser and Red Cat, taken as a whole, operate, (C) changes in the Applicable Accounting Standard or other accounting requirements, or (D) changes in any Laws or other binding directives issued by any Governmental Authority or any action required to be taken under any Law or existing Contract by which the Purchaser or Red Cat is bound; (E) any action, omission, effect, change, event, fact, or circumstance attributable to or contemplated by the execution, delivery or performance of this Agreement or the Transaction Documents or the announcement of the Transactions; or (G) any action taken, or failure to take any action, or such other change or event, in each case, to which the Vendors’ Representative has consented in writing; except in the case of clauses (A) through (G) to the extent the Purchaser and Red Cat (taken as a whole) are disproportionately adversely affected thereby as compared to other companies in the industries in which the Purchaser and Red Cat operate.
“Red Cat Stock” means the common stock of Red Cat, par value $0.001 per share.
“Red Cat Stock Closing Share Value” means the VWAP of Red Cat Stock over the prior twenty (20) trading day period before and including the trading day before the Closing Date but not including the Closing Date so that it can be calculated the day before and does not require issuance after the Closing Date.
“Red Cat Stock Earnout Date Share Value” means the VWAP of Red Cat Stock over the prior twenty (20) trading day period before and including the trading day before the Earnout Date but not including the Earnout Date so that it can be calculated the day before and does not require issuance after the Earnout Date.
“Red Cat Stock Maximum” has the meaning set out in Section 2.14.
“Red Cat Stock Release Date Share Value” means the VWAP of Red Cat Stock over the prior twenty (20) trading day period before and including the trading day before the Indemnity Holdback Release Date but not including the Indemnity Holdback Release Date so that it can be calculated the day before and does not require issuance after the Indemnity Holdback Release Date.
“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit, waiver or acknowledgement that may be required from any Person pursuant to Applicable Law or under the terms of any Licence or the conditions of any Order (i) in connection with the Transactions, (ii) to permit the Target to carry on the Business after Closing or (iii) which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.
“Regulation D” means Regulation D promulgated under the Securities Act.
“Regulation S” means Regulation S promulgated under the Securities Act.

“Related Party Transactions” means all Contracts, payables, receivables, Liabilities, Indebtedness and other transactions between the Target, on the one hand, and any Related Party, on the other hand.
“Relevant Stock Exchange” means the Nasdaq Capital Market or, if Red Cat Stock (or other security for which a closing sale price must be determined) is not then listed on the Nasdaq Capital Market, the principal other U.S. national or regional securities exchange or market on which Red Cat Stock (or other security) is listed or admitted for trading.
“Replacement Target Shares” means the Target Shares issued to the Vendors pursuant to the exercise of the Replacement Options, as described in the Pre-closing Reorganization.
“Representative”, when used with respect to a Person, means each director and officer (or persons holding comparable positions), employee, consultant, contractors, financial adviser, legal counsel, accountant and other agent, adviser, agents, executors, heirs, successors and permitted assigns or representative of such Person.
“Restricted Cash” means any (i) cash that is subject to restrictions, limitations or Taxes on use or repatriation to the United States or distribution by Applicable Law, Contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction or (ii) deferred revenue, customer deposits or other cash the Target has received from a customer with respect to which there remains a performance obligation.
“Restrictive Covenants Agreement” has the meaning set out in the preamble hereto.
“Rule 144” has the meaning set out in Section 2.13.
“Sanctioned Country” means any country or region that is the subject of a comprehensive, country-wide or region-wide Sanctions Laws including: Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, the Kherson and Zaporizhzhia oblasts of Ukraine that are illegally occupied by the Russian Federation, Russia, and countries and territories controlled by terrorist entities (currently including Afghanistan and parts of Yemen controlled by Ansarallah).
“Sanctioned Person” means any Person that is the subject of Sanctions Laws, including (i) any Person listed on any sanctions-related list of designated Persons maintained by Canada, the United States, the United Nations, the United Kingdom, the European Union, or any European Union member state, (ii) any Person located, organized or resident in a Sanctioned Country, (iii) any Person that is owned, directly or indirectly, or otherwise controlled (determined in accordance with applicable Sanctions Laws) by, or acting or purporting to act on behalf of, a Person or Persons described in the immediately preceding clauses (i) or (ii), or (iv) any national of a Sanctioned Country with whom U.S. or Canadian persons are prohibited from dealing.
“Sanctions Laws” means the Laws relating to economic, financial or trade sanctions administered or enforced by Canada, the United States, the United Nations Security Council, the United Kingdom, the European Union, any European Union member state, or any other relevant jurisdiction in which the Target conducts or has conducted business.
“Securities Act” means the Securities Act of 1933.

“Security Incident” means (i) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, use corruption or other unauthorized processing of Personal Information or information related to the Target’s Know-How, (ii) inadvertent, unauthorized or unlawful sale or rental of Personal Information or information related to the Target’s Know-How, (iii) any ransomware, extortion, or similar malicious event affecting Computer Systems, whether or not Personal Information is confirmed to have been accessed or exfiltrated; or (iv) any other breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of Personal Information or information related to the Target’s Know-How.
“Shareholders Agreement” means the amended and restated unanimous shareholders’ agreement dated April 2, 2024 by and among the Target and all shareholders thereof, as amended by an amending agreement dated March 30, 2026.
“Shortfall Amount” has the meaning set forth in Section 2.8(1)(a).
“Social Media Identities” means all social media usernames, handles and other internet identities used by the Target and all account information and data relating thereto.
“Software” has the meaning set out in the definition of Works.
“Statutory Plans” means any benefit plan or program established pursuant to federal, state, or provincial legislation and administered by a Governmental Authority, such as the Canada Pension Plan, the Quebec Pension Plan, Employment Insurance, and workers’ compensation insurance.
“Straddle Period” means a taxation year or fiscal period that includes, but does not begin or end on, the Closing Date.
“Subcontractor” means any contractor, consultant or other Person providing services to the Target excluding Employees and Independent Contractors.
“Target” has the meaning set out in the recitals hereto.
“Target Material Adverse Effect” means any effect, change, event, fact, or circumstance that, individually or together with any other effects, changes, events, or circumstances, is or would reasonably be expected to be materially adverse to (i) the Business, assets and properties, customer, vendor or employee relationships, condition (financial or otherwise), operating results or operations of the Target, that is materially adverse and durationally significant, whether actual or expected, of such effects, changes, events, or circumstances, or (ii) the ability of any of the Vendors to consummate the Transactions; provided that none of the following shall be taken into account in determining whether a Target Material Adverse Effect has occurred: (A) general economic, banking, currency, capital market, regulatory, political or environmental conditions (including acts of war, declared or undeclared, armed hostilities, terrorism or weather conditions), (B) conditions generally affecting the industries in which the Target operates, (C) changes in Applicable Accounting Standard or other accounting requirements, or (D) changes in any Laws or other binding directives issued by any Governmental Authority or any action required to be taken under any Law or existing Contract by which the Target is bound; except in the case of the immediately preceding clauses (A) through (D) to the extent the Target is disproportionately adversely affected thereby as compared to other similarly situated companies in the industries in which the Target operates.

“Target-Related Fundamental Representations” means the representations and warranties set forth in Section 3.1(5)(b) (Ownership of Target Shares; Capitalization); Sections 3.1(21)(a), 3.1(21)(b), 3.1(21)(c), 3.1(21)(f), 3.1(21)(j) and 3.1(21)(k) (Intellectual Property); 3.1(14)(d) (Privacy), Section 3.1(27) (Target Waterfall); Section 3.1(30) (Absence of Conflicting Agreements); Section 3.1(36) (Transactions with Affiliates et al.); and Section 3.1(43) (Commissions).
“Target Shares” has the meaning set out in the preamble hereto.
“Target Waterfall” has the meaning set out in Section 2.4.
“Taxes” means, with respect to any Person, all supranational, national, federal, provincial, state, local or other taxes, charges, fees, contributions, premiums, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Authority, including (i) those levied on, or measured by, or referred to as income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, GST/HST, QST, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums, Canada, Québec and any other pension plan contributions or premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, stamp duties, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Authority and any instalments in respect thereof, (ii) claw-backs, repayments, obligations, or other liabilities under or in respect of any COVID-19 Relief, (iii) any tax imposed, assessed, or collected or payable pursuant to any Tax Sharing Agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, (iv) all interest, penalties or fines imposed in respect of reporting and record retention obligations under any Tax Law, together with, in each case of (i) through (iv), interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties or in respect of any failure to comply with any requirement regarding Tax Returns, and (v) any liability for any of the foregoing as a transferee, successor or guarantor or by contract or by stature (including, for greater certainty, under section 159 and 160 of the Tax Act), or by operation of law, and whether disputed or not, and “Tax” means any one of such Taxes.
“Tax Indemnification Event” means a Final Determination having been made by a Governmental Authority or a court of competent jurisdiction regarding a liability for Taxes.
“Tax Representations” means the representations and warranties set forth in Section 3.1(39) (Tax Matters) and, to the extent directly and primarily related to Taxes, the representations and warranties set forth in Section 3.1(32)(b) (Employment Matters), Section 3.1(34) (Employee Benefit Plans) and Section 3.1(41) (Absence of Certain Changes or Events).
“Tax Returns” means all returns, reports, declarations, elections, notices, filings, information returns and statements in respect of Taxes that are filed or required to be filed with any applicable Governmental Authority, including all amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form.

“Tax Sharing Agreement” means a Contract, a principal purpose of which is the sharing or allocation of or indemnification for Taxes.
“Telephone Numbers” means all telephone numbers, facsimile numbers, common short codes and quick response codes used by the Target in the Business.
“Third Party Claim” has the meaning given in Section 8.5(1).
“Threatened”, when used in relation to a Legal Proceeding or other matter, means that a demand or statement (oral or written) has been made or a notice (oral or written) has been given that a Legal Proceeding or other matter is to be asserted, commenced, taken or otherwise pursued in the future or that an event has occurred or circumstances exist that would lead a reasonable Person to conclude that a Legal Proceeding or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.
“Trademarks” means all trademarks used by the Target, including (i) all service marks, official marks, certification marks and collective marks, (ii) all trade dress and (iii) all corporate names, social media account names, business names, fictitious names and other trade names.
“Transactions” means the Closing and all other transactions contemplated by this Agreement and each of the other Transaction Documents.
“Transaction Documents” means this Agreement and all other agreements, documents, certificates and instruments contemplated to be delivered or executed in connection herewith.
“Transaction Expenses” means the aggregate amount of all fees, costs and expenses (including all (i) fees, costs and expenses of legal counsel, investment bankers, brokers, financial advisors and other Representatives, (ii) Liabilities for, or with respect to, any “success fees”, management, sponsor or other similar fees; (iii) obligations in respect of any severance (including “double trigger” severance), termination or similar payments or benefits, change of control payments or benefits and transaction, loan forgiveness, retention, or similar payments or benefits, in each case, in whole or in part, payable, triggered by, accelerating, accruing or arising as a result of the Transactions (whether alone or in connection with any other event, including the passage of time), any unpaid bonuses, sales commissions or similar payments related to any activity for a Pre-Closing Tax Period, and the employer portion of any employment, payroll, and similar Taxes or other statutorily required payments with respect to any of the foregoing or in connection with the payment and vesting of any equity or equity-based incentives; (iv) payments made in connection with obtaining any consents of any Governmental Authority or other third-party in connection with the consummation of the transactions contemplated hereby, (v) the fees, expenses and costs associated with the D&O Tail Policy, (vi) the fees, expenses and costs of the Vendors’ Representative, (vii) any fees or expenses associated with obtaining the release and termination of any Liens, and (viii) any fees or expenses associated with the Pre-Closing Reorganization) accrued or incurred by or on behalf of the Target in connection with, or otherwise related to, the process of selling the Target or the Business, the negotiation of the Transaction Documents, any related or alternative transactions, the performance of each such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby, in each case, (A) to the extent not reflected as a Liability in the calculation of the Closing Net Working Capital or otherwise taken into account in the determination of the Adjusted Closing Consideration Amount, and (B) net of

any reimbursements or contribution actually received from any third party to the extent not paid prior to the Closing. Notwithstanding the foregoing, Transaction Expenses shall not include amounts constituting Indebtedness.
“Transaction Personal Information” means any Personal Information in the possession, custody or control of the Target or any Vendor at the Closing Time, including Personal Information about Employees, suppliers, customers, directors, officers or shareholders of the Target that is (i) disclosed to the Purchaser or any Representative of the Purchaser prior to the Closing Time by any Vendor or the Target or their respective Representatives or otherwise or (ii) collected by the Purchaser or any Representative of the Purchaser prior to the Closing Time from any Vendor or the Target or any of their respective Representatives or otherwise, in either case in connection with the transactions contemplated by the Agreement.
“U.S. Person” has the meaning given to such term in Rule 902(k) of Regulation S.
“Vendor Holdco” means, with respect to each Vendor that is an individual and who is a Principal of another Vendor that is a corporation, such Vendor corporation, as set forth in Schedule 3.1(5).
“Vendor Indemnified Parties” means the Vendors and their respective Representatives.
“Vendor Parties” means, collectively the Vendors and the Principals, and “Vendor Party” means any of the Vendor Parties.
“Vendor-Specific Fundamental Representations” means the representations and warranties set forth in Section 3.1(1) (Capacity of the Vendors); Section 3.1(3) (Authorization by Vendors); Section 3.1(4) (Enforceability of Vendors’ Obligations); Section 3.1(5)(a) (Ownership of Target Shares; Capitalization); Section 3.1(45) and any representations or warranties made by a Vendor in an Accredited Investor Questionnaire.
“Vendors” has the meaning set out in the preamble hereto, and “Vendor” means any of the Vendors.
“Vendors’ Representative” means the representative of the Vendors appointed pursuant to Article 10.
“VWAP” means the per share volume weighted average price of such stock as displayed on Bloomberg, L.P. (or its equivalent successor if such service is not available) in respect of the period from the scheduled open of trading until the schedules close of trading of the primary trading session on such trading day on the Relevant Stock Exchange. VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.
“Withholding Liability” has the meaning ascribed thereto in Section 2.9(a).
“Works” means all works and subject matter used by the Target in the Business in which Copyright, neighbouring rights or Moral Rights subsist, including (i) all software, computer programs and code of all types, layouts, interfaces, applications and tools (the “Software”), (ii) all databases and database layouts (the “Databases”), (iii) all documents and other works relating to the Software or the Databases, (iv) all other literary, artistic, pictorial, graphic, musical, dramatic and audio-visual works, (v) all performer’s performances, sound recordings and other neighbouring works, (vi) all compilations of the foregoing and (viii) all derivatives, enhancements and modifications of the foregoing.